UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

SCHEDULE 14A

Proxy Statement Pursuant to Section 14(a)
of the Securities Exchange Act of 1934

Filed by the Registrant ☑

Filed by a Party other than the Registrant ☐

Check the appropriate box:

☑  Preliminary Proxy Statement
☐  Confidential, for Use of the Commission Only (as permitted by Rule 14a-6(e)(2))
☐  Definitive Proxy Statement
☐  Definitive Additional Materials
☐  Soliciting Material Pursuant to §240.14a-12

MAVERICK TUBE CORPORATION
(Name of Registrant as Specified In Its Charter)

(Name of Person(s) Filing Proxy Statement, if other than the Registrant)

Payment of Filing Fee (Check the appropriate box):

☐  No fee required.

☑	Fee computed below per Exchange Act Rules 14a-6(i)(1) and 0-11.

1)	Title of each class of securities to which transaction applies:

Common stock, par value $0.01 per share, of Maverick Tube Corporation (“Maverick common stock”)

2)	Aggregate number of securities to which transaction applies:

36,955,420 shares of Maverick common stock

639,586 options to purchase shares of Maverick common stock

97,068 restricted stock units relating to shares of Maverick common stock

3)	Per unit price or other underlying value of transaction computed pursuant to Exchange Act Rule 0-11 (set forth the amount on which the filing fee is calculated and state how it was determined):

The filing fee was determined based upon the sum of (A) the product of 36,955,420 shares of Maverick common stock multiplied by the merger consideration of $65 per share, plus (B) $21,483,694 expected to be paid upon cancellation of outstanding options, plus (C) $6,309,420 expected to be paid upon the vesting of restricted stock units. In accordance with Section 14(g) of the Securities Exchange Act of 1934, as amended, the filing fee was determined by multiplying 0.000107 by the sum of the preceding sentence.

4)	Proposed maximum aggregate value of transaction:

$2,429,895,415

5)	Total fee paid:

$260,000

☐  Fee paid previously with preliminary materials.

☐	Check box if any part of the fee is offset as provided by Exchange Act Rule 0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the Form or Schedule and the date of its filing.

1)	Amount Previously Paid:

2)	Form, Schedule or Registration Statement No.:

3)	Filing Party:

4)	Date Filed:

Preliminary Copy

16401 Swingley Ridge Road, Seventh Floor
Chesterfield, MO 63017

[ • ], 2006

To the Stockholders of Maverick Tube Corporation:

You are cordially invited to attend a special meeting of stockholders of Maverick Tube Corporation (“Maverick”) to be held on [ • ], 2006, at [ • ]:00 a.m., local time, at [ • ].

On June 12, 2006, we entered into a merger agreement providing for the acquisition of Maverick by Tenaris S.A., a corporation organized under the laws of Luxembourg. If the acquisition is completed, you will be entitled to receive $65 in cash for each share of Maverick common stock you own. At the special meeting, you will be asked to approve and adopt the merger agreement.

Maverick’s board of directors has unanimously approved the merger agreement and the transactions contemplated thereby, including the merger, and has determined that the merger agreement and such transactions are advisable to, fair to and in the best interests of the holders of our common stock. Our board of directors unanimously recommends that Maverick’s stockholders vote “FOR” the approval and adoption of the merger agreement.

The accompanying proxy statement provides you with detailed information about the merger agreement and the proposed merger. We urge you to read the entire proxy statement carefully. The affirmative vote of a majority of the shares of our common stock outstanding on the record date is required to approve and adopt the merger agreement.

Your vote is important to us. Whether or not you plan to attend the special meeting, please complete, sign and return the enclosed proxy card. Your cooperation in voting your shares will be greatly appreciated.

On behalf of the board of directors and management of Maverick, we would like to thank you for your support and confidence and look forward to seeing you at the meeting.

C. Robert Bunch
Chairman of the Board of Directors,
Chief Executive Officer and President

Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of the merger, passed upon the merits or fairness of the merger agreement or the transactions contemplated thereby, including the merger, or passed upon the adequacy or accuracy of the accompanying proxy statement. Any representation to the contrary is a criminal offense.

The proxy statement, dated [ • ], 2006, is first being mailed to stockholders on or about [ • ], 2006.

16401 Swingley Ridge Road, Seventh Floor
Chesterfield, Missouri 63017

NOTICE OF SPECIAL MEETING OF STOCKHOLDERS TO BE HELD [ • ], 2006

Notice is hereby given that a special meeting of the stockholders of Maverick Tube Corporation, a Delaware corporation (“Maverick”), will be held at [ • ] on [ • ], 2006 at [ • ]:00 a.m., local time, for the following purposes:

1. To consider and vote upon a proposal to approve and adopt the Agreement and Plan of Merger, dated as of June 12, 2006, among Maverick, Tenaris S.A. (“Tenaris”) and OS Acquisition Corporation (“OS Acquisition”), which provides for the merger of OS Acquisition, a wholly-owned subsidiary of Tenaris, with and into Maverick, with Maverick continuing as the surviving corporation, and the conversion of each outstanding share of common stock of Maverick (other than shares held by Maverick, Tenaris, OS Acquisition or any of their direct or indirect wholly-owned subsidiaries and shares held by stockholders who validly perfect their appraisal rights under Delaware law) into the right to receive $65 in cash.

2. To consider and vote upon a proposal to adjourn the special meeting if necessary or appropriate to permit further solicitation of proxies if there are not sufficient votes at the time of the special meeting to approve and adopt the Agreement and Plan of Merger referred to in Item 1.

3. To transact such other business as may properly come before the special meeting or any adjournments of the special meeting.

Stockholders of record at the close of business on [ • ], 2006 are entitled to notice of, and to vote at, the special meeting or any adjournments thereof.

The merger agreement and the merger are described in the accompanying proxy statement and a copy of the merger agreement is attached to the proxy statement as Appendix A. We urge you to read the entire proxy statement and the merger agreement carefully.

We hope you will be able to attend the meeting in person, and you are cordially invited to attend. If you expect to attend the meeting, please check the appropriate box on the proxy card when you return your proxy.

WHETHER OR NOT YOU EXPECT TO ATTEND THE MEETING, PLEASE SIGN AND RETURN YOUR PROXY PROMPTLY. It is important that all stockholders execute, date and return the proxy using the enclosed envelope to which no postage need be affixed if mailed in the United States.

By Order of the Board of Directors,

Joyce M. Schuldt
Secretary

[ • ], 2006

PROPOSED MERGER — YOUR VOTE IS VERY IMPORTANT

PLEASE DO NOT SEND YOUR MAVERICK COMMON STOCK CERTIFICATES TO US AT THIS TIME. IF THE MERGER IS COMPLETED, YOU WILL BE SENT INSTRUCTIONS REGARDING SURRENDER OF YOUR CERTIFICATES.

WHETHER OR NOT YOU PLAN TO ATTEND THE MEETING IN PERSON, PLEASE SIGN AND DATE THE ENCLOSED PROXY CARD AND RETURN IT PROMPTLY IN THE ENCLOSED POSTAGE PAID ENVELOPE. EVEN IF YOU HAVE VOTED BY PROXY, YOU MAY STILL VOTE IN PERSON IF YOU ATTEND THE MEETING. ANY PROXY MAY BE REVOKED AT ANY TIME BEFORE IT IS EXERCISED BY FOLLOWING THE INSTRUCTIONS SET FORTH ON PAGE 12 OF THE ACCOMPANYING PROXY STATEMENT. PLEASE NOTE, HOWEVER, THAT IF YOUR SHARES ARE HELD OF RECORD BY A BROKER, BANK OR OTHER NOMINEE AND YOU WISH TO VOTE AT THE MEETING, YOU MUST OBTAIN A PROXY ISSUED IN YOUR NAME FROM THAT RECORD HOLDER.

Proxy Statement

SUMMARY TERM SHEET

This summary term sheet briefly summarizes the most material terms of the transaction detailed in this proxy statement. You are urged to read carefully this proxy statement, including the appendices, and the documents referred to or incorporated by reference in this proxy statement. You may obtain the information incorporated by reference in this proxy statement without charge by following the instructions under “Where Stockholders Can Find More Information” beginning on page 54.

In this proxy statement, the terms “we,” “us,” “our,” “Maverick” and the “company” refer to Maverick Tube Corporation and, where appropriate, its subsidiaries. We refer to:

•	Tenaris S.A. as “Tenaris;”

•	OS Acquisition Corporation as “OS Acquisition;” and

•	Morgan Stanley & Co. Incorporated as “Morgan Stanley.”

•  The Proposed Transaction (Page 36)

The proposed transaction is the acquisition of Maverick by Tenaris pursuant to the Agreement and Plan of Merger, dated as of June 12, 2006, among Maverick, Tenaris and OS Acquisition. We refer to that Agreement and Plan of Merger as the “merger agreement.” The acquisition will be effected by the merger of OS Acquisition, a wholly-owned subsidiary of Tenaris, with and into Maverick, with Maverick being the surviving corporation in the merger as a wholly-owned subsidiary of Tenaris. We refer to that merger as the “merger.” The parties currently expect to complete the merger in Maverick’s fourth fiscal quarter of 2006.

•  Parties Involved in the Proposed Transaction (Page 10)

•	Maverick is a Delaware corporation that is primarily engaged in the production of welded products used in the oil and gas industry for the drilling, completion and production cycles of oil and natural gas, and for various electrical applications.

•	Tenaris is a Luxembourg corporation that is primarily engaged in providing seamless steel pipes for the oil and gas industry, for process and power plants and for industrial and automotive applications.

•	OS Acquisition is a newly-formed Delaware corporation and a wholly-owned subsidiary of Tenaris. Tenaris formed OS Acquisition for the sole purpose of entering into the merger agreement and completing the merger.

•	Maverick Will Hold a Special Meeting of its Stockholders to Consider Approval and Adoption of the Merger Agreement and the Meeting Adjournment Proposal (Page 10)

Date, Time and Place (Page 10).  The special meeting will be held on [ • ], 2006 at [ • ]:00 a.m., local time, at [ • ].

Purpose (Page 11).  At the special meeting, you will be asked to consider and vote upon proposals to:

•	approve and adopt the merger agreement, which provides for the merger of OS Acquisition into Maverick, with Maverick continuing as the surviving corporation in the merger, and the conversion of each outstanding share of Maverick common stock (other than shares held by Maverick, Tenaris, OS Acquisition or any of their direct or indirect wholly-owned subsidiaries and shares held by stockholders who validly perfect their appraisal rights under Delaware law) into the right to receive $65 in cash (which we refer to in this proxy statement as the “merger consideration”);

•	adjourn the special meeting if necessary or appropriate to permit further solicitation of proxies if there are not sufficient votes at the time of the special meeting to approve and adopt the merger agreement (we refer to this proposal in this proxy statement as the “meeting adjournment proposal”); and

•	transact such other business as may properly come before the special meeting or any adjournments of the special meeting.

Record Date and Voting (Page 11).  Only stockholders who hold shares of Maverick common stock at the close of business on [ • ], 2006, the record date for the special meeting, will be entitled to vote at the special meeting. Each share of Maverick common stock outstanding on the record date will be entitled to one vote on each matter submitted to stockholders for approval at the special meeting. As of the record date, there were [ • ] shares of Maverick common stock outstanding.

Vote Required (Page 12).  Approval of the merger agreement requires the affirmative vote of [ • ] shares of Maverick common stock, being a majority of the shares of Maverick common stock outstanding on the record date. Approval of the meeting adjournment proposal requires the affirmative vote of stockholders holding a majority of the shares of Maverick common stock present and entitled to vote at the special meeting.

Share Ownership of Directors and Executive Officers (Page 12).  As of [ • ], 2006, the record date, the directors and executive officers of Maverick beneficially owned and are entitled to vote, in the aggregate, [ • ] shares of Maverick common stock, representing approximately [ • ]% of the outstanding shares of Maverick common stock. The directors and executive officers have informed Maverick that they intend to vote all of their shares of Maverick common stock “FOR” the approval of the merger agreement and “FOR” the meeting adjournment proposal.

•	Maverick’s Stockholders Will Receive $65 in Cash For Each Share of Maverick Common Stock They Own (Page 37)

Upon the completion of the merger, each issued and outstanding share of Maverick common stock, other than shares held by Maverick, Tenaris, OS Acquisition or any of their direct or indirect wholly-owned subsidiaries and shares held by stockholders who validly perfect their appraisal rights under Delaware law, will be converted into the right to receive $65 in cash.

•	How Outstanding Options and Restricted Stock Awards Will Be Treated (Page 37)

Upon completion of the merger, options to acquire shares of Maverick common stock that are outstanding immediately prior to the effective time of the merger, vested or unvested, will be cancelled as of the effective time of the merger in exchange for a cash payment. Pursuant to the merger agreement, each option holder will receive a payment equal to the per share merger consideration times the number of shares subject to each option, less the aggregate exercise price of the option.

Upon completion of the merger, restricted stock awards, vested or unvested, will be cancelled as of the effective time of the merger in exchange for a cash payment. Pursuant to the merger agreement, each holder of any such award will receive a payment equal to the per share merger consideration times the number of shares subject to each award immediately prior to the effective time of the merger.

•  Recommendation of the Board of Directors (Page 18)

The board of directors has determined that the merger agreement and the transactions contemplated thereby, including the merger, are advisable to, fair to and in the best interests of the holders of Maverick common stock, has approved the merger agreement and the transactions contemplated thereby, including the merger, and recommends that you vote “FOR” the approval of the merger agreement. The foregoing actions were approved by the unanimous affirmative vote of Maverick’s board of directors. The board of directors reached its determination based on various factors, as more fully described in this proxy statement.

•  Opinion of Maverick’s Financial Advisor (Page 18)

In connection with the merger, Maverick’s board of directors received a written opinion from Maverick’s financial advisor, Morgan Stanley, as to the fairness, from a financial point of view and as of the date of such opinion, of the merger consideration provided for in the merger agreement. The written opinion of Morgan

Stanley, dated June 12, 2006, is attached to this proxy statement as Appendix B. We encourage you to read this opinion carefully in its entirety for a description of the assumptions made, procedures followed, matters considered and limitations on the review undertaken. Morgan Stanley’s opinion was provided to Maverick’s board of directors in its evaluation of the merger consideration from a financial point of view, does not address any other aspect of the merger and does not constitute a recommendation to any stockholder as to how to vote or act with respect to the merger.

•	Our Directors and Executive Officers Have Interests in the Transaction that Are Different From, or in Addition to, Interests of Maverick’s Stockholders Generally (Page 26)

In considering the recommendation of our board of directors, you should be aware that our directors and executive officers have interests in the merger that are different from your interests as a stockholder and that may present actual or potential conflicts of interest. These interests are described in more detail under “The Merger — Interests of Maverick’s Directors and Executive Officers in the Merger” beginning on page 26 and include the following:

•	severance agreements with certain of our executive officers contain change in control provisions that will become effective at the time of the merger. These provisions will entitle an executive officer to receive severance payments upon completion of the merger or if an executive officer has a qualifying termination of employment within a certain time period following the merger;

•	option and restricted stock awards previously granted to our directors and executive officers will vest in full upon completion of the merger;

•	Maverick may make transaction bonus payments to its executive officers in an aggregate amount not to exceed $4.5 million; and

•	Maverick may award prorated bonus payments to its eligible employees, including its executive officers, under its existing bonus plans assuming full satisfaction of all performance objectives in an aggregate amount not to exceed $6.5 million.

Our board of directors was aware of these interests and considered them, among other matters, in approving the merger agreement and the transactions contemplated thereby, including the merger, and in determining to recommend that Maverick’s stockholders vote “FOR” the approval of the merger agreement. You should consider these and other interests of our directors and executive officers that are described in this proxy statement.

•  A Number of Conditions Must Be Satisfied or Waived to Complete the Merger (Page 46)

The obligations of Maverick, Tenaris and OS Acquisition to complete the merger are subject to various conditions, including:

•	the approval of the merger agreement by holders of a majority of the shares of Maverick common stock outstanding on the record date;

•	the waiting period applicable to the consummation of the merger under the Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended (which we refer to in this proxy statement as the “HSR Act”), shall have expired or been earlier terminated;

•	Tenaris shall have received written evidence from the responsible minister under the Investment Canada Act that such minister is satisfied or deemed to be satisfied that the transactions contemplated by the merger agreement are likely of net benefit to Canada;

•	(x) the Commissioner of Competition appointed under the Competition Act (Canada) shall have issued an advance ruling certificate under section 102 of the Competition Act (Canada) in respect of the merger that has not been subsequently withdrawn, or (y) (I) the applicable time period under Section 123 of the Competition Act (Canada) shall have expired or been waived or terminated by the Commissioner of Competition; and (II) the Commissioner of Competition shall have advised Tenaris that the Commissioner of Competition does not intend to make an application to the Competition Tribunal in respect of the merger and the Commissioner of Competition shall not have rescinded or amended such advice;

•	all waiting periods, consents, approvals and other actions by the Republic of Colombia under national antitrust and competition laws having expired, been obtained or otherwise become inapplicable to the merger;

•	other than the filing of the certificate of merger with the Secretary of State of the State of Delaware and the filings required by the four preceding bullet points, all other filings or approvals with any governmental entity in connection with the merger have been made or obtained, as the case may be, except for those the failure to make or obtain, individually or in the aggregate, are not reasonably expected to have a material adverse effect on Maverick or to provide a reasonable basis to conclude that Maverick, Tenaris or OS Acquisition or any of their respective affiliates would be subject to criminal sanctions or any of their respective representatives would be subject to the risk of criminal or civil sanctions; and

•	the absence of any law or governmental order restraining, enjoining or otherwise prohibiting the merger.

The obligation of Tenaris to complete the merger is subject to various conditions, including:

•	the representations and warranties of Maverick with respect to capital structure, corporate authority, certain contracts, takeover statutes and the amendment to the rights agreement, without regard to any qualifications as to material adverse effect or materiality, shall be true and correct in all material respects, in each case as of the effective time of the merger (or, to the extent such representations and warranties speak as of a earlier date, they need only be true and correct in all respects as of such earlier date);

•	the representations and warranties of Maverick (other than the representations and warranties referred to in the preceding bullet point) shall be true and correct when made and as of the effective time of the merger (or, to the extent such representations and warranties speak as of a specified date, they need only be true and correct in all respects as of such specified date) without regard to any qualifications as to material adverse effect or materiality, except where the failure of such representations and warranties to be true and correct, individually or in the aggregate, has had or is reasonably expected to have a material adverse effect on Maverick;

•	Maverick shall have performed in all material respects its obligations under the merger agreement that are required to be performed at or prior to the effective time of the merger;

•	review and investigation of the merger under Exon-Florio shall have been terminated and the President of the United States (or other authority that may become authorized to so act) shall not have taken any action authorized under Exon-Florio with respect to the merger; and

•	since the date of the merger agreement, no change, event, circumstance or development shall have occurred that has had, or is reasonably expected to have, a material adverse effect on Maverick.

The obligation of Maverick to complete the merger is subject to various conditions, including:

•	the representations and warranties of Tenaris shall be true and correct in all material respects as of the effective time of the merger (or, to the extent such representations and warranties speak as of an earlier date, they need only be true and correct in all respects as of such earlier date); and

•	Tenaris and OS Acquisition shall have performed in all material respects their obligations under the merger agreement that are required to be performed at or prior to the effective time of the merger.

See “Terms of the Merger Agreement — Conditions to the Merger” beginning on page 46.

•  Limitations on Solicitation of Competing Proposals (Page 42)

Except as described below, pursuant to the merger agreement, we have agreed not to solicit inquiries or proposals from third parties, engage in discussions or negotiations regarding, or otherwise facilitate knowingly any effort or attempt to make a proposal for an alternative transaction while the merger is pending.

However, if the board of directors has determined in good faith, after consultation with its outside legal counsel, that such action is necessary to comply with the directors’ fiduciary duties, Maverick may, at any time prior to the holding of the vote of stockholders to approve the merger agreement:

•	provide information to, or engage in discussions or negotiations with, a third party regarding a proposal for an alternative transaction if the board of directors has determined in good faith, after consultation with its financial advisor, that such proposal constitutes, or is reasonably expected to result in, a superior proposal; and

•	approve or recommend an alternative transaction if the board of directors has determined in good faith, after consultation with its financial advisor and legal counsel, that such proposal is a superior proposal.

In such a case, the merger agreement requires Maverick to (i) promptly (and, in any event, within 48 hours) notify Tenaris of the receipt of such proposal, (ii) not disclose any information to the third party making such proposal without entering into a confidentiality agreement with such third party with terms not less restrictive in any material respect to the other party than the confidentiality agreement entered into between Tenaris and Maverick and (iii) promptly provide to Tenaris any non-public information concerning Maverick provided to such third party, which was not provided previously to Tenaris.

•  How the Merger Agreement May Be Terminated (Page 48)

Tenaris and Maverick may mutually agree to terminate the merger agreement at any time upon the mutual written consent of the parties. With certain exceptions, either Tenaris or Maverick may also terminate the merger agreement at any time if:

•	the merger has not occurred on or before December 31, 2006;

•	stockholder approval is not obtained at the special meeting or any adjournment or postponement; or

•	any governmental entity issues an order or takes any other action restraining, enjoining or otherwise prohibiting the merger, which order or other action becomes final and non-appealable.

Tenaris may also terminate the merger agreement at any time if, with certain exceptions:

•	our board of directors withholds, withdraws, qualifies or modifies its recommendation that Maverick’s stockholders vote for the approval and adoption of the merger agreement;

•	our board of directors approves or recommends to Maverick’s stockholders an unsolicited superior proposal if the board of directors has determined in good faith, after consultation with outside legal counsel, that such action was necessary to comply with the directors’ fiduciary duties under applicable law;

•	Maverick fails to take a stockholder vote prior to December 31, 2006;

•	our board of directors recommends that Maverick’s stockholders tender their shares in a publicly-disclosed tender offer or exchange offer for outstanding shares of Maverick’s common stock; or

•	there is a breach by Maverick of any representation, warranty, covenant or agreement contained in the merger agreement, or any representation or warranty has become untrue after the date of the merger agreement, that would give rise to a failure of a closing condition and which has not been cured or is not capable of being cured within 30 days following notice of such breach from Tenaris to Maverick.

Maverick may also terminate the merger agreement at any time if, with certain exceptions:

•	any time prior to stockholder approval, (i) Maverick is not in material breach of any of the terms of the non-solicitation provisions of the merger agreement, (ii) our board of directors authorizes Maverick to enter into a definitive agreement for a superior proposal and Maverick notifies Tenaris in writing that it intends to enter into such an agreement, (iii) Tenaris does not, within three (3) business days of receipt of Maverick’s written notification, make an offer that our board of directors determines, in good faith after consultation with its financial advisors, is at least as favorable to Maverick’s stockholders as the superior proposal, and (iv) Maverick pays to Tenaris a termination fee equal to $72.5 million and reimburses Tenaris for its documented out-of-pocket expenses up to a maximum amount of $5 million; or

•	there is a breach by Tenaris or OS Acquisition of any representation, warranty, covenant or agreement contained in the merger agreement that would give rise to a failure of a closing condition and which has not been cured or is not capable of being cured within 30 days following written notice of such breach from Maverick to Tenaris.

See “Terms of the Merger Agreement — Termination of the Merger Agreement” beginning on page 48.

•  Termination Fees and Expenses May Be Payable By the Parties in Certain Circumstances (Page 49)

We have agreed to reimburse Tenaris for its documented out-of-pocket expenses up to a maximum of $5 million and pay Tenaris a termination fee equal to $72.5 million if the merger agreement is terminated (i) by Maverick pursuant to the first bullet point in the third paragraph under “How the Merger Agreement May Be Terminated” above or (ii) by Tenaris (a) if our board of directors withholds, withdraws, modifies or changes its recommendation that Maverick’s stockholders vote for the approval and adoption of the merger agreement, or (b) if our board of directors recommends that Maverick’s stockholders tender their shares in a publicly-disclosed tender offer or exchange offer for Maverick’s shares.

We have also agreed to reimburse Tenaris for its documented out-of-pocket expenses up to a maximum of $5 million and pay Tenaris a termination fee equal to $72.5 million if the merger is terminated in other specified circumstances only if within 12 months of such termination, we consummate, or enter into a definitive agreement with respect to, an alternative transaction.

If Maverick or Tenaris terminates the merger agreement because the condition relating to specified regulatory approvals has not been satisfied by December 31, 2006, or because a governmental entity issued an order prohibiting the merger in areas outside of the U.S. where Maverick operates manufacturing facilities, then Tenaris will pay Maverick a termination fee equal to $30 million.

•  U.S. Tax Considerations For Maverick’s Stockholders (Page 32)

Generally, the merger will be taxable to our stockholders for U.S. federal income tax purposes. A holder of Maverick common stock receiving cash in the merger generally will recognize gain or loss for U.S. federal income tax purposes in an amount equal to the difference between the amount of cash received and the holder’s adjusted tax basis in the Maverick common stock surrendered.

•  Maverick’s Stockholders Will Have Appraisal Rights (Page 34)

You have the right under Delaware law to dissent from the adoption and approval of the merger agreement and to exercise appraisal rights and receive payment in cash for the fair value of your shares of Maverick common stock in the event the merger is completed. The fair value of your shares of Maverick common stock as determined in accordance with Delaware law may be more or less than the merger consideration to be paid to non-dissenting stockholders in the merger. To preserve your appraisal rights, you must not vote in favor of approval of the merger agreement, you must not return a proxy card that is signed but not voted, and you must follow specific procedures required under Delaware law. You must follow these procedures precisely in order to exercise your appraisal rights, or you may lose them. These procedures are described in this proxy statement, and the provisions of Delaware law that grant appraisal rights and govern those procedures are attached as Appendix C. We encourage you to read these provisions carefully and in their entirety and consult your legal advisor.

•  Questions and Answers About the Special Meeting and the Merger

Q:	Why am I receiving these materials?

A:	You are receiving this proxy statement and proxy card because you own shares of Maverick common stock. Our board of directors is providing these proxy materials to give you information for use in determining how to vote in connection with the special meeting of stockholders.

Q:	How do I vote my shares of Maverick common stock?

A:	Before you vote, you should carefully read and consider the information contained in or incorporated by reference in this proxy statement, including the appendices. You should also determine whether you hold your shares of Maverick common stock directly in your name as a registered stockholder (which would mean that you are a “stockholder of record”) or through a broker or other nominee, because this will determine the procedure that you must follow in order to vote. If you are a registered holder of Maverick common stock (that is, if you hold your Maverick common stock in certificate form), you may vote in any of the following ways:

• in person at the special meeting — complete and sign the enclosed proxy card and bring it to the special meeting; or

• by mail — complete, sign and date the enclosed proxy card and return it to Maverick in the enclosed postage paid return envelope as soon as possible.

If you are a non-registered holder of shares of common stock of Maverick (which for purposes of this proxy statement means that your shares are held in “street name”), you should instruct your broker or other nominee to vote your shares by following the instructions provided by your broker or other nominee. You may vote in person at the special meeting if you obtain written authorization in your name from your broker or other nominee and bring evidence of your stock ownership from your broker or other nominee. Please contact your broker or other nominee to determine how to vote by mail and whether you will be able to vote by telephone or over the Internet.

If you are an employee of Maverick, any shares in your 401(k)/profit sharing plan account will be voted in accordance with your instructions, if indicated. If your proxy card is signed, but does not indicate your voting preferences, we have been advised by the 401(k)/profit sharing plan administrator that your shares will be voted “FOR” the approval of the merger agreement and “FOR” the approval of the meeting adjournment proposal.

Q:	What happens if I return my proxy card but I do not indicate how to vote?

A:	If you properly return your proxy card, but do not include instructions on how to vote, your shares of Maverick common stock will be voted “FOR” the approval of the merger agreement and “FOR” the approval of the meeting adjournment proposal. Maverick’s management does not currently intend to bring any other proposals to the special meeting. If other proposals requiring a vote of stockholders are brought before the special meeting in a proper manner, the persons named in the enclosed proxy card intend to vote the shares they represent in accordance with their best judgment.

Q:	What happens if I abstain from voting on a proposal?

A:	If you return your proxy card with instructions to abstain from voting on either proposal, your shares will be counted for determining whether a quorum is present at the special meeting. An abstention with respect to either proposal has the legal effect of a vote “AGAINST” the proposal.

Q:	What happens if I do not return a proxy card or otherwise do not vote?

A:	Your failure to return a proxy card or otherwise vote will mean that your shares will not be counted toward determining whether a quorum is present at the special meeting and will have the legal effect of a vote

“AGAINST” the proposal to approve and adopt the merger agreement. Such failure will have no legal effect with respect to the vote on the meeting adjournment proposal.

Q:	May I change my vote after I have mailed my signed proxy card or otherwise submitted my vote?

A:	Yes. You can change your vote at any time before your shares are voted at the special meeting. If you are a registered holder of Maverick common stock, you can do this in any of the following ways:

• by sending a written notice to the Secretary of Maverick to the address specified below stating that you would like to revoke your proxy;

• by completing and delivering a later-dated proxy card by mail to the address specified below; or

• by attending the special meeting and voting in person. Your attendance at the special meeting alone will not revoke your proxy. You must also vote at the special meeting in order to revoke your previously submitted proxy.

You should send any notice of revocation or your completed new, later-dated proxy card, as the case may be, to the Secretary of Maverick at the company’s headquarters located at 16401 Swingley Ridge Road, Seventh Floor, Chesterfield, Missouri 63017.

If your shares are held in “street name,” you must contact your broker or other nominee and follow the directions provided to you in order to change your vote.

Q:	If my broker or other nominee holds my shares in “street name,” will my broker or other nominee vote my shares for me?

A:	Your broker or other nominee will not be able to vote your shares of Maverick common stock unless you have properly instructed your broker or other nominee on how to vote. If you do not provide your broker or other nominee with voting instructions, your shares may be considered present at the special meeting for purposes of determining a quorum, but will have the legal effect of a vote “AGAINST” the proposal to approve and adopt the merger agreement and the meeting adjournment proposal.

Q:	What does it mean if I receive more than one set of materials?

A:	This means you own shares of Maverick common stock that are registered under different names. For example, you may own some shares directly as a stockholder of record and other shares through a broker or you may own shares through more than one broker. In these situations, you will receive multiple sets of proxy materials. You must complete, sign, date and return all of the proxy cards or follow the instructions for any alternative voting procedure on each of the proxy cards that you receive in order to vote all of the shares you own. Each proxy card you receive comes with its own prepaid return envelope; if you vote by mail, make sure you return each proxy card in the return envelope that accompanies that proxy card.

Q:	When do you expect the merger to be completed?

A:	The parties to the merger agreement are working toward completing the merger as quickly as possible. If the merger agreement is approved and adopted and the other conditions to the merger are satisfied or waived, the merger is expected to be completed promptly after the special meeting. The parties currently expect to complete the merger in Maverick’s fourth fiscal quarter of 2006, although there can be no assurance that we will be able to do so.

Q:	If the merger is completed, how will I receive the cash for my shares?

A:	If the merger is completed, you will receive a letter of transmittal with instructions on how to send your stock certificates to the paying agent in connection with the merger. You will receive cash for your shares from the paying agent after you comply with these instructions. If your shares of Maverick common stock are held for you in “street name” by your broker, you will receive instructions from your broker as to how to effect the surrender of your “street name” shares and receive cash for such shares.

Q:	Should I send in my stock certificates now?

A:	No. If the merger is completed, you will receive shortly thereafter the letter of transmittal instructing you to send your stock certificates to the paying agent in order to receive the cash payment of the merger consideration for each share of Maverick common stock represented by the stock certificates. You should use the letter of transmittal to exchange your stock certificates for the cash payment to which you are entitled upon completion of the merger.

Q:	Who can help answer my questions?

A:	If you would like additional copies, without charge, of this proxy statement or if you have questions about the merger agreement or the merger, including the procedures for voting your shares, you should contact Georgeson Inc., our proxy solicitor, toll-free at 866-695-6076.

CAUTIONARY STATEMENT CONCERNING FORWARD-LOOKING INFORMATION

Any statements in this proxy statement about future results of operations, expectations, plans and prospects, including statements regarding completion of the proposed merger, constitute forward-looking statements. Forward-looking statements also include those preceded or followed by the words “anticipates,” “believes,” “could,” “estimates,” “expects,” “intends,” “may,” “should,” “plans,” “targets” and/or similar expressions. These forward-looking statements are based on Maverick’s current estimates and assumptions and, as such, involve uncertainty and risk. We claim the protection contained in Section 21E of the Securities Exchange Act of 1934, as amended, referred to as the “Exchange Act” in this proxy statement.

The forward-looking statements are not guarantees of future performance, and actual results may differ materially from those contemplated by these forward-looking statements. You should not place undue reliance on these forward-looking statements, which speak only as of the date of this proxy statement, or, in the case of documents incorporated by reference or attached to this proxy statement, as of the respective dates of such documents. These and other factors are discussed in the documents that are incorporated by reference in this proxy statement, including Maverick’s annual report on Form 10-K for the fiscal year ended December 31, 2005, as amended. In addition to other factors and matters contained or incorporated in this document, we believe the following factors could cause actual results to differ materially from those discussed in the forward-looking statements:

•	failure to obtain stockholder approval or the failure to satisfy other closing conditions, including regulatory approvals, with respect to the proposed merger;

•	the occurrence of any event, change or other circumstance that could give rise to the termination of the merger agreement;

•	the failure of the proposed merger to close for any other reason;

•	the amount of the costs, fees, expenses and charges relating to the merger;

•	future levels of oil and natural gas drilling activity;

•	the future cost of steel (our principal raw material, representing 55% to 65% of our cost of goods sold);

•	general economic conditions and future levels of nonresidential construction activity in North America;

•	the ability to effectively implement and transition any acquisitions (for example, our Colombian acquisition in May 2005);

•	future import levels of competing products;

•	the value of the U.S. dollar and changes in interest rates;

•	fluctuations in industry-wide inventory levels;

•	the presence or absence of governmentally-imposed trade restrictions; and

•	compliance with laws and regulations, including those relating to environmental matters.

Except to the extent required under the federal securities laws, Maverick does not intend to update or revise the forward-looking statements. In the event of any material change in any of the information previously disclosed, we will, where relevant and if required under applicable law, update such information through a supplement to this proxy statement to the extent necessary.

All information contained in this proxy statement concerning Tenaris, OS Acquisition and their affiliates and designees has been supplied by Tenaris and has not been independently verified by Maverick.

PARTIES INVOLVED IN THE PROPOSED TRANSACTION

Maverick

Maverick Tube Corporation
16401 Swingley Ridge Road, Seventh Floor
Chesterfield, Missouri 63017
Telephone: (636) 733-1600

Maverick Tube Corporation, a Delaware corporation, provides products and services to the oil and gas industry for the drilling, completion and production cycles of oil and natural gas. Maverick produces welded oil country tubular goods, or OCTG, line pipe and coiled tubing for use in oil and natural gas wells and welded pipes for electrical conduits. Maverick’s operations are positioned in the U.S., Canada and Colombia.

Detailed descriptions about Maverick’s business and financial results are contained in its annual report on Form 10-K for the fiscal year ended December 31, 2005, as amended, which is incorporated in this proxy statement by reference. See “Where Stockholders Can Find More Information” beginning on page 54 of this proxy statement.

Tenaris and OS Acquisition

Tenaris S.A.
OS Acquisition Corporation
420 Fifth Avenue, 18th Floor
New York, New York 10018
Telephone: (212) 376-6500

Tenaris S.A., a corporation organized under the laws of Luxembourg, manufactures seamless steel pipes for the oil and gas industry, for process and power plants and for industrial and automotive applications. Tenaris’ manufacturing facilities are located in Argentina, Brazil, Canada, Italy, Japan, Mexico, Romania and Venezuela. Tenaris also supplies welded steel pipes for oil and gas pipelines in South America. Tenaris focuses on providing end-user customers an integrated service which includes manufacturing, procurement, distribution and delivery.

OS Acquisition Corporation, a newly-formed Delaware corporation, was formed by Tenaris for the sole purpose of entering into the merger agreement and completing the merger contemplated by the merger agreement. OS Acquisition is wholly-owned by Tenaris and has not engaged in any business except in anticipation of the merger.

THE SPECIAL MEETING

General

The enclosed proxy is solicited on behalf of our board of directors for use at a special meeting of stockholders to be held on [ • ], 2006, at [ • ]:00 a.m., local time, or at any adjournments of the special meeting, for the purposes set forth in this proxy statement and in the accompanying notice of special meeting. The special meeting will be held at [ • ]. Maverick intends to mail this proxy statement and the accompanying proxy card on or about [ • ], 2006 to all stockholders entitled to vote at the special meeting.

At the special meeting, stockholders will be asked to consider and vote upon proposals to:

•	approve and adopt the merger agreement, which provides for the merger of OS Acquisition with and into Maverick, with Maverick continuing as the surviving corporation in the merger, and the conversion of each outstanding share of Maverick common stock (other than shares held by Maverick, Tenaris, OS Acquisition or any of their direct or indirect wholly-owned subsidiaries and shares held by stockholders who validly perfect their appraisal rights under Delaware law) into the right to receive $65 in cash;

•	adjourn the special meeting if necessary or appropriate to permit further solicitation of proxies if there are not sufficient votes at the time of the special meeting to approve and adopt the merger agreement; and

•	transact such other business as may properly come before the special meeting or any adjournments of the special meeting.

Maverick does not expect a vote to be taken on any other matters at the special meeting. If any other matters are properly presented at the special meeting for consideration, however, the holders of the proxies, if properly authorized, will have discretion to vote on these matters in accordance with their best judgment.

Record Date and Voting Information

Stockholders of record of Maverick common stock at the close of business on [ • ], 2006, the record date for the special meeting, are entitled to notice of, and to vote at, the special meeting and any adjournments thereof. At the close of business on the record date, [ • ] shares of Maverick common stock were outstanding and entitled to vote. A list of stockholders will be available for review at Maverick’s executive offices during regular business hours beginning two business days after notice of the special meeting is given and continuing to the date of the special meeting and will be available for review at the special meeting or any adjournment thereof. Each holder of record of Maverick common stock on the record date will be entitled to one vote on each matter submitted to stockholders for approval at the special meeting for each share held. If you sell or transfer your shares of Maverick common stock after the record date but before the special meeting, you will transfer the right to receive the per share merger consideration, if the merger is completed, to the person to whom you sell or transfer your shares, but you will retain your right to vote at the special meeting.

All votes will be tabulated by the inspector of election appointed for the special meeting, who will separately tabulate affirmative and negative votes, abstentions and broker non-votes. Brokers who hold shares in “street name” for clients typically have the authority to vote on “routine” proposals when they have not received instructions from beneficial owners. Absent specific instructions from the beneficial owner of the shares, however, brokers are not allowed to exercise their voting discretion with respect to the approval of non-routine matters, such as approval of the merger agreement. Proxies submitted without a vote by brokers on these matters are referred to as “broker non-votes.”

Quorum

Shares entitled to vote at the special meeting may take action on a matter at the special meeting only if a quorum of those shares exists with respect to that matter. Accordingly, the presence in person or by proxy of the holders of shares of stock having a majority of the votes that could be cast by the holders of all outstanding shares of Maverick common stock entitled to vote at the special meeting is necessary and sufficient to constitute a quorum for the transaction of business at the special meeting. If a share is represented for any purpose at the special meeting, other than for the purpose of objecting to the special meeting or the transacting of business at the special meeting, it will be deemed present for purposes of determining whether a quorum exists.

Any shares of Maverick common stock held in treasury by Maverick are not considered to be outstanding on the record date or otherwise entitled to vote at the special meeting for purposes of determining a quorum.

Shares represented by proxies reflecting abstentions and properly executed broker non-votes are counted for purposes of determining whether a quorum exists at the special meeting.

Required Vote

The affirmative vote of [ • ] shares of Maverick common stock, being a majority of the shares of Maverick common stock outstanding on the record date, is required to approve the merger agreement and the transactions contemplated thereby, including the merger. Approval of the meeting adjournment proposal requires the affirmative vote of a majority of the shares of Maverick common stock present and entitled to vote at the special meeting.

As of [ • ], 2006, the record date, the directors and current executive officers of Maverick beneficially owned and are entitled to vote, in the aggregate, [ • ] shares of Maverick common stock, representing approximately [ • ]% of the outstanding shares of Maverick common stock. The directors and current executive officers have informed Maverick that they intend to vote all of their shares of Maverick common stock “FOR” the approval of the merger agreement and “FOR” the meeting adjournment proposal.

Proxies that reflect abstentions and broker non-votes, as well as proxies that are not returned, will have the same effect as a vote against approval of the merger agreement. In the case of the meeting adjournment proposal, a failure to vote or a vote to abstain will have no effect on the outcome of the voting. A broker non-vote will have the same effect as a vote against approval of the meeting adjournment proposal.

If the special meeting is adjourned or postponed for any reason, at any subsequent reconvening of the special meeting, all proxies will be voted in the same manner as they would have been voted at the original convening of the meeting, except for any proxies that have been revoked or withdrawn.

Proxies and Revocation of Proxies

After carefully reading and considering the information contained in this proxy statement, each stockholder of record of Maverick common stock should complete, date and sign its proxy card and mail the proxy card in the enclosed postage pre-paid return envelope as soon as possible so that those shares of Maverick common stock may be voted at the special meeting, even if such holder plans to attend the special meeting in person. Submitting a proxy now will not limit your right to vote at the special meeting if you decide to attend in person. If your shares are held of record in “street name” by a broker or other nominee and you wish to vote in person at the special meeting, you must obtain from the record holder a proxy issued in your name.

Proxies received at any time before the special meeting and not revoked or superseded before being voted will be voted at the special meeting. If the proxy indicates a specification, it will be voted in accordance with the specification. If no specification is indicated, the proxy will be voted “FOR” approval of the merger agreement and “FOR” the meeting adjournment proposal. A properly executed proxy gives the persons named as proxies on the proxy card authority to vote in their discretion with respect to any other business that may properly come before the meeting or any adjournment of the meeting.

Please do not send in stock certificates at this time. If the merger is completed, you will receive instructions regarding the procedures for exchanging your existing Maverick stock certificates for the payment of the per share merger consideration.

Any person giving a proxy pursuant to this solicitation has the power to revoke and change it at any time before it is voted. It may be revoked and changed by filing a written notice of revocation with the Secretary of Maverick at the company’s headquarters, 16401 Swingley Ridge Road, Seventh Floor, Chesterfield, Missouri 63017, by submitting in writing a proxy bearing a later date, or by attending the special meeting and voting in person. Attendance at the special meeting will not, by itself, revoke a proxy. If you have given voting instructions to a broker or other nominee that holds your shares in “street name,” you may revoke those instructions by following the directions given by the broker or other nominee.

Expenses of Proxy Solicitation

This proxy statement is being furnished in connection with the solicitation of proxies by our board of directors. Maverick will bear the entire expense of soliciting proxies, including the cost of preparing, printing and mailing this proxy statement, the notice of the special meeting of stockholders, the enclosed proxy card and any additional information furnished to stockholders. Maverick has engaged the services of Georgeson Inc. to solicit proxies and to assist in the distribution of proxy materials. In connection with its retention by Maverick, Georgeson Inc. has agreed to provide consulting and analytic services and to assist in the solicitation of proxies, primarily from banks, brokers, institutional investors and individual stockholders. Maverick has agreed to pay Georgeson Inc. a fee of $20,000 plus reasonable out-of-pocket expenses for its services. Copies of solicitation materials will also be furnished to banks, brokerage houses, fiduciaries and custodians holding in their names shares of Maverick common stock beneficially owned by others to forward to these beneficial owners. Maverick may reimburse persons representing beneficial owners of Maverick common stock for their costs of forwarding solicitation materials to the beneficial owners. In addition to the solicitation of proxies by mail, solicitation may be made personally, by telephone and by fax, and we may pay persons holding shares for others their expenses for sending proxy materials to their principals. In addition to solicitation by the use of the mails, proxies may be solicited by our directors, officers and employees in person or by telephone, e-mail or other means of communication. No additional compensation will be paid to our directors, officers or employees for their services.

Householding

Some banks, brokers and other nominee record holders may be participating in the practice of “householding” proxy statements and annual reports. Accordingly, in some instances, only one copy of this proxy statement is being delivered to multiple stockholders sharing an address, unless we have received instructions from one or more of the stockholders to continue to deliver multiple copies. We will deliver promptly upon oral or written request a separate copy of the proxy statement, including the attached appendices, to any stockholder at your address. If you wish to receive a separate copy of the proxy statement, you can call us at (636) 733-1600 or send a written request to:

Maverick Tube Corporation
16401 Swingley Ridge Road, Seventh Floor
Chesterfield, Missouri 63017
Attention: Secretary

Alternatively, stockholders sharing an address who now receive multiple copies of the proxy statement or annual report may request delivery of a single copy by calling us at (636) 733-1600 or writing to us at the address listed above.

Adjournments

If the special meeting is adjourned to a different place, date or time, Maverick need not give notice of the new place, date or time if the new place, date or time is announced at the meeting before adjournment, unless the adjournment is for more than 30 days or a new record date is or must be set for the adjourned meeting.

Attending the Special Meeting

In order to attend the special meeting in person, you must be a stockholder of record on the record date, hold a valid proxy from a record holder or be an invited guest of Maverick. You will be asked to provide proper identification at the registration desk on the day of the meeting or any adjournment of the meeting.

THE MERGER

Background of the Merger

From time to time, we have engaged in discussions with third parties regarding a possible business combination, which might involve a change in control of our company. In early 2005, we entered into discussions with another company involved in our industry (referred to in this section as “Company A”) regarding a possible business combination. The discussions contemplated that our two companies would merge based on their respective market valuations without any premium being paid. The discussions were terminated in March 2005 based on an inability of the two companies to agree on certain governance matters.

In the late summer of 2005, following some prior contacts by another company involved in our industry (referred to in this section as “Company B”), Company B conveyed to us a proposal to acquire all of our outstanding common stock for $40 per share in cash. Shortly thereafter, another company involved in our industry as a supplier (referred to in this section as “Company C”) approached us and indicated its willingness to make a minority investment in our company or alternatively to acquire us for $40 per share in cash. Our board of directors, with the assistance of financial and legal advisors, considered both proposals and determined not to pursue either proposal, and management so advised Companies B and C.

In the fall of 2005, Company A contacted us to suggest that our two companies reopen discussions regarding a merger. Our board of directors determined that it was not in the best interests of our stockholders to do so, and management so advised Company A. Our board of directors also determined that it was not in the best interests of our stockholders to pursue a change in control transaction with any other party at that time in light of the board of directors’ assessment of our future prospects.

Between October 2005 and April 2006, the closing price for our common stock ranged between $26.58 and $61.11.

C. Robert Bunch, our Chairman of the Board, Chief Executive Officer and President, and Paolo Rocca, the Chief Executive Officer of Tenaris, met in Houston, Texas on April 30, 2006 and first discussed a potential transaction between our two companies. Soon after the meeting, Tenaris delivered a letter to us dated May 1, 2006 setting forth a proposal to acquire our outstanding common stock through a cash merger at a price ranging from $65 to $68 per share, subject to certain assumptions and conditions specified in the letter. Our closing stock price on May 1, 2006 was $55.78.

On May 5, 2006, our board of directors met to review the proposal from Tenaris. Our board of directors determined that it was in the best interests of our company and its stockholders to begin a study of our strategic alternatives, in particular the values which might be obtained in a potential strategic merger involving, or the sale of, our company. The board of directors approved the engagement of Morgan Stanley as our financial advisor. At the board of directors meeting on May 5, 2006, Morgan Stanley presented its preliminary analysis of our valuation and reviewed certain strategic alternatives available to us, in particular the financial considerations regarding a possible merger or sale involving Tenaris.

On May 8, 2006, Mr. Bunch and Mr. Rocca discussed the proposal from Tenaris and certain key transaction terms that we required to move forward with Tenaris without contacting other potential bidders. Later on May 8, 2006, our legal counsel circulated a draft confidentiality agreement to Tenaris’ legal counsel; following conversations between the parties and their legal counsel concerning the terms of the confidentiality agreement, it was executed on May 11, 2006. The confidentiality agreement required Tenaris to maintain the confidentiality of nonpublic information that would be made available to Tenaris for purposes of due diligence with respect to our company. Among other terms, it also limited, during the 90-day period commencing on the date of execution of the confidentiality agreement, the ability of Tenaris to publicly seek to acquire our company unless approved by our board of directors. Shortly after the execution of the confidentiality agreement, we began making certain information available to Tenaris for due diligence purposes.

We and Tenaris, together with our financial advisors, met on May 17 and 18, 2006 to discuss our business and the due diligence materials that had been made available to Tenaris. On May 22, 2006, Mr. Bunch and Mr. Rocca further discussed the status of the Tenaris proposal. Mr. Rocca specifically mentioned Tenaris’

concerns about the purchase price due to the volatility in the trading prices of our company and Tenaris in the stock markets, and Mr. Bunch expressed our position that short-term stock market volatility did not affect our value. In response, Mr. Rocca indicated that Tenaris might be willing to consider offering a mix of cash and Tenaris equity to address the concerns raised by the stock market volatility.

On May 23, 2006, our board of directors, together with our financial and legal advisors, met to review the proposal from Tenaris and receive an update on communications with Tenaris and its advisors. On May 24, 2006, we received a letter from Tenaris setting forth a revised indication of interest with a purchase price of $66 per share in cash. Our closing stock price on May 24, 2006 was $45.56. Later on May 24, 2006, our board of directors reconvened to review the revised Tenaris proposal and decide on an appropriate response.

On May 26, 2006, Mr. Bunch and Morgan Stanley communicated to Mr. Rocca and Tenaris’ financial advisors, respectively, a counterproposal with a purchase price of $71 per share in cash. Following that conversation, Mr. Bunch received a telephone call from Mr. Rocca during which Mr. Rocca indicated that Tenaris was not willing to increase its offer above $66 per share in cash.

Our board of directors, together with our financial and legal advisors, met later on May 26, 2006 to discuss the proposal from Tenaris. Following the board of directors meeting on May 26, 2006, Morgan Stanley communicated to Tenaris’ financial advisors that we would be willing to consider a proposal with a fixed component of $66 per share in cash and a contingent component of up to $5 per share in cash based on the performance of Tenaris’ publicly-traded securities following the announcement of the transaction.

On May 29, 2006, we received a revised indication of interest from Tenaris setting forth a purchase price of $67 per share in cash, and our board of directors met with our financial and legal advisors to discuss the revised proposal and determined to instruct Morgan Stanley to communicate to Tenaris’ financial advisors that we were willing to proceed with negotiations based on the revised proposal.

We received an initial draft merger agreement from Tenaris’ legal counsel on June 2, 2006. During the period from June 2, 2006 through June 12, 2006, our financial and legal advisors negotiated the provisions of the merger agreement and the related disclosure letter. These negotiations did not focus on the price for the transaction. However the negotiations, among other items, addressed the nature of the representations and warranties to be made by our company, the limitations on the conduct of our business between signing and closing, the extent of Tenaris’ obligation to take actions to obtain requisite regulatory approvals and the rights and obligations of our company in the event a third party sought to make a superior proposal.

On June 8, 2006, our board of directors met with our financial and legal advisors to discuss the proposed merger transaction. At the board of directors meeting, Morgan Stanley updated the board of directors on their valuation analysis. During the course of the board of directors meeting, Mr. Rocca telephoned Mr. Bunch and told him that, based on market conditions and certain other factors, Tenaris needed to reduce the purchase price to $64 per share in cash. Mr. Bunch expressed disappointment with Mr. Rocca’s message and indicated that our board of directors might be unwilling to proceed at a price of $64 per share in cash. Following the board of directors meeting, Mr. Bunch telephoned Mr. Rocca and informed him that our board of directors was not prepared to accept the price of $64 per share in cash, but believed that final price negotiations should be deferred until other significant contract terms had been negotiated. Our closing stock price on June 8, 2006 was $47.15.

On June 9, 2006, Mr. Bunch and Ms. Schuldt and our financial and legal advisors met with representatives of Tenaris to discuss the open points of negotiation in the draft merger agreement. Following the meeting, Messrs. Rocca and Bunch met separately to discuss the purchase price. Mr. Rocca indicated a possible willingness of Tenaris to increase its offer to $65 per share in cash but also indicated that Tenaris could not exceed that price.

As we continued to negotiate the terms of a definitive merger agreement and related documents, our board of directors, together with our financial and legal advisors, convened three meetings on June 10 and 11, 2006 to discuss the proposed transaction, including the terms and conditions thereof and regulatory matters. Following the final board of directors meeting on June 11, 2006, Messrs. Rocca and Bunch had a telephone conversation and decided to proceed with final due diligence based on a purchase price proposal of $65 per share in cash.

During the day on June 12, 2006, Tenaris conducted tours of six of our facilities and interviewed the site operators. Following the conclusion of the facility tours, Tenaris indicated that it was prepared to proceed with the execution of a definitive merger agreement. On the evening of June 12, 2006, our board of directors held a meeting in which our financial and legal advisors participated. At the meeting, our legal counsel summarized the principal terms of the merger agreement and the determinations to be made by the directors in the exercise of their fiduciary duties. Morgan Stanley rendered its oral opinion (subsequently confirmed in writing later that evening) to Maverick’s board of directors that, as of June 12, 2006 and based upon and subject to the assumptions, qualifications and limitations to be set forth in its written opinion, the proposed offer price of $65 per share in cash by Tenaris was fair, from a financial point of view, to our stockholders.

On the evening of June 12, 2006, after further discussion and based upon the totality of the information presented and considered during its evaluation of the merger and the merger agreement, our board of directors, by unanimous vote, approved the merger agreement and the transactions contemplated by the merger agreement.

Later that evening, we, Tenaris and OS Acquisition executed the merger agreement, and we issued a joint press release with Tenaris announcing the execution of the merger agreement. The terms of the merger agreement are detailed below under “Terms of the Merger Agreement” beginning on page 36 of this proxy statement.

Reasons for the Merger; Recommendation of Our Board of Directors

On June 12, 2006, our board of directors unanimously adopted resolutions:

•	determining that the merger agreement and the transactions contemplated by the merger agreement, including the merger, are advisable to, fair to and in the best interests of Maverick’s stockholders;

•	approving the merger agreement and the transactions contemplated by the merger agreement, including the merger; and

•	recommending that the holders of Maverick common stock vote for the approval of the merger agreement and the transactions contemplated by the merger agreement, including the merger. See “— Background of the Merger” for additional information on the recommendation of our board of directors.

Our board of directors believes that the merger agreement and the merger are fair to Maverick’s stockholders. In reaching these conclusions, our board of directors consulted with our management and its legal and financial advisors, and considered the short-term and long-term interests and prospects of Maverick and its stockholders. In reaching the foregoing determinations, the board of directors considered the following material factors that it believed supported its determinations:

•	the current and historical financial condition and results of operations of Maverick, including the prospects of Maverick if it were to remain a publicly-owned corporation in light of the increasingly competitive nature of the industry in which Maverick operates;

•	the fact that the merger consideration of $65 per share in cash represented a premium of 42% above the closing price of Maverick common stock on June 12, 2006, the day of the public announcement of the merger agreement;

•	the fact that the merger consideration of $65 per share in cash represented a 28.8% premium above the average closing price 90 days prior to June 12, 2006, the day the merger agreement was executed;

•	the fact that the merger consideration to be received by Maverick’s stockholders in the merger will consist entirely of cash, which will provide liquidity and certainty of value to Maverick’s stockholders;

•	the fact that Tenaris and its affiliates have significant experience in the steel industry and have established relationships with key customers and suppliers;

•	the potential value that might result from other alternatives available to Maverick, including the alternative of remaining an independent public company, considering, in particular, the potential for stockholders to share in any future earnings growth of Maverick and continued costs and scrutiny associated with continuing to operate as a public company;

•	Morgan Stanley’s financial presentation to our board of directors, including Morgan Stanley’s opinion, dated June 12, 2006, to our board of directors as to the fairness, from a financial point of view and as of the date of the opinion, of the merger consideration provided for in the merger agreement;

•	the terms and conditions of the merger agreement, which the board of directors believed would not preclude a superior proposal, and the course of negotiations thereof. The board of directors considered in particular:

•	the conditions to the closing of the merger, including the fact that the obligations of Tenaris and OS Acquisition under the merger agreement are not subject to a financing condition and the exceptions to the events and other effects that would constitute a material adverse effect on Maverick;

•	the structure of the transaction as a merger, requiring approval by Maverick’s stockholders, which would result in detailed public disclosure and a relatively lengthy period of time prior to completion of the merger during which an unsolicited superior proposal could be brought forth, and regulatory approvals which would further lengthen such time period;

•	Maverick’s right to engage in negotiations with, and provide information to, a third party that makes an unsolicited acquisition proposal, if the board of directors determines in good faith, after consultation with its legal and financial advisors, that such proposal could reasonably be expected to result in a transaction that is more favorable to Maverick’s stockholders, from a financial point of view, than the merger;

•	Maverick’s right to terminate the merger agreement in order to accept a superior proposal, subject to certain conditions and payment of a termination fee to Tenaris; and

•	the obligation of Tenaris to pay a reverse termination fee in the event that either party terminates because (i) the merger has not been completed by December 31, 2006 and, as of the date of termination, the condition relating to regulatory approvals in Canada or Colombia has not been satisfied and all other conditions to closing have been, or are readily capable of being, satisfied or (ii) any governmental entity of competent jurisdiction shall have issued a final and non-appealable order prohibiting consummation of the merger to enforce antitrust or competition law in any jurisdiction outside of the U.S. in which Maverick or its subsidiaries operates manufacturing facilities;

•	the other termination fee and expense reimbursement provisions of the merger agreement, and a comparison of other provisions to precedent transactions; and

•	the fact that Maverick’s stockholders will be entitled to appraisal rights under Delaware law.

The board of directors also considered a variety of risks and other potentially negative factors concerning the merger. These factors included the following:

•	the fact that, following the merger, Maverick’s stockholders will cease to participate in any future earnings growth of Maverick or benefit from any future increase in its value;

•	the conditions to the closing of the merger, including various regulatory approvals;

•	the fact that, for U.S. federal income tax purposes, the cash merger consideration will be taxable to Maverick’s stockholders entitled to receive such merger consideration; and

•	the possible disruption to Maverick’s business that might result from the announcement of the merger and the resulting distraction of the attention of Maverick’s management.

The foregoing discussion of the information and factors considered by our board of directors is not intended to be exhaustive but, we believe, includes all material factors considered by our board of directors. Based on the factors outlined above, the board of directors determined that the merger agreement and the transactions contemplated by the merger agreement, including the merger, are advisable to, fair to and in the best interests of holders of Maverick common stock.

Our board of directors believes that the merger is advisable to, fair to and in the best interests of holders of Maverick common stock. Our board of directors recommends that you vote “FOR” approval of the merger agreement.

Opinion of Maverick’s Financial Advisor

Maverick’s board of directors retained Morgan Stanley to provide it with financial advisory services and a financial opinion in connection with a possible merger, sale or other business combination. The board of directors selected Morgan Stanley to act as its financial advisor based on Morgan Stanley’s qualifications, expertise and reputation and its knowledge of our business and affairs. At a meeting of our board of directors on June 12, 2006, Morgan Stanley rendered its oral opinion, subsequently confirmed in writing on that date, that as of June 12, 2006, and based upon and subject to the assumptions, qualifications and limitations set forth in the opinion, the consideration to be received by holders of shares of Maverick common stock pursuant to the merger agreement was fair from a financial point of view to such stockholders.

The full text of the written opinion of Morgan Stanley, dated as of June 12, 2006, is attached to this proxy statement as Appendix B. The opinion sets forth, among other things, the assumptions made, procedures followed, matters considered and limitations on the scope of the review undertaken by Morgan Stanley in rendering its opinion. We encourage you to read the entire opinion carefully. Morgan Stanley’s opinion is directed to our board of directors and addresses only the fairness from a financial point of view of the consideration to be received by holders of shares of Maverick common stock pursuant to the merger agreement as of the date of the opinion. It does not address any other aspects of the merger and does not constitute a recommendation to any holder of Maverick common stock as to how to vote at the stockholders’ meeting to be held in connection with this transaction. The summary of the opinion of Morgan Stanley set forth in this document is qualified in its entirety by reference to the full text of the opinion.

In connection with rendering its opinion, Morgan Stanley, among other things:

•	reviewed certain publicly available financial statements and other business and financial information of Maverick;

•	reviewed certain internal financial statements and other financial and operating data concerning Maverick prepared by our management;

•	reviewed certain financial projections of Maverick prepared by our management;

•	discussed the past and current operations and financial condition and the prospects of Maverick with senior executives of Maverick;

•	reviewed the reported prices and trading activity of our common stock and other publicly available information regarding Maverick;

•	compared the financial performance of Maverick and the prices and trading activity of our common stock with that of certain other comparable publicly-traded companies and their securities;

•	reviewed the financial terms, to the extent publicly available, of certain comparable acquisition transactions;

•	participated in discussions and negotiations among representatives of Maverick, Tenaris and our respective financial and legal advisors;

•	reviewed the merger agreement and certain related documents; and

•	performed such other analyses and considered other such factors as Morgan Stanley deemed appropriate.

In arriving at its opinion, Morgan Stanley assumed and relied upon without independent verification the accuracy and completeness of the information supplied or otherwise made available to it by Maverick for the purposes of its opinion. With respect to the financial projections, Morgan Stanley assumed that they had been reasonably prepared on bases reflecting the best available estimates and judgments of the future financial performance of Maverick. Morgan Stanley also assumed that the merger will be consummated in accordance with the terms set forth in the merger agreement without any waiver, amendment or delay of any terms or conditions. Morgan Stanley assumed that in connection with the receipt of all the necessary governmental, regulatory or other approvals and consents required for the merger, no delays, limitations, conditions or restrictions will be imposed that would have a material adverse effect on the contemplated benefits expected to be derived in the merger. Morgan Stanley is not a legal, tax or regulatory advisor and relied upon, without independent verification, the assessment of Maverick and its legal, tax and regulatory advisors with respect to such matters. Morgan Stanley did not make any independent valuation or appraisal of the assets or liabilities of Maverick nor was it furnished with any such appraisals. Morgan Stanley’s opinion was necessarily based on financial, economic, market and other conditions as in effect on, and the information made available to it as of, June 12, 2006. Events occurring after such date may affect Morgan Stanley’s opinion and the assumptions used in preparing it, and Morgan Stanley did not assume any obligation to update, revise or reaffirm its opinion.

The following is a brief summary of the material analyses performed by Morgan Stanley in connection with its oral opinion and the preparation of its written opinion letter dated June 12, 2006. The various analyses summarized below were based on closing prices for our common stock as of June 12, 2006. Some of these summaries of financial analyses include information presented in tabular format. In order to fully understand the financial analyses used by Morgan Stanley, the tables must be read together with the text of each summary. The tables alone do not constitute a complete description of the financial analyses.

Review of Projected Financial Performance.  Morgan Stanley reviewed our projected financial performance based on our management’s current estimates of our projected financial performance (the “Base Case”). Additionally, Morgan Stanley reviewed our management’s estimates of our projected financial performance assuming both favorable and unfavorable trends in the industry as it relates to rig count and the price of steel (the “Low Case” and the “High Case,” respectively). Moreover, Morgan Stanley reviewed our projected financial performance based on available equity research estimates through fiscal year 2007 and compared these estimates to our management’s respective estimates. Morgan Stanley noted that the projected financial performance for Maverick from equity research estimates was in line with our management’s estimates.

Trading Range Analysis.  Morgan Stanley performed a trading range analysis to provide background and perspective with respect to the historical share prices of our common stock. Morgan Stanley reviewed the range of closing prices of our common stock for various periods ending on June 12, 2006. Morgan Stanley observed the following:

Period Ending June 12, 2006	Range of Closing Prices

Last 30 Trading Days	$45.56 - $58.46
Last 60 Trading Days	$45.56 - $61.11
Last 90 Trading Days	$43.52 - $61.11
Last 12 Months	$26.58 - $61.11

Morgan Stanley noted that the merger consideration per share of $65 reflected a 42% premium to the closing price of our common stock as of June 12, 2006, a 27% premium to the average price per share of our common stock for the 30 trading days prior to June 12, 2006, a 24% premium to the average price per share of our common stock for the 60 trading days prior to June 12, 2006 and a 29% premium to the average price per share of our common stock for the 90 trading days prior to June 12, 2006.

Equity Research Analysts’ Price Targets.  Morgan Stanley reviewed and analyzed future public market trading price targets for Maverick common stock prepared and published by equity research analysts. These targets reflect each analyst’s estimate of the future public market trading price of our common stock. The range of undiscounted analyst price targets for Maverick was $46 to $66. Morgan Stanley applied a discount rate of 11% (Maverick’s estimated cost of equity capital) to this range. The range of discounted analyst price targets for Maverick was $41.44 to $59.46. Morgan Stanley noted that the merger consideration per share of our common stock was $65.

The public market trading price targets published by the equity research analysts do not necessarily reflect current market trading prices for our common stock and these estimates are subject to uncertainties, including our future financial performance and future financial market conditions.

Comparable Company Analysis.  Morgan Stanley performed a comparable company analysis, which attempts to provide an implied value of a company by comparing it to similar companies. Morgan Stanley compared certain financial information of Maverick with publicly available consensus estimates for other companies that shared similar business characteristics of Maverick. The companies used in this comparison included the following:

Oil Country Tubular Goods:

•	Lone Star Technologies, Inc.

•	NS Group, Inc.

•	Tenaris S.A.

•	Vallourec S.A.

Oilfield Services:

•	Cameron International Corporation

•	Grant Prideco, Inc.

•	Hydril Company

•	National Oilwell Varco, Inc.

•	Oil States International, Inc.

•	RPC, Inc.

•	Weatherford International Ltd.

Steel:

•	Commercial Metals Company

•	IPSCO Inc.

•	Oregon Steel Mills, Inc.

•	Nucor Corporation

•	Steel Dynamics, Inc.

For purposes of this analysis, Morgan Stanley analyzed the following statistics of each of these companies for comparison purposes:

•	the ratio of aggregate value, defined as market capitalization plus total debt less cash and cash equivalents, to estimated calendar year 2006 and 2007 EBITDA, defined as earnings before interest, taxes, depreciation and amortization (excluding certain non-cash expenses and nonrecurring items) (based on publicly available equity research estimates); and

•	the ratio of price to estimated earnings per share for calendar year 2006 and 2007 (based on publicly available equity research estimates).

Based on the analysis of the relevant metrics for each of the comparable companies, Morgan Stanley selected representative ranges of financial multiples of the comparable companies and applied this range of multiples to the relevant Maverick financial statistic. For purposes of estimated calendar year 2006 EBITDA and earnings per share, Morgan Stanley utilized our management’s estimates as of June 12, 2006. Based on our outstanding shares and options as of June 12, 2006, Morgan Stanley estimated the implied value per share of our common stock as of June 12, 2006 as follows:

	Management Base Case	Comparable
	Financial Statistic	Company Multiple		Implied Value
Calendar Year Financial Statistic	($ in millions except EPS)	Range		per Maverick Share

Aggregate Value to Estimated 2006 EBITDA	$471.1	4.5x - 5.5	x	$42.87 - $54.66
Aggregate Value to Estimated 2007 EBITDA	$476.5	4.0x - 5.0	x	$37.51 - $49.44
Price to Estimated 2006 Earnings Per Share	$6.78	7.5x - 8.5	x	$50.85 - $57.64
Price to Estimated 2007 Earnings Per Share	$7.87	7.0x - 8.0	x	$55.07 - $62.94

Morgan Stanley noted that the merger consideration per share of our common stock was $65.

No company utilized in the comparable company analysis is identical to Maverick. In evaluating comparable companies, Morgan Stanley made judgments and assumptions with regard to industry performance, general business, economic, market and financial conditions and other matters, many of which are beyond our control, such as the impact of competition on our businesses and the industry generally, industry growth and the absence of any adverse material change in the financial condition and prospects of Maverick or the industry or in the financial markets in general. Mathematical analysis (such as determining the average or median) is not in itself a meaningful method of using peer group data.

Discounted Cash Flow Analysis.  Morgan Stanley examined three cases in its discounted cash flow analysis: the Low Case, Base Case and High Case as defined above. For purposes of its analysis, Morgan Stanley assumed all of the cases were achievable; however, Morgan Stanley was instructed to rely upon the Base Case as the best then currently available estimates and judgments of Maverick as to its future financial performance. Projections for each case were based on management’s views as of such time for such case. Morgan Stanley discounted the unlevered free cash flows of Maverick at Maverick’s estimated weighted average cost of capital of 9-11%. The analysis assumed terminal values based on a range of multiples of 4.5-5.5x estimated fiscal 2016 EBITDA to arrive at a range of present values for Maverick. The present values were adjusted for Maverick’s estimated debt as of March 31, 2006 (net of cash) and proceeds from the exercise of outstanding options to arrive at an implied equity value per share. Based on this analysis, Morgan Stanley calculated values representing an implied equity value per share of our common stock. The ranges of values for each respective case are represented below:

Range

Low Case	$16.56 - 18.12
Base Case	$64.28 - 69.50
High Case	$74.90 - 80.34

Morgan Stanley noted that the merger consideration per share of our common stock was $65.

Discounted Equity Value Analysis.  Morgan Stanley performed a discounted equity value analysis, which is designed to provide insight into the future value of a company’s common equity as a function of the company’s future earnings and its current forward aggregate value to EBITDA multiples. The resulting value is subsequently discounted to arrive at a present value for such company’s stock price. In connection with this analysis, Morgan Stanley calculated a range of present equity values per share of our common stock on a standalone basis. To calculate the discounted equity value, Morgan Stanley utilized calendar year 2009 forecasts that were extrapolated from the Base Case. Morgan Stanley applied a range of aggregate value to EBITDA multiples to these estimates and applied a discount rate of 10-12% (Maverick’s estimated average cost of equity capital) to this range. The implied value per Maverick share was $47.39-$56.77.

Morgan Stanley noted that the merger consideration per share of our common stock was $65.

Analysis of Precedent Transactions.  Morgan Stanley also performed a precedent transaction analysis, which is designed to imply a value of a company based on publicly available financial terms of selected transactions that share certain characteristics with the merger. In connection with its analysis, Morgan Stanley compared publicly available statistics for fifteen selected transactions which were concluded between April 3, 1996 and June 12, 2006 in the oilfield services and oil country tubular goods industries. The following is a list of these transactions:

Selected Precedent Transactions (Target / Acquiror)

Oil Country Tubular Goods

•	ShawCor Ltd’s OMSCO Division/Vallourec & Mannesmann Tubes S.A.

•	Advance Corp./Maverick Tube Corporation

•	North Star Steel Company’s Tubular Steel Division/Vallourec & Mannesmann Tubes S.A.

•	North Star Steel Company’s Tubular Steel Division/Lone Star Technologies, Inc.

•	Prudential Steel Ltd./Maverick Tube Corporation

Oilfield Services

•	Cameron International Corporation/Dresser Inc.’s Flow Control business

•	Precision Drilling Corporation/Weatherford International Ltd.

•	Varco International Inc./National Oilwell Inc.

•	Tuboscope Vetco Canada Inc./Varco International Inc.

•	OSCA, Inc./BJ Services Co.

•	Camco International Inc./Schlumberger Limited

•	Western Atlas, Inc./Baker Hughes Incorporated

•	Enterra Corp./Weatherford International Ltd.

•	Dresser Industries/Halliburton Company

•	Nowsco Well Service Ltd./BJ Services Co.

For each transaction noted above, Morgan Stanley noted the aggregate value to latest twelve months estimated EBITDA.

			Implied Value	Maverick/
	Reference		per Maverick	Tenaris Estimated
Precedent Transaction Financial Statistic	Range		Share	Statistic

Aggregate Value to Latest Twelve Months EBITDA	5.0x - 6.0	x	$37.26 - $46.75	8.3x

Morgan Stanley noted that the merger consideration per share of our common stock was $65.

No company or transaction utilized in the precedent transaction analysis is identical to Maverick or the merger. In evaluating the precedent transactions, Morgan Stanley made judgments and assumptions with regard to general business, market and financial conditions and other matters, which are beyond our control, such as the impact of competition on our business or the industry generally, industry growth and the absence of any adverse material change in the financial condition of Maverick or the industry or in the financial markets in general, which could affect the public trading value of the companies and the aggregate value of the transactions to which they are being compared.

Premiums Paid Analysis.  Morgan Stanley also analyzed the range of premiums paid for U.S. public companies in completed M&A transactions during the five year period ending June 12, 2006 with aggregate values between $2.0 billion and $4.0 billion. Morgan Stanley observed an approximately 20-30% acquisition premium to unaffected share price during the examined period based upon the 23 transactions noted in the table below. Morgan Stanley applied these premiums to Maverick’s June 12, 2006 closing price per share of common stock of $45.66. The implied value per Maverick share was $54.79 - $59.36.

	Offer Price Premium
	1 Day Prior	7 Days Prior	30 Days Prior	60 Days Prior	90 Days Prior

Sample Size	23	23	23	22	22
Mean	26.1%	27.9%	30.4%	37.7%	39.6%
Median	22.1%	26.6%	32.1%	29.8%	37.9%
Maverick/Tenaris Premium	42.4%	30.1%	16.5%	35.7%	41.4%

Morgan Stanley noted that the merger consideration per share of our common stock was $65.

No transaction utilized in the selected premiums paid analysis is identical to the merger. In evaluating the transactions, Morgan Stanley made judgments and assumptions with regard to industry performance, general business, economic, market and financial conditions and other matters, many of which are beyond our control, such as the impact of competition and the industry generally, industry growth and the absence of any adverse material change in the financial condition and prospects of Maverick or in the financial markets in general. Mathematical analysis, such as determining the mean or median, or the high or the low, is not in itself a meaningful method of using historical premiums data.

Leveraged Buyout Analysis.  Morgan Stanley also analyzed Maverick from the perspective of a potential purchaser that was primarily a financial buyer that would effect a leveraged buyout of Maverick using a debt capital structure which includes leverage equal to 4.0x Debt/latest twelve months EBITDA. Morgan Stanley observed the 5-year internal rates of return on potential equity investment assuming latest twelve months exit multiples of 2010E EBITDA equal to those implied off of latest twelve months EBITDA at the time of purchase and an assumed internal rate of return on equity investment of approximately 20.0-22.5%. This implied an equity value per share range of $51 - $57 for Maverick common stock.

Morgan Stanley noted that the merger consideration per share of our common stock was $65.

In connection with the review of the merger by our board of directors, Morgan Stanley performed a variety of financial and comparative analyses for purposes of rendering its opinion. The preparation of a fairness opinion is a complex process and is not necessarily susceptible to a partial analysis or summary description. In arriving at its opinion, Morgan Stanley considered the results of all of its analyses as a whole and did not attribute any particular weight to any analysis or factor it considered. Morgan Stanley believes that selecting any portion of its analyses, without considering all analyses as a whole, would create an incomplete view of the process underlying its analyses and opinion. In addition, Morgan Stanley may have given various analyses and factors more or less weight than other analyses and factors, and may have deemed various assumptions more or less probable than other assumptions. As a result, the ranges of valuations resulting from any particular analysis described above should not be taken to be Morgan Stanley’s view of the actual value of Maverick. In performing its analyses, Morgan Stanley made numerous assumptions with respect to industry performance, general business and economic conditions and other matters. Many of these assumptions are beyond our control. Any estimates contained in Morgan Stanley’s analyses are not necessarily indicative of future results or actual values, which may be significantly more or less favorable than those suggested by such estimates.

Morgan Stanley conducted the analyses described above solely as part of its analysis of the fairness of the consideration pursuant to the merger agreement from a financial point of view to holders of shares of our common stock and in connection with the delivery of its opinion dated June 12, 2006 to our board of directors. These analyses do not purport to be appraisals or to reflect the prices at which shares of our common stock might actually trade.

The consideration was determined through arm’s length negotiations between Maverick and Tenaris and was approved by our board of directors. Morgan Stanley provided advice to our board of directors during these negotiations. Morgan Stanley did not, however, recommend any specific merger consideration to Maverick or our board of directors or that any specific merger consideration constituted the only appropriate consideration for the merger.

In addition, Morgan Stanley’s opinion and its presentation to our board of directors was one of many factors taken into consideration by our board of directors in deciding to approve the merger. Consequently, the analyses as described above should not be viewed as determinative of the opinion of our board of directors with respect to the consideration or of whether our board of directors would have been willing to agree to different consideration. The foregoing summary describes the material analyses performed by Morgan Stanley but does not purport to be a complete description of the analyses performed by Morgan Stanley.

Our board of directors retained Morgan Stanley based upon Morgan Stanley’s qualifications, experience and expertise. Morgan Stanley is an internationally recognized investment banking and advisory firm. Morgan Stanley, as part of its investment banking and financial advisory business, is continuously engaged in the valuation of businesses and securities in connection with mergers and acquisitions, negotiated underwritings, competitive biddings, secondary distributions of listed and unlisted securities, private placements and valuations for corporate, estate and other purposes. In the ordinary course of Morgan Stanley’s trading and brokerage activities, Morgan Stanley or its affiliates may at any time hold long or short positions, may trade or otherwise effect transactions, for its own account or for the account of customers in the equity and other securities of Maverick, Tenaris or any other parties, commodities or currencies involved in the merger. In November 2005, Morgan Stanley entered into a hedging transaction with Maverick for which Morgan Stanley received customary fees. Morgan Stanley and Maverick are entering into certain agreements related to such hedging transaction in contemplation of the anticipated merger. In addition, in November 2005, Morgan Stanley provided financing services in connection with our convertible notes offering and received fees for the rendering of these services.

Under the terms of its engagement letter, Morgan Stanley provided us with financial advisory services and a financial opinion in connection with the merger, and we have agreed to pay Morgan Stanley a customary fee for its services, which is contingent upon the consummation of the merger. We have also agreed to reimburse Morgan Stanley for other expenses, including attorneys’ fees, incurred in connection with its engagement. In addition, we have agreed to indemnify Morgan Stanley and any of its affiliates, their respective directors, officers, agents and employees and each person, if any, controlling Morgan Stanley or any of its affiliates against certain liabilities and expenses, including certain liabilities under the federal securities laws, relating to or arising out of its engagement and any related transactions.

Certain Effects of the Merger

Conversion of Outstanding Maverick Common Stock and Cancellation of Stock Options and Other Awards

If the merger agreement is approved by Maverick’s stockholders and the other conditions to the completion of the merger are either satisfied or waived, OS Acquisition will be merged with and into Maverick, with Maverick continuing as the surviving corporation in the merger. Upon the completion of the merger, each issued and outstanding share of Maverick common stock, other than shares held by Maverick, its subsidiaries, Tenaris or OS Acquisition and shares held by stockholders who validly perfect their appraisal rights under Delaware law, will be converted into the right to receive the per share merger consideration. Maverick’s stockholders will be required to surrender their shares involuntarily upon the completion of the merger in exchange for a cash payment equal to the merger consideration. After completion of the merger, stockholders will not have the opportunity to liquidate their shares at a time and for a price of their own choosing.

Upon completion of the merger, options to acquire shares of Maverick common stock that are outstanding immediately prior to the effective time of the merger, vested or unvested, will be cancelled as of the effective time of the merger in exchange for a cash payment. Pursuant to the merger agreement, each such option holder will receive a payment equal to the per share merger consideration times the number of shares subject to each option, less the aggregate exercise price of the option.

Upon completion of the merger, awards of shares that are outstanding or reserved for issuance under Maverick’s benefit plans, vested or unvested, will be cancelled as of the effective time of the merger in exchange for a cash payment. Pursuant to the merger agreement, each holder of any such award will receive a payment equal to the per share merger consideration, or, if the award provides for payments to the extent the value of the shares exceeds a specified reference price, the excess of the per share merger consideration over such specified reference price, times the number of shares subject to each award immediately prior to the effective time of the merger.

Effect on Listing; Registration and Status of Maverick Common Stock

Maverick common stock is registered as a class of equity securities under the Exchange Act and is quoted on the New York Stock Exchange under the symbol “MVK.” As a result of the merger, Maverick will be a privately-held company, with no public market for its common stock. After the merger, Maverick common stock will cease to be traded on the New York Stock Exchange, and price quotations with respect to sales of shares of Maverick common stock in the public market will no longer be available. In addition, registration of Maverick common stock under the Exchange Act will be terminated. This termination and the delisting of Maverick’s common stock from the New York Stock Exchange will make certain provisions of the Exchange Act, such as the short-swing recovery provisions of Section 16(b) and the requirement to furnish a proxy or an information statement in connection with a stockholders’ meeting, the liability provisions of the Exchange Act and the corporate governance requirements under New York Stock Exchange rules and regulations and under the Sarbanes-Oxley Act of 2002, such as the requirement that certain executive officers of Maverick certify the accuracy of Maverick’s financial statements and that annual reports contain management’s report on the effectiveness of the company’s internal controls, no longer applicable to Maverick as a stand-alone company. In addition, Maverick will no longer be required to file periodic reports with the SEC after the effective time of the merger with respect to its common stock.

Considerations Relating to the Proposed Merger

Set forth below are various risks relating to the proposed merger. The following is not intended to be an exhaustive list of the risks relating to the merger and should be read in conjunction with the other information in this proxy statement. In addition, you should refer to the section entitled “Risk Factors” in Maverick’s

Annual Report on Form 10-K for the fiscal year ended December 31, 2005, as amended, which is incorporated in this proxy statement by reference, for risks relating to Maverick’s business.

Failure to complete the merger could negatively impact the market price of Maverick common stock.

If the merger is not completed for any reason, Maverick will be subject to a number of material risks, including the following:

•	the market price of Maverick’s common stock may decline to the extent that the current market price of its shares reflects a market assumption that the merger will be completed;

•	unless the failure to complete the merger is a result of a breach by Tenaris or OS Acquisition, costs relating to the merger, such as legal, accounting and financial advisory fees, and, in specified circumstances, termination and expense reimbursement fees, must be paid even if the merger is not completed; and

•	the diversion of management’s attention from the day-to-day business of Maverick and the potential disruption to its employees and its relationships with customers, suppliers and distributors during the period before the completion of the merger may make it difficult for Maverick to regain its financial and market positions if the merger does not occur.

If the merger is not approved by Maverick’s stockholders at the special meeting, Maverick, Tenaris and OS Acquisition will not be permitted under Delaware law to complete the merger and each of Maverick, Tenaris and OS Acquisition will have the right to terminate the merger agreement. Upon such termination, Maverick would be required to reimburse certain expenses of Tenaris or pay Tenaris a termination fee. See “Terms of the Merger Agreement — Effects of Terminating the Merger Agreement” beginning on page 49 of this proxy statement.

Further, if the merger is terminated and our board of directors seeks another merger or business combination, stockholders cannot be certain that we will be able to find a party willing to pay an equivalent or better price than the price to be paid in the proposed merger.

Until the merger is completed or the merger agreement is terminated, under certain circumstances, Maverick may not be able to enter into a merger or business combination with another party at a favorable price because of restrictions in the merger agreement.

Unless or until the merger agreement is terminated, subject to specified exceptions, Maverick is restricted from initiating, soliciting, encouraging or facilitating knowingly any inquiries or proposals that may lead to a proposal or offer for an alternative transaction with any person or entity other than Tenaris. As a result of these restrictions, Maverick may not be able to enter into an alternative transaction at a more favorable price, if at all, without incurring potentially significant liability to Tenaris. See “Terms of the Merger Agreement — No Solicitation of Competing Proposals” beginning on page 42 of this proxy statement and “Terms of the Merger Agreement — Effects of Terminating the Merger Agreement” beginning on page 49 of this proxy statement.

Uncertainties associated with the merger may cause Maverick to lose key personnel.

Our current and prospective employees may be uncertain about their future roles and relationships with Maverick following the completion of the merger. This uncertainty may adversely affect our ability to attract and retain key management and personnel.

Interests of Maverick’s Directors and Executive Officers in the Merger

In considering the recommendation of our board of directors, you should be aware that our directors and our executive officers have interests in the transaction that are different from, or are in addition to, your interests as a stockholder. The board of directors was aware of these actual and potential conflicts of interest and considered them along with other matters when they determined to recommend the merger. See “— Background of the Merger.”

Change in Control Provisions in Severance Agreements

Upon the completion of the merger, change in control provisions in severance agreements with Maverick’s executive officers will become effective. In 2005, we entered into a severance agreement with each of Messrs. Bunch and Evans and Ms. Schuldt which provide, among other things, for severance pay to the officer if, within 30 months following a change in control of Maverick (as defined in each severance agreement), the executive officer’s employment with us (or our successor) is terminated by us (or our successor) other than for cause (as defined in each severance agreement) or is terminated by the executive officer for good reason (as such term is defined in each severance agreement). In either event, the executive officer shall be entitled to a (a) lump-sum severance payment equal to 2.5 times the sum of (i) the executive officer’s then annual base salary, (ii) the value of the executive officer’s bonus under Maverick’s Performance Bonus Plan, assuming that the specified performance criteria for the year in question are met at their maximum levels, (iii) an amount equal to 12 months of premiums required under the Consolidated Omnibus Budget Reconciliation Act (“COBRA”) to maintain insurance coverage under our health insurance plan if the executive officer carried insurance prior to termination, (iv) an amount equal to 12 months of premium payments for life and disability insurance benefits, and (v) an amount equal to the executive officer’s annual car allowance or lease payments, and annual club membership fees allowance, if any; and (b) a gross-up payment in respect of excess parachute payments (as described in each severance agreement), if any, resulting from payments under the severance agreement.

Additionally, each severance agreement for Messrs. Bunch and Evans and Ms. Schuldt provides that all non-qualified stock options, restricted stock, restricted stock units, stock appreciation rights and all other equity based awards shall become fully vested and exercisable upon the occurrence of certain events which would result in a change in control.

The following table shows the amount of potential cash severance estimated by Maverick to be payable to Maverick’s executive officers who are parties to severance agreements containing change in control provisions, assuming a [ • ], 2006 termination under circumstances entitling the executive officer to severance.

	Amount of	Amount of
	Base, Bonus,	Estimated	Total Amount
	Life, Health	Gross-Up	of Potential
	and Auto	Payments for	Severance
Executive Officers	Payments	Excise Tax	Payment

C. Robert Bunch	$2,280,962	$2,703,484	$4,984,446
T. Scott Evans	1,596,943	2,110,488	3,707,431
Joyce M. Schuldt	1,335,962	1,741,874	3,077,836

Maverick Stock Options Prior to the Merger

Upon completion of the merger, options to acquire shares of Maverick common stock that are outstanding under Maverick’s various stock option and stock incentive plans immediately prior to the effective time of the merger, whether or not vested, will be cancelled as of the effective time of the merger in exchange for a cash payment. Pursuant to the merger agreement, each option holder will receive a payment equal to the merger consideration times the number of shares subject to each option, less the aggregate exercise price of the option. All payments made in respect of options will be subject to applicable withholding taxes.

The table below sets forth, as of [ • ], 2006, for each of Maverick’s directors and executive officers, (a) the number of shares subject to vested options for Maverick common stock held by such person, (b) the value of such vested options (without regard to deductions for income taxes), calculated by multiplying (i) the excess of $65 over the per share exercise price of the option by (ii) the number of shares subject to the option, (c) the number of additional options held by such person that will vest upon the effectiveness of the merger, (d) the value of such additional options (without regard to deductions for income taxes), calculated by multiplying (i) the excess of $65 over the per share exercise price of the option by (ii) the number of shares subject to the option, (e) the aggregate number of shares subject to vested options and options that will vest as a result of the merger held by such person and (f) the aggregate value of all such vested options and options that will vest as a result of the merger (without regard to deductions for income taxes), calculated by multiplying (i) the excess of $65 over the per share exercise price of the option by (ii) the number of shares subject to the option.

Directors and			Options that will Vest
Executive Officers	Vested Options		as a Result of the Merger		Totals
	(a)	(b)	(c)	(d)	(e)	(f)
Name	Shares	Value	Shares	Value	Total Shares	Total Value

C. Robert Bunch	13,290	$528,047	58,722	$1,591,945	72,012	$2,119,991
T. Scott Evans	40,556	1,971,589	51,110	1,410,565	91,666	3,382,154
Joyce M. Schuldt	6,612	271,085	50,448	1,492,785	57,060	1,763,870
Gerald Hage	10,000	325,225	2,500	30,325	12,500	355,550
David H. Kennedy	35,000	1,538,625	2,500	30,325	37,500	1,568,950
Wayne P. Mang	2,500	76,675	2,500	30,325	5,000	107,000
Paul McDermott	25,000	1,073,625	2,500	30,325	27,500	1,103,950
C. Adams Moore	5,000	171,325	2,500	30,325	7,500	201,650
Jack B. Moore	7,500	230,575	2,500	30,325	10,000	260,900
All directors and executive officers as a group (9 persons)	145,458	$6,186,771	175,280	$4,677,245	320,738	$10,864,015

Maverick Restricted Stock Prior to the Merger

Upon completion of the merger, all outstanding shares of restricted stock will become fully vested. The table below sets forth, as of [ • ], 2006, for each of Maverick’s directors and executive officers (a) the number of shares of restricted stock held by such person that will fully vest and become unrestricted as a result of the merger and (b) the total cash payment to the director or executive officer with respect to those shares of restricted stock in connection with the merger.

	Restricted Stock
Directors and	that will Vest as a
Executive Officers	Result of the Merger
	(a)	(b)
Name	Shares	Value

C. Robert Bunch	13,151	$854,815
T. Scott Evans	21,134	1,373,710
Joyce M. Schuldt	9,954	647,010
Gerald Hage	2,666	173,290
David H. Kennedy	2,666	173,290
Wayne P. Mang	2,666	173,290
Paul McDermott	2,666	173,290
C. Adams Moore	2,666	173,290
Jack B. Moore	2,000	130,000
All directors and executive officers as a group (9 persons)	59,569	$3,871,985

Maverick Restricted Stock Units Prior to the Merger

Upon completion of the merger, all outstanding restricted stock units will become fully vested. The table below sets forth, as of [ • ], 2006, for each of Maverick’s directors and executive officers (a) the number of restricted stock units held by such person that will fully vest as a result of the merger and (b) the total cash payment to the director or executive officer with respect to those restricted stock units in connection with the merger.

Restricted Stock Units
Directors and	that will Vest as a
Executive Officers	Result of the Merger
	(a)	(b)
Name	Shares	Value

C. Robert Bunch	13,150	$854,750
T. Scott Evans	21,133	1,373,645
Joyce M. Schuldt	9,953	646,945
Gerald Hage	—	—
David H. Kennedy	—	—
Wayne P. Mang	—	—
Paul McDermott	—	—
C. Adams Moore	—	—
Jack B. Moore	—	—
All directors and executive officers as a group (9 persons)	44,236	$2,875,340

Transaction Bonuses

The merger agreement permits the Company to implement a retention and transaction bonus plan; provided, that (i) the aggregate amount of bonuses paid pursuant to the plan does not exceed $10 million, (ii) the aggregate amount of bonuses paid to our executive officers pursuant to the plan does not exceed $4.5 million and (iii) the net after-tax cost of such plan to us does not exceed $13.5 million. As of the date hereof, our Compensation Committee has not determined whether the Company will pay any such bonuses to our executive officers or the amounts of any such bonuses. If the Compensation Committee later determines to make such bonus payments to our executive officers, the aggregate amount of such bonuses will not exceed $4.5 million.

Pro Rata Bonuses

The Company may award prorated bonuses to employees of the Company and its subsidiaries under the Company’s existing bonus programs. Such bonuses shall be determined and allocated by the Company in a manner consistent with the terms of such bonus programs and shall be prorated assuming full satisfaction of all performance objectives. The following table shows the pro rata bonus amounts that will be payable to Maverick’s executive officers upon completion of the merger, assuming a September 30, 2006 closing date.

Amount of
Executive Officers	Cash Payment

C. Robert Bunch	$336,575
T. Scott Evans	209,425
Joyce M. Schuldt	173,523

Indemnification and Insurance

The merger agreement provides that Tenaris will, or will cause the surviving corporation to, (i) honor all rights to indemnification existing in favor of our current and former officers and directors for acts and omissions occurring before the completion of the merger, (ii) not amend the provisions relating to indemnification or exculpation of the liability of directors in the surviving corporation’s organizational documents in a manner adverse to the current or former directors and officers and (iii) subject to certain conditions, maintain Maverick’s current officers’ and directors’ liability insurance for six years after the completion of the merger. See “Terms of the Merger Agreement — Indemnification and Insurance of Maverick’s Directors and Officers” beginning on page 43 of this proxy statement.

Regulatory Matters

U.S. Antitrust Authorities

The HSR Act and the regulations promulgated thereunder require that Tenaris and Maverick file notification and report forms with respect to the merger and related transactions with the Antitrust Division of the U.S. Department of Justice and the Federal Trade Commission. The parties thereafter are required to observe a waiting period before completing the merger. The required notification and report forms were filed with the Antitrust Division of the U.S. Department of Justice and the Federal Trade Commission on [ • ], 2006.

At any time before or after the completion of the merger, the Antitrust Division of the U.S. Department of Justice or the Federal Trade Commission or any state could take such action under the antitrust laws as it deems necessary or desirable in the public interest, including seeking to enjoin the completion of the merger, to rescind the merger or to seek divestiture of particular assets. Private parties also may seek to take legal action under the antitrust laws under certain circumstances.

Canadian Regulatory Authorities

Competition Act (Canada)

Under the Competition Act (Canada), certain transactions involving the acquisition of shares that exceed prescribed financial thresholds are subject to pre-merger notification and cannot be implemented until either (i) a notification has been filed and the applicable waiting periods have been terminated or have expired, (ii) an advance ruling certificate has been issued by the Commissioner, or (iii) the Commissioner has waived the requirement to file a notification. The merger is subject to notification under the Competition Act (Canada) and Tenaris and Maverick filed an application for an advance ruling certificate in respect of the merger on June 26, 2006.

It is a condition to closing of the merger that: (i) the Commissioner appointed under the Competition Act (Canada) shall have issued an advance ruling certificate under section 102 of the Competition Act (Canada) in respect of the merger that has not been subsequently withdrawn, or (ii) (a) the applicable waiting period shall have expired or been waived or terminated by the Commissioner; and (b) the Commissioner shall have advised Tenaris that the Commissioner does not intend to make an application to the Competition Tribunal in respect of the merger, such advice shall not be conditional upon or have terms and conditions that would adversely affect in any material respect the values or operations of Maverick or Tenaris, and the Commissioner shall not have rescinded or amended such advice.

Investment Canada Act

Under the Investment Canada Act (Canada), certain transactions involving the acquisition of control of a Canadian business by a non-Canadian that exceed prescribed financial thresholds are subject to review and cannot be implemented until the responsible minister under the Investment Canada Act (Canada) is satisfied or deemed to be satisfied that the transactions contemplated by the merger are likely of net benefit to Canada. The merger is not subject to review under the Investment Canada Act (Canada), but rather is subject to a requirement to file a notification within 30 days of completion of the merger.

Colombian Regulatory Authorities

Under article 4 of Law 155 of 1959 in the Republic of Colombia, companies above a certain size threshold that are engaged in similar activities in relation to a given product or service must report to the national government in advance any merger or other consolidation they may wish to undertake. This requirement has been implemented in Chapter Two of Title VII of Regulatory Circular 10, issued by the Colombian antitrust authority, the Superintendence of Industry and Commerce. Under these authorities, Maverick and Tenaris must notify the Superintendence of their transaction, and wait for a clearance from the Superintendence. During this time, the Superintendence may request additional information, in which case the legally prescribed periods will re-start. This notification will be filed in Colombia as soon as practicable.

Italian Regulatory Authorities

Pursuant to Section 16 of the Italian law on competition (Law No. 287 of 10th October 1990), Tenaris will be required to notify the Autorità Garante della Concorrenza e del Mercato (the “Authority”) of the transaction because the combined sales of Tenaris and Maverick exceed the threshold set out in the Italian law. Following notification, Maverick and Tenaris may proceed with and implement the transaction prior to clearance by the Authority. In the event that the Authority ultimately takes a negative view, it may require Tenaris to make divestments (though not necessarily back to Maverick). If the Authority authorizes the transaction its authorization may be subject to structural or behavioral remedies.

Norwegian Regulatory Authorities

Pursuant to Section 18 of the Competition Act of 2004, transactions involving companies with Norwegian sales above a certain level are obliged to notify to the Norwegian Competition Authority (“NCA”). This obligation will rest with Tenaris. The transaction may be completed at any time after an initial notification is made, save that the NCA has the authority, within 15 working days of the receipt of the initial notification, to order the submission of a more detailed notification, which would then trigger a waiting period of 25 working days. In the event Tenaris voluntarily submits a complete notification instead of the initial, standardized notification, the same waiting period must be observed. A clearance decision may be subject to structural or behavioral remedies.

German Regulatory Authorities

The German Merger Control legislation, contained in the Act against Restraints of Competition (Gesetz gegen Wettbewerbsbeschränkungen, “GWB”), requires transactions between companies with sales above certain limits on a worldwide scale and in Germany to be notified to the Federal Cartel Office (“FCO”). As the thresholds for notification set out in Sections 35 of the GWB are met, Maverick and Tenaris will have to notify the FCO prior to the completion of the transaction unless the FCO advises that the transaction has insufficient effect in Germany for it to require such notification. If the transaction is notifiable to the FCO, the parties may not complete the transaction before clearance has been received. The time periods for the FCO to decide on the notification are one month for a first phase review, extendable by the FCO to four months in more complicated cases.

The FCO may issue clearance decisions subject to conditions precedent (i.e. the transaction may be put into effect only after the condition has been satisfied), conditions subsequent (i.e. the transaction may be put into effect immediately but the clearance decision automatically becomes invalid if the condition is not met), or obligations (i.e. the transaction may be put into effect immediately but subject to obligations which the parties need to comply with afterwards).

Brazilian Regulatory Authorities

Transactions involving parties with sales or market shares above a certain level in Brazil are subject to review by the Administrative Council for Economic Defense (“CADE”) under the Brazilian Antitrust Law of June 11, 1994 (Law 8, 884/94) and CADE’s Resolution 15/98. Since Tenaris’ annual turnover in Brazil exceeds the legal threshold set out in Article 54 of the Law, Maverick and Tenaris must file with CADE within 15 business days from the date of the first binding document is entered into. The parties may proceed to complete the transaction prior to CADE’s clearance, being aware that CADE may impose subsequent restrictions it should oppose the transaction. A clearance decision may be conditioned upon structural or behavioral remedies.

The CADE is required to take a decision within 120 days, which may be extended if CADE requests further information.

Exon-Florio Provision

Section 721 of the Defense Production Act, commonly referred to as the Exon-Florio provision, authorizes the President of the United States or his designee to investigate foreign acquisitions in the U.S., and to intervene in such acquisitions if necessary to protect U.S. national security. The President has delegated the authority to administer the Exon-Florio provision to the Committee on Foreign Investment in the United States (CFIUS), an inter-agency committee chaired by the U.S. Department of the Treasury. Maverick and Tenaris provided CFIUS with a voluntary notice of this transaction on [ • ], 2006. If the President determines that this transaction presents a sufficient threat to U.S. national security, and if he finds that other provisions of law are not adequate to protect the national security in this matter, the President may take such action for such time as he considers appropriate to suspend or prohibit the transaction.

Although we do not expect these regulatory authorities to raise any significant concerns in connection with their review of the merger, there is no assurance that all applicable waiting periods will expire, that we will obtain all required regulatory approvals, or that those approvals will not include terms, conditions or restrictions that may have an adverse effect on Maverick.

Other than the filings described above, we are not aware of any mandatory regulatory filings to be made, approvals to be obtained, or waiting periods to expire, in order to complete the merger. If the parties discover that other filings, approvals or waiting periods are necessary, they will seek to obtain or comply with them. If any approval or action is needed, however, we may not be able to obtain it or any of the other necessary approvals. Even if we could obtain all necessary approvals, and the merger agreement is approved by Maverick’s stockholders, conditions may be placed on the merger that could cause us to abandon it.

Amendment to Maverick’s Rights Agreement

On September 22, 2000, Maverick amended and restated a shareholder rights agreement with Harris Trust and Savings Bank, as rights agent. In general, the rights agreement imposes a significant penalty upon any person or group that acquires 20% or more of Maverick’s outstanding common stock without the approval of our board of directors.

On June 12, 2006, immediately prior to the execution of the merger agreement, Maverick and Computershare Investor Services, Inc., as successor to Harris Trust and Savings Bank, entered into an amendment to the rights agreement which provides that neither the execution, delivery or performance of the merger agreement nor the completion of the merger will trigger the provisions of the rights agreement.

In particular, the amendment to the rights agreement provides that none of Tenaris, OS Acquisition or any of their respective affiliates will become an “Acquiring Person,” and no “Flip-Over Transaction or Event,” “Separation Time” or “Stock Acquisition Date” will occur, in each case, as a result of:

•	the execution and delivery of the merger agreement;

•	the public announcement of such execution and delivery of the merger agreement;

•	the performance of the merger agreement; or

•	the consummation of the merger or the transactions contemplated by the merger agreement.

Material U.S. Federal Income Tax Consequences

The following is a summary of the material U.S. federal income tax consequences of the merger to certain holders of Maverick common stock. This summary is based on the Internal Revenue Code of 1986, as amended, referred to as the “Code” in this proxy statement, regulations promulgated under the Code, administrative rulings by the Internal Revenue Service and court decisions now in effect. All of these authorities are subject to change, possibly with retroactive effect so as to result in tax consequences different from those described below. This summary does not address all of the U.S. federal income tax consequences that may be applicable to a particular holder of Maverick common stock. In addition, this summary does not address the U.S. federal income tax consequences of the merger to holders of Maverick common stock who are subject to special treatment under U.S. federal income tax laws, including, for example, banks and other financial institutions, insurance companies, tax-exempt investors, S corporations, holders that are properly classified as “partnerships” under the Code, dealers in securities, holders who hold their common stock as part of a hedge, straddle or conversion transaction, holders whose functional currency is not the U.S. dollar, holders who acquired our common stock through the exercise of employee stock options or other compensatory arrangements, holders who are subject to the alternative minimum tax provisions of the Code and holders who do not hold their shares of Maverick common stock as “capital assets” within the meaning of Section 1221 of the Code. This summary does not address the U.S. federal income tax consequences to any holder of Maverick common stock who, for U.S. federal income tax purposes, is a nonresident alien individual, a foreign corporation, a foreign partnership or a foreign estate or trust and this summary does not address the tax consequences of the merger under state, local or foreign tax laws.

This summary is provided for general information purposes only and is not intended as a substitute for individual tax advice. Each holder of Maverick common stock should consult the holder’s individual tax advisors as to the particular tax consequences of the merger to such holder, including the application and effect of any state, local, foreign or other tax laws and the possible effect of changes to such laws.

Exchange of Common Stock for Cash

Generally, the merger will be taxable to our stockholders for U.S. federal income tax purposes. A holder of Maverick common stock receiving cash in the merger generally will recognize gain or loss for U.S. federal income tax purposes in an amount equal to the difference between the amount of cash received and the holder’s adjusted tax basis in the Maverick common stock surrendered. Any such gain or loss generally will be capital gain or loss if the Maverick common stock is held as a capital asset at the effective time of the merger. Any capital gain or loss will be taxed as long-term capital gain or loss if the holder has held the Maverick common stock for more than one year prior to the effective time of the merger. If the holder has held the Maverick common stock for one year or less prior to the effective time of the merger, any capital gain or loss will be taxed as short-term capital gain or loss. Currently, long-term capital gain for non-corporate taxpayers is taxed at a maximum federal tax rate of 15%. The deductibility of capital losses is subject to certain limitations.

Dissenting Stockholders

Our stockholders who perfect appraisal rights with respect to the merger, as discussed under “Appraisal Rights” beginning on page 34 of this proxy statement, and who receive cash in respect of their shares of our common stock, generally will recognize gain or loss for U.S. federal income tax purposes in an amount equal to the difference between the amount of cash received and the holder’s adjusted tax basis in the Maverick common stock surrendered. Each such stockholder should consult the holder’s individual tax advisor as to the tax consequences of the receipt of cash as a result of exercising appraisal rights.

Backup Withholding

Under the U.S. federal backup withholding tax rules, unless an exemption applies, the paying agent will be required to withhold, and will withhold, 28% of all cash payments to which a holder of Maverick common stock is entitled in connection with the merger unless the holder provides a tax identification number (social security number in the case of an individual or employer identification number in the case of other holders), certifies that such number is correct and that no backup withholding is otherwise required and otherwise complies with such backup withholding rules. Each holder of Maverick common stock should complete, sign and return to the paying agent the Substitute Form W-9 in order to provide the information and certification necessary to avoid backup withholding, unless an exemption applies and is satisfied in a manner satisfactory to the paying agent. The Substitute Form W-9 will be included as part of the letter of transmittal mailed to each record holder of Maverick common stock.

Appraisal Rights

The discussion below is qualified in its entirety by reference to the text of the relevant provisions of Delaware law, which is attached to this proxy statement as Appendix C. Stockholders intending to exercise appraisal rights should carefully review Appendix C. Failure to follow precisely any of the statutory procedures set forth in Appendix C may result in a termination or waiver of these rights.

If the merger is completed, dissenting holders of Maverick common stock who follow the procedures specified in Section 262 of the Delaware General Corporate Law within the appropriate time periods will be entitled to have their shares of Maverick common stock appraised and receive the “fair value” of such shares in cash as determined by the Delaware Court of Chancery in lieu of the consideration that such stockholder would otherwise be entitled to receive under the merger agreement.

The following is a brief summary of Section 262, which explains the procedures for dissenting from the merger and demanding statutory appraisal rights. Failure to follow the procedures described in Section 262 precisely could result in the loss of appraisal rights. This proxy statement constitutes notice to holders of Maverick common stock concerning the availability of appraisal rights under Section 262. A stockholder of record wishing to assert appraisal rights must hold the shares of stock on the date of making a demand for appraisal rights with respect to such shares and must continuously hold such shares through the effective time of the merger.

Stockholders who desire to exercise their appraisal rights must satisfy all of the conditions of Section 262. A stockholder must file a written demand for appraisal of shares with Maverick before the special meeting on [ • ], 2006. This written demand for appraisal of shares must be in addition to and separate from a vote against the merger. Stockholders electing to exercise their appraisal rights must not vote “FOR” the adoption and approval of the merger agreement. Also, because a submitted proxy not marked “AGAINST” or “ABSTAIN” will be voted “FOR” the proposal to approve and adopt the merger agreement, the submission of a proxy not marked “AGAINST” or “ABSTAIN” will result in the waiver of appraisal rights. Any proxy or vote against the adoption and approval of the merger agreement will not constitute a demand for appraisal within the meaning of Section 262.

A demand for appraisal must be executed by or for the stockholder of record, fully and correctly, as such stockholder’s name appears on the share certificate. If the shares are owned of record in a fiduciary capacity, such as by a trustee, guardian or custodian, this demand must be executed by or for the fiduciary. If the shares are owned by or for more than one person, as in a joint tenancy or tenancy in common, such demand must be executed by or for all joint owners. An authorized agent, including an agent for two or more joint owners, may execute the demand for appraisal for a stockholder of record. However, the agent must identify the record owner and expressly disclose the fact that, in exercising the demand, he is acting as agent for the record owner. A person having a beneficial interest in Maverick common stock held of record in the name of another person, such as a broker or nominee, must act promptly to cause the record holder to follow the steps summarized below in a timely manner to perfect whatever appraisal rights the beneficial owners may have.

A stockholder of ours who elects to exercise appraisal rights should mail or deliver such stockholder’s written demand to Maverick Tube Corporation at our address at 16401 Swingley Ridge Road, Seventh Floor, Chesterfield, Missouri 63017, Attention: Secretary. The written demand for appraisal should specify the stockholder’s name and mailing address, and that the stockholder is thereby demanding appraisal of such stockholder’s Maverick common stock. Within 10 days after the effective time of the merger, we must provide notice of the effective time of the merger to all of our stockholders who have complied with Section 262 and have not voted for the merger.

Within 120 days after the effective time of the merger (but not thereafter), any stockholder who has satisfied the requirements of Section 262 may deliver to us a written demand for a statement listing the aggregate number of shares not voted in favor of the merger and with respect to which demands for appraisal have been received and the aggregate number of holders of such shares. Maverick, as the surviving corporation in the merger, must mail such written statement to the stockholder within 10 days after the stockholders’

request is received by Maverick or within 10 days after the latest date for delivery of a demand for appraisal under Section 262, whichever is later.

Within 120 days after the effective time of the merger (but not thereafter), either Maverick or any stockholder who has complied with the required conditions of Section 262 and who is otherwise entitled to appraisal rights may file a petition in the Delaware Court of Chancery demanding a determination of the fair value of the Maverick shares of stockholders entitled to appraisal rights. Maverick has no present intention to file such a petition if demand for appraisal is made.

Upon the filing of any petition by a stockholder in accordance with Section 262, service of a copy must be made upon Maverick, which must, within 20 days after service, file in the office of the Register in Chancery in which the petition was filed, a duly verified list containing the names and addresses of all stockholders who have demanded payment for their shares and with whom agreements as to the value of their shares have not been reached by Maverick. If a petition is filed by us, the petition must be accompanied by the verified list. The Register in Chancery, if so ordered by the court, will give notice of the time and place fixed for the hearing of such petition by registered or certified mail to us and to the stockholders shown on the list at the addresses therein stated, and notice will also be given by publishing a notice at least one week before the day of the hearing in a newspaper of general circulation published in the City of Wilmington, Delaware, or such publication as the court deems advisable. The forms of the notices by mail and by publication must be approved by the court, and we must bear the costs thereof. The Delaware Court of Chancery may require the stockholders who have demanded an appraisal for their shares (and who hold stock represented by certificates) to submit their stock certificates to the Register in Chancery for notation of the pendency of the appraisal proceedings and the Delaware Court of Chancery may dismiss the proceedings as to any stockholder that fails to comply with such direction.

If a petition for an appraisal is filed in a timely fashion, after a hearing on the petition, the court will determine which stockholders are entitled to appraisal rights and will appraise the shares owned by these stockholders, determining the fair value of such shares, exclusive of any element of value arising from the accomplishment or expectation of the merger, together with a fair rate of interest to be paid, if any, upon the amount determined to be the fair value.

Our stockholders considering seeking appraisal of their shares should note that the fair value of their shares determined under Section 262 could be more, the same or less than the consideration they would receive pursuant to the merger agreement if they did not seek appraisal of their shares. The costs of the appraisal proceeding may be determined by the court and taxed against the parties as the court deems equitable under the circumstances. Upon application of a dissenting stockholder, the court may order that all or a portion of the expenses incurred by any dissenting stockholder in connection with the appraisal proceeding, including reasonable attorneys’ fees and the fees and expenses of experts, be charged pro rata against the value of all shares entitled to appraisal. In the absence of a determination or assessment, each party bears such party’s own expenses. The exchange of shares for cash pursuant to the exercise of appraisal rights will be a taxable transaction for U.S. federal income tax purposes and possibly state, local and foreign income tax purposes as well.

Any stockholder who has duly demanded appraisal in compliance with Section 262 will not, after the effective time of the merger, be entitled to vote for any purpose the shares subject to demand or to receive payment of dividends or other distributions on such shares, except for dividends or distributions payable to stockholders of record at a date prior to the effective time of the merger.

At any time within 60 days after the effective time of the merger, any stockholder will have the right to withdraw such stockholder’s demand for appraisal and to accept the terms offered in the merger agreement. After this period, a stockholder may withdraw such stockholder’s demand for appraisal and receive payment for such stockholder’s shares as provided in the merger agreement only with our consent. If no petition for appraisal is filed with the court within 120 days after the effective time of the merger, stockholders’ rights to appraisal (if available) will cease. Inasmuch as we have no obligation to file such a petition, any stockholder who desires a petition to be filed is advised to file it on a timely basis. No petition timely filed in the court demanding appraisal may be dismissed as to any stockholder without the approval of the court, which approval may be conditioned upon such terms as the court deems just.

Failure by any Maverick stockholder to comply fully with the procedures described above and set forth in Appendix C to this proxy statement may result in termination of such stockholder’s appraisal rights. In view of the complexity of exercising your appraisal rights under Delaware law, if you are considering exercising these rights you should consult with your legal counsel.

TERMS OF THE MERGER AGREEMENT

The following is a summary of the material terms of the merger agreement. This summary does not purport to describe all the terms of the merger agreement and is qualified by reference to the complete merger agreement which is attached as Appendix A to this proxy statement. We urge to you to read the merger agreement carefully and in its entirety because it, and not this proxy statement, is the legal document that governs the merger.

The text of the merger agreement has been included to provide you with information regarding its terms. The terms of the merger agreement (such as the representations and warranties) are intended to govern the contractual rights and relationships, and allocate risks, between the parties in relation to the merger. The merger agreement contains representations and warranties Maverick, Tenaris and OS Acquisition made to each other as of specific dates. The representations and warranties were negotiated between the parties with the principal purpose of setting forth their respective rights with respect to their obligation to complete the merger and may be subject to important limitations and qualifications as set forth therein, including a contractual standard of materiality different from that generally applicable under federal securities laws.

General; The Merger

At the effective time of the merger, upon the terms and subject to the satisfaction or waiver of the conditions of the merger agreement and in accordance with the Delaware General Corporation Law, OS Acquisition will merge with and into Maverick and the separate corporate existence of OS Acquisition will end. Maverick will be the surviving corporation in the merger and will continue to be a Delaware corporation after the merger, wholly-owned by Tenaris. The certificate of incorporation and bylaws of Maverick, as the surviving corporation, will continue to be in effect except that the certificate of incorporation will be amended at the effective time of the merger to limit the number of shares of common stock that Maverick, as the surviving corporation, will be authorized to issue.

The directors of OS Acquisition will, from and after the effective time of the merger, be the initial directors of Maverick, as the surviving corporation, until the earlier of their death, resignation or removal or until their successors are duly elected or appointed and qualified. If requested by Tenaris, Maverick will deliver resignations of Maverick’s directors effective as of the effective time of the merger. The officers of Maverick at the effective time of the merger will, from and after the effective time of the merger, be the initial officers of Maverick, as the surviving corporation, until the earlier of their death, resignation or removal or until their successors are duly elected or appointed and qualified.

When the Merger Becomes Effective

Maverick and Tenaris will file a certificate of merger with the Secretary of State of the State of Delaware on the third business day after the satisfaction or waiver of all the closing conditions to the merger (other than those conditions that by their nature are to be satisfied at the closing), unless Maverick and Tenaris agree to another date in writing. The merger will become effective at the close of business on the date when the certificate of merger is filed with the Secretary of State of the State of Delaware or at such other later date and time as Maverick and Tenaris agree and specify in the certificate of merger.

If stockholders approve the merger agreement, the parties intend to complete the merger as soon as practicable thereafter. The parties to the merger agreement expect to complete the merger in Maverick’s fourth fiscal quarter of 2006. Because the merger is subject to certain conditions, the exact timing of the merger cannot be determined.

Consideration to be Received Pursuant to the Merger; Treatment of Stock Options and Awards

The merger agreement provides that, at the effective time of the merger:

•	each share of Maverick common stock issued and outstanding immediately prior to the effective time of the merger (other than shares held by Maverick, Tenaris, OS Acquisition or any of their direct or indirect wholly-owned subsidiaries and shares held by stockholders who validly perfect their appraisal rights under Delaware law) will be converted into the right to receive $65 in cash;

•	each share of Maverick common stock owned by Maverick, Tenaris or OS Acquisition or any of their direct of indirect wholly-owned subsidiaries or owned by dissenting stockholders who validly perfect their appraisal rights under Delaware law will automatically be cancelled and retired and will cease to exist, and no consideration will be paid in exchange for it; and

•	each share of OS Acquisition common stock will be converted into and become one share of common stock of Maverick, as the surviving corporation.

Each option granted to any current or former employee, consultant or director of Maverick to acquire Maverick common stock, which is outstanding immediately prior to the effective time of the merger, vested or unvested, will be cancelled in exchange for a single lump sum cash payment (less any applicable income or employment tax withholding) equal to the product of:

•	the total number of shares of Maverick common stock subject to the option; and

•	the excess, if any, of the per share merger consideration over the exercise price per share under the option.

Each right of any kind, contingent or accrued, to acquire or receive shares or benefits measured by the value of shares, and each award of any kind consisting of shares that, in each case, may be held, awarded, outstanding, payable or reserved for issuance under Maverick’s stock plans and any other benefit plans, vested or unvested, will be cancelled in exchange for a single lump sum cash payment (less any applicable income or employment tax withholding) equal to the product of:

•	the total number of shares of Maverick common stock subject to the award immediately prior to the effective time of the merger; and

•	the per share merger consideration, or, if the award provides for payments to the extent the value of the shares exceeds a specified reference price, the amount, if any, by which the per share merger consideration exceeds the reference price.

Payment for Maverick Common Stock in the Merger

At the effective time of the merger, Tenaris will cause Maverick, as the surviving corporation, to deposit with a paying agent selected by Tenaris with Maverick’s prior approval, which approval will not be unreasonably withheld or delayed, in trust for the benefit of the holders of Maverick common stock, sufficient cash to pay those stockholders the amounts they are entitled to receive under the merger agreement. After the effective time of the merger, there will be no further transfers in the records of Maverick or its transfer agent of certificates representing Maverick common stock and, if any certificates are presented to Maverick for transfer, they will be cancelled against payment of the merger consideration. After the effective time of the merger, subject to the right to surrender your certificate in exchange for payment of the merger consideration, you will cease to have any rights as a stockholder of Maverick.

As soon as reasonably practicable after the effective time of the merger, the paying agent will mail to each record holder of Maverick common stock a letter of transmittal and instructions for use in effecting the surrender of their Maverick common stock certificates in exchange for the merger consideration. You should not send in your Maverick common stock certificates until you receive the letter of transmittal. The letter of transmittal and instructions will tell you what to do if you have lost a certificate, or if it has been stolen or destroyed. You will have to provide an affidavit to that fact and, if required by Maverick (as the surviving corporation), post a bond in a reasonable amount as Maverick’s directs as indemnity against any claim that may be made against Maverick with respect to such certificate.

The paying agent will promptly pay you your merger consideration after you have surrendered your certificates to the paying agent and provided to the paying agent any other items specified by the letter of transmittal and instructions. The surrendered certificates will be cancelled upon delivery of the merger consideration. Interest will not be paid or accrued in respect of cash payments of merger consideration. Maverick, Tenaris or the paying agent may reduce the amount of any merger consideration paid to you by any applicable withholding taxes.

If payment is to be made to a person other than the person in whose name the Maverick common stock certificate surrendered is registered, it will be a condition of payment that the certificate so surrendered be properly endorsed and otherwise in proper form for transfer and that the person requesting such payment pay any transfer or other taxes required by reason of the payment to a person other than the registered holder of the certificate surrendered of the amount due under the merger agreement, or that such person establish to the satisfaction of the paying agent that such tax has been paid or is not applicable.

Any portion of the exchange fund held by the paying agent that remains unclaimed by our stockholders 180 days after the effective time of the merger will be delivered to the surviving corporation and any stockholders who have not properly surrendered their stock certificates will thereafter look only to the surviving corporation for payment of the merger consideration in the amount due to them under the merger agreement. None of Maverick, Tenaris, the paying agent or any other third party will be liable to any former stockholder for any merger consideration delivered to a public official pursuant to applicable abandoned property, escheat or similar laws.

Representations and Warranties

Maverick has made certain customary representations and warranties in the merger agreement to Tenaris and OS Acquisition, including as to:

•	corporate existence and power, qualification to conduct business and good standing;

•	capital structure;

•	corporate authority to enter into, and carry out the obligations under, the merger agreement and enforceability of the merger agreement;

•	board approval;

•	the fairness opinion of Maverick’s financial advisor;

•	required governmental approvals;

•	no violations of organizational documents and material contracts as a result of the merger;

•	certain noncompetition and bankruptcy contracts;

•	the accuracy of Maverick’s reports filed with or furnished to the SEC since December 31, 2003 and the accuracy of the financial statements included in such reports;

•	internal control over financial reporting and disclosure controls and procedures;

•	absence of any material adverse changes and certain other changes since December 31, 2005;

•	litigation and other liabilities;

•	employee benefits;

•	compliance with laws and licenses;

•	material contracts and the absence of government contracts;

•	real property;

•	inapplicability of anti-takeover statutes;

•	environmental matters;

•	taxes;

•	labor matters;

•	intellectual property;

•	insurance;

•	rights agreement; and

•	brokers and finders.

Certain aspects of the representations and warranties of Maverick are qualified by the concept of “material adverse effect.” For the purposes of the merger agreement, a “material adverse effect” on Maverick means a material adverse effect on the financial condition, properties, assets, liabilities, business or results of operations of Maverick and its subsidiaries, taken as a whole.

Notwithstanding the foregoing, to the extent any effect is caused by or results from any of the following, it shall not be taken into account in determining whether there has been a “material adverse effect” with respect to Maverick:

•	changes in the economy of financial markets generally in the U.S. or other countries in which Maverick and its subsidiaries conduct material operations;

•	changes that are the result of factors generally affecting the principal industries and geographic areas in which Maverick and its subsidiaries operate;

•	any loss or threatened loss of, or adverse change or threatened adverse change in, the relationship of Maverick or any of its subsidiaries with its customers, distributors or suppliers, including any disruption in the steel supply of Maverick or any of its subsidiaries;

•	changes in generally accepted accounting principles in the U.S.;

•	any failure by Maverick to meet any estimates of revenues or earnings for any period ending on or after the date of the merger agreement and prior to the closing of the merger, provided that this exception will not prevent or otherwise affect a determination that any change, effect, circumstance or development underlying such failure has resulted in, or contributed to, a material adverse effect;

•	a decline in the price of Maverick’s common stock on the New York Stock Exchange, provided that this exception will not prevent or otherwise affect a determination that any change, effect, circumstance or development underlying such decline has resulted in, or contributed to, a material adverse effect;

•	the announcement of the execution of the merger agreement or the performance of obligations under the merger agreement;

•	the suspension in trading on the New York Stock Exchange;

•	the commencement, occurrence, continuation or escalation of any war, armed hostilities or acts of terrorism involving any geographic region in which Maverick or any of its subsidiaries operates;

•	changes in any applicable law, rule or regulation or the application thereof, including the effects of any duties on products of the type manufactured by Maverick and its subsidiaries or windfall profits tax;

•	changes in the price of oil and natural gas or the number of active drilling rigs operating in the geographic areas in which Maverick and its subsidiaries operate; and

•	changes in the price of raw materials, including steel, of the type and grade customarily purchased by Maverick and its subsidiaries;

provided, further, that with respect to the first two bullet points above, such change, event, circumstance or development does not disproportionately adversely affect Maverick and its subsidiaries compared to other similarly situated companies (by size or otherwise) operating in the principal industries and geographic areas in which Maverick and its subsidiaries operate.

Each of Tenaris and OS Acquisition has made certain representations and warranties in the merger agreement to Maverick, including as to:

•	corporate existence and power, qualification to conduct business and good standing;

•	corporate authority to enter into, and carry out the obligations under, the merger agreement and enforceability of the merger agreement;

•	required governmental approvals;

•	no violations of organizational documents and material contracts as a result of the merger;

•	litigation;

•	available funds; and

•	capitalization of OS Acquisition.

The representations and warranties contained in the merger agreement do not survive the completion of the merger or the termination of the merger agreement.

Agreements Relating to Maverick’s Interim Operations

Maverick has agreed that until the completion of the merger, Maverick and its subsidiaries will carry on their businesses in the ordinary and usual course of business and will use the respective reasonable best efforts to preserve their business organizations intact and maintain existing relations and goodwill with governmental entities, customers, suppliers, distributors, creditors, lessors, employees and business associates and keep available the services of their present employees and agents.

In addition, Maverick has agreed, with certain exceptions, that neither it nor any of its subsidiaries will, prior to the completion of the merger, do any of the following without the prior written consent of Tenaris, which approval shall not be unreasonably withheld or delayed:

•	adopt or propose any change in its certificate of incorporation or by-laws or other applicable governing instruments;

•	merge, consolidate Maverick or its subsidiaries with any other person, or restructure, reorganize or completely or partially liquidate or otherwise enter into any agreements or arrangements with similar effect on Maverick’s or the subsidiaries’ assets, operations or businesses;

•	acquire assets outside of the ordinary course of business from any other person with a value or purchase price in the aggregate in excess of $10 million, other than acquisitions pursuant to contracts in effect as of the date of the merger agreement;

•	issue, sell, pledge, dispose of, grant, transfer, encumber, or authorize the issuance, sale, pledge, disposition, grant, transfer, lease, license, guarantee or encumbrance of, any shares of capital stock of Maverick or any of its subsidiaries, with certain exceptions, or securities convertible or exchangeable into or exercisable for any shares of such capital stock, or any options, warrants or other rights of any kind to acquire any shares of such capital stock or such convertible or exchange securities;

•	create or incur any encumbrance on any material assets of Maverick or its subsidiaries;

•	make any loans, advances or capital contributions to or investments in any person (other than Maverick or any direct or indirect wholly-owned subsidiary of Maverick) other than advances to suppliers or loans to employees and prospective employees in the ordinary course of business consistent with past practice;

•	declare, set aside, make or pay any dividend or other distribution, payable in cash, stock, property or otherwise, with respect to any of its capital stock (except for dividends paid by any direct or indirect wholly-owned subsidiary to Maverick or another such subsidiary) or enter into any agreement with respect to the voting of its capital stock;

•	reclassify, split, combine, subdivide or redeem, purchase or otherwise acquire, directly or indirectly, any of its capital stock or securities convertible or exchangeable into or exercisable for any shares of its capital stock;

•	incur any indebtedness for borrowed money or guarantee such indebtedness of another person, or issue or sell any debt securities or warrants or other rights to acquire any debt security of Maverick or any of its subsidiaries, except for (A) indebtedness for borrowed money incurred in the ordinary course of business consistent with past practices (x) not to exceed $50 million in the aggregate or (y) in replacement of existing indebtedness for borrowed money, (B) guarantees incurred by Maverick of indebtedness of wholly-owned subsidiaries of Maverick or (C) interest rate swaps in respect of newly incurred indebtedness on customary commercial terms consistent with past practice;

•	except as set forth in the capital budgets and consistent therewith in respect of the year ended December 31, 2006, make or commit to make any capital expenditure in excess of (A) $20 million in the aggregate during the year ended December 31, 2006 and (B) $20 million in the aggregate in respect of each of the first two calendar quarters in the year ended December 31, 2007;

•	enter into any contract that would have been a material contract had it been entered into prior to the merger agreement;

•	make any material changes with respect to accounting policies or procedures, except as required by changes in generally accepted accounting principles in the U.S. or interpretations thereof;

•	settle any litigation or other proceedings before a governmental entity for an amount in excess of $3 million individually (or $20 million in the aggregate) or any obligation or liability of Maverick in excess of such amounts;

•	amend or modify in any material respect or terminate any material contract, or cancel or modify in any material respect or waive any debts or claims held by it or waive any rights having in each case a value in excess of $3 million individually (or $20 million in the aggregate);

•	make any material tax election, settle any tax claim or change any method of tax accounting in excess of $10 million individually (or $20 million in the aggregate);

•	sell, suffer an encumbrance, or lease any assets, product lines or businesses of Maverick or its subsidiaries, including capital stock of any of its subsidiaries, except in connection with services provided or products sold in the ordinary course of business and sales of obsolete assets not constituting a product line or business and except for sales, leases, licenses or other dispositions of assets not constituting a product line or business with a fair market value not in excess of $30 million in the aggregate, other than pursuant to contracts in effect prior to the date of the merger agreement;

•	except as required pursuant to existing written, binding agreements in effect prior to the date of the merger agreement, (A) grant or provide any severance or termination payments or benefits to any director, officer or employee of Maverick of any of its subsidiaries, except, in the case of employees who are not officers, in the ordinary course of business consistent with past practice, (B) increase the levels of compensation, bonus or pension, welfare, severance or other benefits of, pay any bonus to, or make any new equity awards to any director, officer or employee of Maverick or any of its subsidiaries, except for increases in the ordinary course of business consistent with past practice for employees who are not officers, (C) establish, adopt, amend in any material respect or terminate any benefit plan or amend the terms of any outstanding equity-based awards, (D) take any action to accelerate the vesting of payment, or fund or in any other way secure the payment, of compensation or benefits under any benefit plan, to the extent not already provided in any such benefit plan, (E) change any actuarial or other assumptions used to calculate funding obligations with respect to any benefit plan or change the manner in which contributions to such plans are made or the basis on which such contributions are determined, except as may be required by generally accepted accounting principles in the U.S. or applicable law, or (F) forgive any loans to directors, officers or, other than in the ordinary course of business consistent with past practices, employees of Maverick or any of its subsidiaries; or

•	agree, authorize or commit to do any of the foregoing actions.

Furthermore, Maverick and Tenaris each agreed to designate an officer as its representative for purposes of consulting with the other party, as reasonably requested by Maverick or Tenaris, with respect to the business of Maverick and its subsidiaries, provided that any such consultation will be conducted in accordance with any requirements of applicable law.

Maverick also agreed that from and after the date of the merger agreement to cause its subsidiaries to consult with representatives of Tenaris with respect to any negotiation of a new contract to replace a specified collective bargaining agreement expiring on December 31, 2006.

No Solicitation of Competing Proposals

The merger agreement provides that Maverick, its subsidiaries and their respective officers and directors will not, and Maverick will use its reasonable best efforts to instruct and cause its and its subsidiaries’ employees, investment bankers, attorneys, accountants and other advisors or representatives not to, directly or indirectly:

•	initiate, solicit or encourage any inquiries or the making of any proposal or offer that constitutes, or could reasonably be expected to lead to, any “acquisition proposal” (as defined below);

•	engage in, continue or otherwise participate in any discussions or negotiations regarding, or provide any non-public information or data to any third party relating to, any acquisition proposal; or

•	otherwise facilitate knowingly any effort or attempt to make an acquisition proposal.

However, at any time prior to the adoption of the merger agreement by the holders of a majority of the outstanding shares of Maverick common stock entitled to vote on the adoption at the special meeting, Maverick may:

•	provide information in response to a request by a third party who has made an unsolicited bona fide written acquisition proposal providing for the acquisition of more than 50% of the assets (on a consolidated basis) or total voting power of the equity securities of Maverick if Maverick receives from the third party an executed confidentiality agreement on terms not less restrictive in any material respect to the other party than those contained in the confidentiality agreement between Maverick and Tenaris, it being understood that such confidentiality agreement need not prohibit the making, or amendment, of an acquisition proposal, and promptly discloses any information to Tenaris that had not been provided previously to Tenaris;

•	engage or participate in any discussions or negotiations with any third party who has made an unsolicited bona fide written acquisition proposal; or

•	after having complied with the provisions in the merger agreement relating to the board’s change of recommendation or authorization of an alternative transaction, approve, recommend, or otherwise declare advisable or propose to approve, recommend or declare advisable (publicly or otherwise) an unsolicited bona fide written acquisition proposal, if and only to the extent that, (A) prior to taking any action described in the three bullet points above, our board of directors determines in good faith after consultation with outside legal counsel that such action is necessary in order for the directors to comply with their fiduciary duties under applicable law; (B) in the case of the first two bullet points above, our board of directors has determined in good faith after consultation with its financial advisor that such acquisition proposal either constitutes a superior proposal or is reasonably expected to result in a “superior proposal” (as defined below); and (C) in the case of the third bullet above, our board of directors determines in good faith, after consultation with its financial advisor and legal counsel, that such acquisition proposal is a superior proposal.

For purposes of the merger agreement, the term “acquisition proposal” means any proposal or offer with respect to (i) a merger, joint venture, partnership, consolidation, dissolution, liquidation, tender offer, recapitalization, reorganization, share exchange, business combination or similar transaction or (ii) any other direct or indirect acquisition, in the case of clause (i) or (ii), involving 15% or more of the total voting power or of any class of equity securities of Maverick or those of any of its significant subsidiaries, or 15% or more of the consolidated total assets (including, without limitation, equity securities of its subsidiaries) of Maverick, in each case other than the transactions contemplated by the merger agreement.

For purposes of the merger agreement, the term “superior proposal” means an unsolicited bona fide acquisition proposal involving 75% or more of the assets (on a consolidated basis) or total voting power of the equity securities of Maverick that the board of directors of Maverick has determined in its good faith judgment is reasonably expected to be consummated in accordance with its terms, taking into account all legal, financial and regulatory aspects of the proposal and the third party making the proposal, and if consummated, would result in a transaction more favorable to Maverick’s stockholders from a financial point of view than the transaction contemplated by the merger agreement (after taking into account any revisions to the terms of the transaction contemplated by the merger agreement and the time likely to be required to consummate such acquisition proposal).

Special Meeting of Maverick’s Stockholders; Recommendation of Our Board of Directors

The merger agreement provides that Maverick will, subject to applicable law and its organizational documents and the fiduciary duties of its board of directors, take all action necessary to convene a special meeting of its stockholders as promptly as practicable after this proxy statement is cleared by the SEC for mailing to Maverick’s stockholders for the purpose of considering and voting upon the adoption of the merger agreement. The merger agreement further provides that, except in certain circumstances, our board of directors must recommend, and take all lawful action to solicit, the adoption of the merger agreement by Maverick’s stockholders.

Indemnification and Insurance of Maverick’s Directors and Officers

The merger agreement provides that:

•	from and after the effective time of the merger, Tenaris will, or will cause Maverick to, honor all rights to indemnification, including rights relating to advancement of expenses, or exculpation existing in favor of each present and former director and officer of Maverick or any of its subsidiaries, with respect to any costs, expenses, judgments, fines, losses, claims, damages or liabilities incurred in connection with any claim, action, suit, proceeding or investigation, whether civil, criminal, administrative or investigative, arising out of matters existing or occurring at or prior to the effective time, whether asserted or claimed prior to, at or after the effective time, to the fullest extent that Maverick would have been permitted under Delaware law and its certificate of incorporation or by-laws in effect on the date hereof to indemnify, and advance expenses to, such person; provided, that any determination required to be made with respect to whether an officer’s or director’s conduct complies with the standards set forth under Delaware law and Maverick’s certificate of incorporation and by-laws shall be made by independent counsel jointly selected by the Maverick and the indemnified party;

•	any indemnified party wishing to claim indemnification under the preceding bullet must promptly notify Tenaris and Maverick upon learning of any such claim, action, suit, proceeding or investigation, but the failure to so notify will not relieve Maverick of any liability it may have to such indemnified party except to the extent such failure materially prejudices the indemnifying party. In the event of any such claim, action, suit, proceeding or investigation (whether arising before or after the effective time), (i) Maverick will have the right to assume the defense thereof and Tenaris and Maverick will not be liable to such indemnified parties for any legal expenses of other counsel or any other expenses subsequently incurred by such indemnified parties in connection with the defense thereof, with specified exceptions for conflicts of interests requiring alternative counsel, (ii) the indemnified parties will cooperate in the defense of any such matter, and (iii) Tenaris and Maverick will not be liable for any settlement effected without their prior written consent; provided, that Tenaris and Maverick will not have any obligation hereunder to any indemnified party if and when a court of competent jurisdiction ultimately make a final determination that the indemnification of such indemnified party in the manner contemplated hereby is prohibited by applicable law; and

•	prior to the effective time, Maverick will obtain and fully pay a premium of up to $4 million in the aggregate for the extension of (i) the Side A coverage part (directors’ and officers’ liability) of Maverick’s existing directors’ and executive officers’ insurance policies, and (ii) Maverick’s existing fiduciary liability insurance policies, for a claims reporting or discovery period of at least six years from and after the effective time from an insurance company or companies with the same or better credit rating from AM Best Company as Maverick’s current insurance companies on its existing directors’ and officers’ insurance policies and fiduciary liability insurance policies, with terms, conditions, retentions and limits of liability that are at least as favorable as such existing policies, with respect to any actual or alleged error, misstatement, misleading statement, act, omission, neglect, breach of duty, or any matter claimed against a director or officer of Maverick solely by reason of their serving in such capacity, that existed or occurred at or prior to the effective time. If Maverick for any reason fails to obtain such “tail” insurance policies as of the effective time, the surviving corporation will, and Tenaris will cause the surviving corporation to either (i) obtain such policies and, pending the effectiveness of such policies, continue to maintain in effect for a period of at least six years from and after the effective time the tail insurance in place as of the date of the merger agreement with benefits and levels of coverage at least as favorable as provided in Maverick’s existing policies as of the date of the merger agreement or (ii) use reasonable best efforts to purchase comparable tail insurance for such six-year period with benefits and levels of coverage at least as favorable as provided in Maverick’s existing policies as of the date of the merger agreement (although neither Maverick nor Tenaris will be required to expend more than an amount per year equal to 300% of the current annual premiums paid by Maverick for such insurance).

Employee Matters

During the period from the effective time of the merger through December 31, 2007, Tenaris will not reduce the aggregate levels of benefits provided to Maverick’s employees under Maverick’s benefit plans other than in respect of any equity-based compensation. Tenaris will recognize each Maverick employee’s service under all of Tenaris’ benefit plans. For purposes of Tenaris’ benefit plans providing medical, dental, prescription drug, vision, life insurance or disability benefits to Maverick’s employees, Tenaris will cause its employee benefit plans to (i) waive all pre-existing condition exclusions as if such exclusions were waived under a comparable Maverick plan and (ii) take into account any eligible expenses incurred by Maverick’s employees and their dependents for purposes of satisfying all deductible, coinsurance and maximum out-of-pocket requirements applicable to them under the applicable Tenaris benefit plan. Tenaris will, and will cause Maverick to, honor all employee benefit obligations to current and former employees under Maverick’s benefit plans.

The merger agreement also provides that:

•	Maverick’s chief executive officer may implement a retention and transaction bonus plan; provided that (i) the aggregate amount of bonuses paid pursuant to the plan shall not exceed $10 million, (ii) not more than $4.5 million of the amount so payable shall be paid to Maverick’s executive officers, and (iii) the net after-tax cost to Maverick of such plan (including any tax gross up payments or loss of tax deduction relating to such payments) shall not exceed $13.5 million;

•	prior to the effective time of the merger, Maverick may award prorated bonuses to employees of Maverick and its subsidiaries under Maverick’s bonus programs for the portion of the applicable performance period completed prior to the effective time, and prorated assuming full satisfaction of all performance objectives; provided that (i) the aggregate amount of such prorated bonuses shall not exceed $6 million and (ii) the net after-tax cost to Maverick of such bonuses (including any tax gross up payments or loss of tax deduction relating to such payments) shall not exceed $6.5 million; and

•	if the merger has not been completed by November 15, 2006, then, instead of normal grants of annual equity based compensation awards to employees and officers of Maverick and its subsidiaries, Maverick may grant cash bonuses to such employees and officers in a manner and amount consistent with the awards granted in the preceding year; provided that (i) the aggregate amount of such cash bonuses shall not exceed $9.9 million and (ii) the net after-tax costs to Maverick of such bonuses (including any tax gross up payments or loss of tax deduction relating to such payments) shall not exceed $7.5 million.

Other Agreements

The merger agreement provides that:

•	upon reasonable advance notice and subject to certain limitations and applicable law, Maverick must:

•	give Tenaris and its officers and other authorized representatives reasonable access during normal business hours to Maverick’s employees, properties, books, contracts and records; and

•	furnish to Tenaris all information concerning its business, properties and personnel as Tenaris may reasonably request other than privileged information and information that, in the reasonable judgment of Maverick, would result in the disclosure of a trade secret or otherwise violate Maverick’s confidentiality obligations to a third party if Maverick has not been able to obtain the third party’s consent despite its reasonable best efforts.

•	upon the terms and subject to the conditions of the merger agreement, Maverick, Tenaris and OS Acquisition will each use its reasonable best efforts to take all actions and to do, or cause to be done, and to assist and cooperate with the other parties in doing, all things necessary, proper or advisable to complete the merger in the most expeditious manner reasonably practicable, including but not limited to the following actions, provided that Maverick and its subsidiaries will obtain the prior written consent of Tenaris before taking, agreeing to take or refraining to take any such action:

•	obtaining all necessary waivers, consents and approvals from all governmental entities and making all necessary registrations and filings and taking all steps as may be necessary to obtain an approval or waiver from, or to avoid an action or proceeding by, any governmental entity, including those in connection with the HSR Act, the Competition Act (Canada), and Colombian competition approval;

•	defending any lawsuits or other legal proceedings, whether judicial or administrative, challenging the merger agreement or the consummation of the transactions contemplated thereby, including seeking to have any stay or temporary restraining order entered into by any court or other governmental entity vacated or reversed;

•	in the case of Tenaris, promptly, if required by any governmental entity, taking all steps and making all undertakings to secure antitrust clearance (including, subject to the proviso below, steps to effect the sale or other disposition of particular properties of Maverick and its subsidiaries and to hold separate such properties pending such sale or other disposition);

•	keeping the other party informed in all material respects of any material communication with any governmental entity and of any material communication received or given in connection with any proceeding by a private party relating to the transactions contemplated by the merger agreement and permitting the other party to review any such material communication and attend and participate in meetings and conferences with such governmental entity or private party;

•	obtaining of all necessary consents, approvals or waivers from third parties; and

•	executing and delivering any additional instruments necessary to consummate the transactions contemplated by the merger agreement;

provided, however, that Tenaris and its subsidiaries are not required to agree to any disposition of or change in or limitation on its assets or business (other than Maverick and its subsidiaries after the merger) outside the U.S. or agree to any disposition of or change in or limitation on the assets or business of Maverick and its subsidiaries in any jurisdiction outside of the U.S. in which Maverick or its subsidiaries operates manufacturing facilities, except for dispositions, changes or limitations that do not affect in any material respect the value or operations of its business in any such jurisdiction.

•	Maverick and Tenaris will consult with each other prior to issuing any press release or public announcement regarding the merger and prior to making any filings with any third party or governmental entity regarding the merger, except as required by law, by obligations pursuant to any listing agreement with or rules of any national securities exchange or interdealer quotation service, or by the request of any government entity;

•	Maverick and its board of directors will grant any required approvals under and act to eliminate or minimize the effects of any anti-takeover statute or regulation that is or may become applicable to the merger;

•	with respect to the proxy statement:

•	Maverick will promptly notify Tenaris of the receipt of SEC comments or requests for additional information with respect to the proxy statement and Maverick will promptly provide Tenaris copies of all correspondence between Maverick and any of its representatives and the SEC with respect to the proxy statement;

•	Maverick and Tenaris will each use its reasonable best efforts to promptly provide responses to the SEC with respect to all SEC comments received on the proxy statement and Maverick will cause the definitive proxy statement to be mailed as promptly as possible after the date the SEC staff advises that it has no further comments or that Maverick may commence mailing the proxy statement; and

•	Maverick agrees that it will promptly (and, in any event, within 48 hours) notify Tenaris of the receipt of any inquiries, proposals, offers or information requests, or the initiation of any discussions or negotiations, with respect to an acquisition proposal, indicating the material terms and conditions of, and copies of, any proposals or offers (redacted, if necessary, to remove the identity of the third party making the proposal or offer) and to keep Tenaris informed, on a current basis, of the status and terms of any such proposals or offers and the status of any such discussions or negotiations, including any change in the Company’s intentions as previously notified.

The merger agreement contains certain other covenants, including a covenant relating to the delisting of Maverick’s common stock from the New York Stock Exchange.

Conditions to the Merger

Closing Conditions for Each Party

The obligations of Maverick, Tenaris and OS Acquisition to complete the merger are subject to the satisfaction or, to the extent permitted by applicable law, the waiver on or prior to the effective time of the merger, of each of the following conditions:

•	the approval of the merger agreement by holders of a majority of the shares of Maverick common stock outstanding on the record date;

•	(A) any waiting period applicable to the consummation of the merger under the HSR Act shall have expired or been earlier terminated, (B) Tenaris shall have received written evidence from the responsible minister under the Investment Canada Act that such minister is satisfied or deemed to be satisfied that the transactions contemplated by the merger agreement are likely of net benefit to Canada, (C) (x) the Commissioner of Competition appointed under the Competition Act (Canada) or a person authorized by the commissioner shall have issued an advance ruling certificate under section 102 of the Competition Act (Canada) in respect of the merger and shall not have subsequently withdrawn or purported to withdraw such certificate or have indicated that she has obtained new information as a result of which she is no longer satisfied that she would not have sufficient grounds on which to apply to the Competition Tribunal with respect to the merger; or (y) (I) the applicable time period under Section 123 of the Competition Act (Canada) shall have expired or been waived or terminated by the commissioner; and (II) the commissioner shall have advised Tenaris that the commissioner does not intend to make an application to the Competition Tribunal in respect of the merger, such advice shall not be conditioned upon or have terms and conditions that would adversely affect in any material respect the values or operations of Maverick or Tenaris or their respective subsidiaries, and the commissioner shall not have rescinded or amended such advice, and (D) all waiting periods, consents, approvals and other actions by the Republic of Colombia under national antitrust and competition laws having expired, been obtained or otherwise become inapplicable to the merger;

•	other than the filing of the certificate of merger with the Secretary of State of the State of Delaware and the filings required by the preceding bullet point, all other authorizations, consents, orders or approvals, or declarations, notices or filings with, or expirations of waiting periods imposed by, any governmental entity in connection with the merger have been made or obtained, as the case may be, except for those the failure to make or obtain, individually or in the aggregate, are not reasonably expected to have a material adverse effect on Maverick or to provide a reasonable basis to conclude that Maverick, Tenaris or OS Acquisition or any of their respective affiliates would be subject to criminal sanctions or any of their respective representatives would be subject to the risk of criminal or civil sanctions; and

•	the absence of any law, rule, regulation, ordinance, judgment, writ, injunction, decree, arbitration award, agency requirement or other order (whether temporary, preliminary or permanent) by a court or governmental entity of competent jurisdiction that is in effect and restrains, enjoins or otherwise prohibits consummation of the merger or the other transactions contemplated by the merger agreement.

Additional Closing Conditions for Maverick

Maverick’s obligation to complete the merger is subject to the satisfaction or, to the extent permitted by applicable law, the waiver on or prior to the effective time of the merger, of each of the following additional conditions:

•	the representations and warranties of Tenaris shall be true and correct in all material respects when made and as of the closing date of the merger (or, to the extent such representations and warranties speak as of an earlier date, they need only be true and correct in all respects as of such earlier date);

•	each of Tenaris and OS Acquisition shall have performed in all material respects all obligations required under the merger agreement to be performed by it at or prior to completion of the merger; and

•	Maverick shall have received certificates signed by an executive officer of Tenaris to the effect that the conditions described in the two preceding bullet points have been satisfied.

Additional Closing Conditions for Tenaris and OS Acquisition

Tenaris’ and OS Acquisition’s obligations to complete the merger are subject to the satisfaction or, to the extent permitted by applicable law, the waiver on or prior to the effective time of the merger, of each of the following additional conditions:

•	the representations and warranties of Maverick with respect to capital structure, corporate authority, certain contracts, takeover statutes and the rights agreement shall be true and correct in all material respects when made and as of the closing date of the merger (or, to the extent such representations and warranties speak as of a earlier date, they need only be true and correct in all material respects as of such earlier date);

•	the representations and warranties of Maverick (other than the representations and warranties referred to in the preceding bullet point) shall be true and correct when made and as of the closing date of the merger (or, to the extent a representation or warranty speaks as of an earlier date, it need only be true and correct as of such earlier date) without regard to any qualifications as to material adverse effect or materiality, except where the failure of such representations and warranties to be true and correct, individually or in the aggregate, has had or is reasonably expected to have a material adverse effect on Maverick;

•	Maverick shall have performed in all material respects each obligation required under the merger agreement to be performed by it at or prior to the completion of the merger;

•	Tenaris shall have received certificates signed by the chief executive officer of Maverick to the effect that the conditions described in the two preceding bullet points have been satisfied;

•	review and investigation of the merger under Exon-Florio shall have been terminated and the President of the United States (or other authority that may become authorized to so act) shall have taken no action authorized under Exon-Florio with respect to the merger; and

•	since the date of the merger agreement, no change, event, circumstance or development has occurred that has had, or is reasonably expected to have, a material adverse effect on Maverick.

There is no financing condition to Tenaris’ and OS Acquisition’s obligations to complete the merger. As stated above, the closing conditions to the merger may be waived to the extent permitted by applicable law. Maverick may waive any of the conditions listed under the heading “Additional Closing Conditions for Maverick.” Similarly, Tenaris or OS Acquisition may waive any of the conditions listed under the heading “Additional Closing Conditions for Tenaris and OS Acquisition.” Despite their ability to do so, no party to the merger agreement, as of the date of this proxy statement, intends to waive any closing condition. The conditions relating to stockholder approval and prohibition or disallowance of the merger by a governmental entity may not be waived by any party to the merger agreement.

Termination of the Merger Agreement

Circumstances Under Which Any Party May Terminate the Merger Agreement

Tenaris and Maverick may mutually agree to terminate the merger agreement at any time prior to the effective time of the merger upon the mutual written consent of the parties. Either Tenaris or Maverick may also terminate the merger agreement at any time if:

•	the merger shall not have been completed by December 31, 2006;

•	the adoption of the merger agreement by Maverick’s stockholders required for the completion of the merger shall not have been obtained at the special meeting or any adjournment or postponement of such meeting; or

•	any governmental entity of competent jurisdiction shall have issued an order, decree or ruling or taken any other action restraining, enjoining or otherwise prohibiting consummation of the merger, and such order, decree, ruling or other action shall have become final and non-appealable;

provided, however, that no party may terminate the merger agreement pursuant to the three preceding bullet points if it has breached in any material respect its obligations under the merger agreement in any manner that proximately contributed to the occurrence of the failure of a condition to consummation of the merger.

Circumstances Under Which Maverick May Terminate the Merger Agreement

Maverick may also terminate the merger agreement:

•	at any time prior to stockholder approval if (i) Maverick is not in material breach of any of the terms of the non-solicitation provisions of the merger agreement, (ii) our board of directors authorizes Maverick to enter into a definitive agreement concerning a transaction that constitutes a superior proposal and Maverick notifies Tenaris in writing that it intends to enter into such an agreement, (iii) Tenaris does not, within three (3) business days of receipt of Maverick’s written notification, make an offer that our board of directors determines, in good faith after consultation with its financial advisors, is at least as favorable to Maverick’s stockholders as the superior proposal and (iv) Maverick prior to such termination pays to Tenaris in immediately available funds a termination fee equal to $72.5 million and reimburses Tenaris for expenses up to a maximum amount of $5 million; or

•	at any time if there is a breach by Tenaris or OS Acquisition of any representation, warranty, covenant or agreement contained in the merger agreement that would give rise to a failure of a condition described in any of the first three bullet points under “— Conditions to the Merger — Additional Closing Conditions for Maverick” and which has not been cured, or is not capable of being cured, within 30 days following written notice of such breach from Maverick to Tenaris.

Circumstances Under Which Tenaris May Terminate the Merger Agreement

Tenaris may also terminate the merger agreement at any time, if:

•	our board of directors withholds, withdraws, qualifies or modifies its recommendation that Maverick’s stockholders vote for the approval of the merger agreement and the transactions contemplated thereby, including the merger, or our board of directors approves, recommends or otherwise declares advisable any superior proposal that was not solicited, initiated, encouraged or knowingly facilitated if the board of directors has determined in good faith, after consultation with outside legal counsel, that such action was necessary in order for the directors to comply with their fiduciary duties under applicable law;

•	Maverick failed to take a stockholder vote prior to December 31, 2006;

•	a tender offer or exchange offer for outstanding shares of Maverick common stock shall have been publicly disclosed and our board of directors recommends that Maverick’s stockholders tender their shares in such tender or exchange offer; or

•	there is a breach by Maverick of any representation, warranty, covenant or agreement contained in the merger agreement, or any such representation and warranty has become untrue after the date of the merger agreement, that would give rise to a failure of a condition described in any of the first three bullet points under “— Conditions to the Merger — Additional Closing Conditions for Tenaris and OS Acquisition” and which has not been cured, or is not capable of being cured, within 30 days following written notice of such breach from Tenaris to Maverick.

Effects of Terminating the Merger Agreement

If the merger agreement is terminated, the merger agreement shall become void and of no effect and there shall be no liability on the part of Maverick, Tenaris or OS Acquisition or their respective representatives or affiliates, except, in general, as provided in this section and under “— Expenses,” except that none of Maverick, Tenaris or OS Acquisition shall be relieved of any liability or damages resulting from any willful material breach of the merger agreement and except that the confidentiality agreement entered into between Maverick and Tenaris shall survive such termination.

Maverick has agreed to pay Tenaris the termination fee of $72.5 million, and to reimburse Tenaris for all out-of-pocket expenses incurred by Tenaris or OS Acquisition in connection with the merger agreement up to a maximum of $5 million, if the merger agreement is terminated:

•	by Maverick if (i) Maverick is not in material breach of any of the terms of the non-solicitation provisions in the merger agreement and, at any time prior to the holding of the stockholder vote on the merger, (ii) our board of directors authorizes Maverick to enter into an agreement with respect to a superior proposal and Maverick notifies Tenaris in writing that it intends to enter into such an agreement, and (iii) Tenaris has not made, within three (3) business days’ receipt of Maverick’s written notice, an offer that our board of directors determines, in good faith after consultation with its financial advisors, is at least as favorable to Maverick’s stockholders as the superior proposal; or

•	by Tenaris if (i) our board of directors withholds, withdraws, modifies or changes its recommendation that Maverick’s stockholders vote for the approval and adoption of the merger agreement and the transactions contemplated thereby, including the merger, or (ii) our board of directors recommends that Maverick’s stockholders tender their shares in a publicly-disclosed tender offer or exchange offer for Maverick’s shares.

Maverick has agreed to pay Tenaris the termination fee of $72.5 million, and to reimburse Tenaris for all out-of-pocket expenses incurred by Tenaris or OS Acquisition in connection with the merger agreement up to a maximum of $5 million, only if any of the following events occurs and within 12 months of such termination, Maverick enters into a definitive agreement with respect to, or shall have consummated or recommended to Maverick’s stockholders, an acquisition proposal:

•	an acquisition proposal is publicly made to Maverick, or the intention to make an acquisition proposal is publicly announced (and has not been withdrawn) and either Maverick or Tenaris terminates the merger agreement because (i) the transaction has not occurred by December 31, 2006 or (ii) the approval by stockholders required for the completion of the merger shall not have been obtained at the special meeting or any adjournment of such meeting;

•	Tenaris terminates because (i) Maverick fails to take a stockholder vote on the merger prior to December 31, 2006 or (ii) there is a breach by Maverick of any representation, warranty, covenant or agreement contained in the merger agreement that would give rise to a failure of a condition described in any of the first three bullet points under “— Conditions to the Merger — Additional Closing Conditions for Maverick” and which has not been cured, or is not capable of being cured, within 30 days following written notice of such breach from Tenaris to Maverick; or

•	Maverick terminates because there is a breach by Tenaris of any representation, warranty, covenant or agreement contained in the merger agreement that would give rise to a failure of a condition described in any of the first three bullet points under “— Conditions to the Merger — Additional Closing Conditions for Tenaris and OS Acquisition” and which has not been cured, or is not capable of being cured, within 30 days following written notice of such breach from Maverick to Tenaris, and, on or prior to the date of termination, any event has occurred giving rise to Parent’s right to terminate pursuant to the preceding bullet point.

If Tenaris or Maverick terminates because (i) the merger has not been completed by December 31, 2006 and, as of the date of termination, the condition relating to regulatory approvals in Canada or Colombia has not been satisfied and all other conditions to closing have been, or are readily capable of being, satisfied or (ii) any governmental entity of competent jurisdiction shall have issued a final and non-appealable order prohibiting consummation of the merger to enforce antitrust or competition law in any jurisdiction outside of the U.S. in which Maverick or its subsidiaries operates manufacturing facilities, then Tenaris will, within two days after the date of such termination, pay Maverick a termination fee equal to $30 million.

If either party fails to promptly pay any amounts due pursuant to this section, and, in order to obtain such payment, the other party commences a suit that results in a judgment for the termination fee, the party that failed to make a required payment shall pay to the other party its costs and expenses (including attorneys’ fees) in connection with such suit, including interest. The parties acknowledge that payment of a termination fee pursuant to this section shall be the receiving party’s sole and exclusive remedy under the merger agreement.

Expenses

Except as otherwise described under “— Effects of Terminating the Merger Agreement,” whether or not the merger is completed, all costs and expenses incurred in connection with the merger agreement and the merger and the other transactions contemplated by the merger agreement will be paid by the party incurring such expenses. Notwithstanding the foregoing, Maverick, as the surviving corporation, will pay all charges and expenses in connection with the exchange of stock certificates and the payment of the merger consideration, including those of the paying agent, and Tenaris will reimburse Maverick for such charges and expenses.

Modification or Amendment of the Merger Agreement

Subject to applicable law, at any time prior to the effective time, any provision of the merger agreement may be amended or modified by Maverick and Tenaris by written agreement executed and delivered by their respective duly authorized officers.

PAST CONTACTS, TRANSACTIONS OR NEGOTIATIONS

Except as described under “The Merger — Background of the Merger” beginning on page 14 of this proxy statement, there have not been any negotiations, transactions or material contacts during the past two years concerning any merger, consolidation, acquisition, tender offer or other acquisition of any class of Maverick’s securities, election of Maverick’s directors or sale or other transfer of a material amount of Maverick’s assets (i) between Maverick or any of its affiliates, on the one hand, and Maverick, Tenaris, OS Acquisition, their respective executive officers, directors, members or controlling persons, on the other hand, (ii) between any affiliates of Maverick or (iii) between Maverick and its affiliates, on the one hand, and any person not affiliated with Maverick who would have a direct interest in such matters, on the other hand.

MARKETS AND MARKET PRICE

Our common stock trades on the New York Stock Exchange under the symbol “MVK.” As of [ • ], 2006, there were [ • ] shares of common stock outstanding, held by approximately [ • ] stockholders of record.

The following table sets forth the high and low reported closing sale prices for our common stock for the periods shown as reported on the New York Stock Exchange Composite Tape.

	High	Low

2004
First Quarter	$23.97	$17.00
Second Quarter	$27.65	$20.11
Third Quarter	$31.82	$26.08
Fourth Quarter	$31.75	$25.75
2005
First Quarter	$36.47	$28.72
Second Quarter	$34.55	$26.62
Third Quarter	$34.53	$28.98
Fourth Quarter	$40.78	$26.58
2006
First Quarter	$53.46	$40.15
Second Quarter (through June 29, 2006)	$63.30	$45.56

On June 12, 2006, the last trading day before Maverick publicly announced the execution of the merger agreement, the high and low sale prices for Maverick common stock as reported on the New York Stock Exchange were $48.13 and $45.39 per share, respectively, and the closing sale price on that date was $45.66. On [ • ], 2006, the last trading day for which information was available prior to the date of the first mailing of this proxy statement, the high and low sale prices for Maverick common stock as reported on the New York Stock Exchange were $[ • ] and $[ • ] per share, respectively, and the closing sale price on that date was $[ • ].

STOCKHOLDERS SHOULD OBTAIN A CURRENT MARKET QUOTATION FOR MAVERICK COMMON STOCK BEFORE MAKING ANY DECISION WITH RESPECT TO THE MERGER.

Maverick has not declared or paid cash dividends on its common stock since incorporation. Maverick currently intends to retain earnings to finance the growth and development of our business and does not anticipate paying cash dividends in the near future. Maverick’s credit agreement restricts the amount of dividends on its common stock.

In addition, under the merger agreement, Maverick has agreed not to pay any cash dividends on its common stock before the completion of the merger. After the merger, Maverick will be a privately-held company, and it is not anticipated that it will regularly pay dividends.

SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT

The table below contains information regarding the beneficial ownership of shares of Maverick common stock by each person or entity known by Maverick to own beneficially 5% or more of the total number of outstanding shares of Maverick common stock. This information has been obtained from filings with the SEC as of June 29, 2006. The table below also contains information regarding the beneficial ownership of shares of Maverick common stock as of [ • ], 2006 by (i) the Chief Executive Officer, (ii) all other executive officers of Maverick serving as such as of [ • ], 2006 and (iii) the directors and executive officers of Maverick as of [ • ], 2006 as a group (9 persons). The individuals named have furnished this information to us.

	Beneficial Ownership(1)
			Restricted
Name and Address(2)	Shares	Options(3)	Stock Units(4)	Total	Percent

Neuberger Berman Inc.(5)	3,480,636	—	—	3,480,636	9.4%
605 Third Avenue
New York, NY 1015
Barclays Global Investors, NA(6)	2,807,497	—	—	2,807,497	7.6%
45 Fremont Street, 17th Floor
San Francisco, CA 94105
FMR Corp.(7)	2,646,792	—	—	2,646,792	7.2%
82 Devonshire Street
Boston, MA 02109
Wachovia Corporation(8)	2,762,064	—	—	2,762,064	7.5%
One Wachovia Center
Charlotte, NC 28288
Third Avenue Management LLC(9)	2,302,925	—	—	2,302,925	6.2%
622 Third Avenue, 32nd Floor
New York, NY 10017
C. Robert Bunch(10)	25,684	72,012	13,150	110,846	*
T. Scott Evans(11)	71,720	91,666	21,133	184,519	*
Joyce M. Schuldt(12)	9,954	57,060	9,953	76,967	*
Gerald Hage(13)	3,000	12,500	—	15,500	*
David H. Kennedy(14)	24,650	37,500	—	62,150	*
Wayne P. Mang(15)	5,500	5,000	—	10,500	*
Paul McDermott(16)	4,000	27,500	—	31,500	*
C. Adams Moore(17)	4,000	7,500	—	11,500	*
Jack B. Moore(18)	2,000	10,000	—	12,000	*
All current directors and executive officers as a group (9 persons)	150,508	320,738	44,236	515,482	1.4%

*	Less than 1%

(1)	Unless otherwise indicated, we believe that all persons named in the table have sole investment and voting power over the options and/or shares of stock owned.

(2)	Unless otherwise indicated, the address of each of the beneficial owners identified is c/o Maverick Tube Corporation, 16401 Swingley Ridge Road, Seventh Floor, Chesterfield, Missouri 63017.

(3)	Options to purchase shares that are presently or will become exercisable within 60 days or which will become exercisable upon completion of the merger.

(4)	Restricted stock units will fully vest upon completion of the merger.

(5)	As reflected on Schedule 13G, filed with the SEC on February 14, 2006, by Neuberger Berman Inc. (“Neuberger”). Neuberger reported sole voting power of 2,567,136 shares, sole dispositive power of 3,480,636 and shared voting power of 226,000 shares.

(6)	As reflected on Schedule 13G, filed with the SEC on January 30, 2006, by Barclays Global Investors, NA for itself and its affiliate, Barclays Global Fund Advisors (together, “Barclays”). Barclays reported sole voting power of 2,629,528 shares, sole dispositive power of 2,807,497 shares and no shared voting or dispositive power.

(7)	As reflected on Schedule 13G, filed with the SEC on February 14, 2006, by FMR Corp. (“FMR”). FMR reported sole voting power of 227,850 shares, sole dispositive power of 2,646,792 shares and no shared voting or dispositive power.

(8)	As reflected on Schedule 13G, filed with the SEC on February 10, 2006, by Wachovia Corporation. Wachovia Corporation reported sole voting power of 2,697,985 shares, sole dispositive power of 2,731,068 shares, shared dispositive power of 936 shares and no shared voting power.

(9)	As reflected on Schedule 13G/ A, filed with the SEC on February 15, 2006, by Third Avenue Management LLC (“Third Avenue”). Third Avenue reported sole voting power of 2,276,875 shares, sole dispositive power of 2,302,925 shares and no shared voting or dispositive power.

(10)	Shares consist of 12,533 shares of common stock and 13,151 shares of restricted common stock.

(11)	Shares consist of 560 shares of common stock and 21,134 shares of restricted common stock which are held directly by Mr. Evans and 50,026 shares of common stock which are held in various trusts of which Mr. Evans is a trustee.

(12)	Shares consist of 9,954 shares of restricted common stock.

(13)	Shares consist of 334 shares of common stock and 2,666 shares of restricted common stock.

(14)	Shares consist of 21,984 shares of common stock and 2,666 shares of restricted common stock.

(15)	Shares consist of 2,834 shares of common stock and 2,666 shares of restricted common stock.

(16)	Shares consist of 1,334 shares of common stock and 2,666 shares of restricted common stock.

(17)	Shares consist of 1,334 shares of common stock and 2,666 shares of restricted common stock.

(18)	Shares consist of 2,000 shares of restricted common stock.

INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

The financial statements as of December 31, 2005 and December 31, 2004 and for each of the three years for the period ended December 31, 2005, incorporated by reference in this proxy statement, have been audited by Ernst & Young LLP, independent registered public accounting firm, as stated in their report incorporated by reference in this proxy statement.

FUTURE STOCKHOLDER PROPOSALS

If the merger is completed, there will be no public participation in any future meetings of Maverick’s stockholders. If the merger is not completed, however, stockholders will continue to be entitled to attend and participate in meetings of stockholders. If the merger is not completed, Maverick will inform its stockholders, by press release or other means determined reasonable by Maverick, of the date by which stockholder proposals must be received by Maverick for inclusion in the proxy materials relating to Maverick’s 2007 annual meeting, which proposals must comply with the rules and regulations of the SEC then in effect.

WHERE STOCKHOLDERS CAN FIND MORE INFORMATION

Maverick files annual, quarterly and current reports, proxy statements and other documents with the SEC under the Exchange Act. These reports, proxy statements and other information contain additional information about Maverick and will be made available for inspection and copying at Maverick’s executive offices during regular business hours by any stockholder or a representative of a stockholder as so designated in writing.

Stockholders may read and copy any reports, statements or other information filed by Maverick at the SEC’s public reference room at Station Place, 100 F Street, N.E., Washington, D.C. 20549. You may also obtain copies of this information by mail from the public reference section of the SEC at Station Place, 100 F Street, N.E., Washington, D.C. 20549, at prescribed rates. Please call the SEC at 1-800-SEC-0330 for further information on the operation of the public reference room. Maverick’s SEC filings made electronically through the SEC’s EDGAR system are available to the public at the SEC’s website located at http://www.sec.gov. You can also inspect reports, proxy statements and other information about Maverick at the offices of the New York Stock Exchange. For further information on obtaining copies of our public filings at the New York Stock Exchange, you should call (212) 656-3000.

A list of stockholders will be available for inspection by stockholders of record at Maverick’s executive offices at 16401 Swingley Ridge Road, Seventh Floor, Chesterfield, Missouri 63017 during regular business hours beginning two business days after notice of the special meeting is given and continuing to the date of the special meeting. The list of stockholders will be available at the special meeting or any adjournment thereof. The opinion of Morgan Stanley that the per share merger consideration is fair, from a financial point of view, to the holders of Maverick common stock, a copy of which is attached to this proxy statement as Appendix B, will also available for inspection and copying at the same address, upon written request by, and at the expense of, the interested stockholder.

The SEC allows Maverick to “incorporate by reference” information that it files with the SEC in other documents into this proxy statement. This means that Maverick may disclose important information to you by referring you to another document filed separately with the SEC. The information incorporated by reference is considered to be part of this proxy statement. This proxy statement and the information that Maverick files later with the SEC may update and supersede the information incorporated by reference. Similarly, the information that Maverick later files with the SEC may update and supersede the information in this proxy statement. Such updated and superseded information will not, except as so modified or superseded, constitute part of this proxy statement.

Maverick incorporates by reference each document it files under Sections 13(a), 13(c), 14 or 15(d) of the Exchange Act after the date of the initial filing of this proxy statement and before the special meeting. Maverick also incorporates by reference in this proxy statement the following documents filed by it with the SEC under the Exchange Act:

•	Maverick’s Annual Report on Form 10-K for the fiscal year ended December 31, 2005, as amended;

•	Maverick’s Quarterly Report on Form 10-Q for the quarterly period ended March 31, 2006; and

•	Maverick’s Current Reports on Form 8-K filed with the SEC on June 2, 2006 and June 13, 2006.

Maverick undertakes to provide without charge to each person to whom a copy of this proxy statement has been delivered, upon request, by first class mail or other equally prompt means, within one business day of receipt of such request, a copy of any or all of the documents incorporated by reference in this proxy statement, other than the exhibits to these documents, unless the exhibits are specifically incorporated by reference into the information that this proxy statement incorporates. You may obtain documents incorporated by reference by requesting them in writing or by telephone at the following address and telephone number:

Maverick Tube Corporation
Attention: Secretary
16401 Swingley Ridge Road, Seventh Floor
Chesterfield, Missouri 63017
Telephone number: (636) 733-1600

You may also obtain documents incorporated by reference by requesting them by telephone from Georgeson Inc., our proxy solicitor, at 866-695-6076. Documents should be requested by [ • ], 2006 in order to receive them before the special meeting. You should be sure to include your complete name and address in your request.

This proxy statement does not constitute an offer to sell, or a solicitation of an offer to buy, any securities, or the solicitation of a proxy, in any jurisdiction to or from any person to whom it is not lawful to make any offer or solicitation in that jurisdiction. The delivery of this proxy statement should not create an implication that there has been no change in the affairs of Maverick since the date of this proxy statement or that the information herein is correct as of any later date.

Tenaris and OS Acquisition have supplied, and Maverick has not independently verified, the information in this proxy statement relating to Tenaris and OS Acquisition.

Stockholders should not rely on information other than that contained or incorporated by reference in this proxy statement. Maverick has not authorized anyone to provide information that is different from that contained in this proxy statement. This proxy statement is dated [ • ], 2006. No assumption should be made that the information contained in this proxy statement is accurate as of any date other than that date, and the mailing of this proxy statement will not create any implication to the contrary. Notwithstanding the foregoing, in the event of any material change in any of the information previously disclosed, Maverick will, where relevant and if required by applicable law, update such information through a supplement to this proxy statement.

APPENDIX A

EXECUTION COPY

AGREEMENT AND PLAN OF MERGER
among
MAVERICK TUBE CORPORATION,
TENARIS S.A.
and
OS ACQUISITION CORPORATION
Dated as of June 12, 2006

A-i

A-ii

AGREEMENT AND PLAN OF MERGER

AGREEMENT AND PLAN OF MERGER (hereinafter called this ‘‘Agreement”), dated as of June 12, 2006, among MAVERICK TUBE CORPORATION, a Delaware corporation (the “Company”), TENARIS S.A., a corporation organized under the laws of Luxembourg (“Parent”), and OS ACQUISITION CORPORATION, a Delaware corporation and an indirect wholly owned subsidiary of Parent (“Merger Sub”).

RECITALS

WHEREAS, the respective boards of directors of each of Parent, Merger Sub and the Company have approved the merger of Merger Sub with and into the Company (the “Merger”) upon the terms and subject to the conditions set forth in this Agreement and have approved and declared advisable this Agreement; and

WHEREAS, the Company, Parent and Merger Sub desire to make certain representations, warranties, covenants and agreements in connection with this Agreement.

NOW, THEREFORE, in consideration of the premises, and of the representations, warranties, covenants and agreements contained herein, the parties hereto agree as follows:

ARTICLE I

The Merger; Closing; Effective Time

1.1.  The Merger.   Upon the terms and subject to the conditions set forth in this Agreement, at the Effective Time (as defined in Section 1.3), Merger Sub shall be merged with and into the Company and the separate corporate existence of Merger Sub shall thereupon cease. The Company shall be the surviving corporation in the Merger (sometimes hereinafter referred to as the ‘‘Surviving Corporation”), and the separate corporate existence of the Company, with all its rights, privileges, immunities, powers and franchises, shall continue unaffected by the Merger, except as set forth in Article II. The Merger shall have the effects specified in the Delaware General Corporation Law (the “DGCL”).

1.2.  Closing.  Unless otherwise mutually agreed in writing between the Company and Parent, the closing for the Merger (the “Closing”) shall take place at the offices of Sullivan & Cromwell LLP, 125 Broad Street, New York, New York, at 9:00 a.m. (Eastern Time) on the third business day (the ‘‘Closing Date”) following the day on which the last to be satisfied or waived of the conditions set forth in Article VII (other than those conditions that by their nature are to be satisfied at the Closing, but subject to the fulfillment or waiver of those conditions) shall be satisfied or waived in accordance with this Agreement. For purposes of this Agreement, the term “business day” shall mean any day ending at 11:59 p.m. (Eastern Time) other than a Saturday or Sunday or a day on which banks are required or authorized to close in the City of New York.

1.3.  Effective Time.  On the Closing Date, the Company and Parent will cause a Certificate of Merger (the “Delaware Certificate of Merger”) to be executed, acknowledged and filed with the Secretary of State of the State of Delaware as provided in Section 251 of the DGCL. The Merger shall become effective at the time when the Delaware Certificate of Merger has been duly filed with the Secretary of State of the State of Delaware or at such later time as may be agreed by the parties in writing and specified in the Delaware Certificate of Merger (the “Effective Time”).

ARTICLE II

Certificate of Incorporation and By-laws
of the Surviving Corporation

2.1.  The Certificate of Incorporation.  The certificate of incorporation of the Company as in effect immediately prior to the Effective Time shall be the certificate of incorporation of the Surviving Corporation (the “Charter”), until duly amended as provided therein or by applicable Laws (as defined in Section 5.1(i)), except that Article FOURTH of the Charter shall be amended to read in its entirety as follows: “The aggregate number of shares that the Corporation shall have the authority to issue is 1,000 shares of Common Stock, par value $1.00 per share.” Notwithstanding the foregoing, until the sixth anniversary of the Effective Time, the Charter shall include provisions substantially identical to Articles TENTH and ELEVENTH of the certificate of incorporation of the Company as in effect immediately prior to the Effective Time except for modifications thereof that are not adverse to the rights as of the Closing Date of beneficiaries of such provisions.

2.2.  The By-laws.  The by-laws of the Company in effect immediately prior to the Effective Time shall be the by-laws of the Surviving Corporation (the “By-laws”), until thereafter amended as provided therein or by applicable Laws.

ARTICLE III

Officers and Directors
of the Surviving Corporation

3.1.  Directors.  The board of directors of Merger Sub at the Effective Time shall, from and after the Effective Time, consist of the directors of the Surviving Corporation until their successors have been duly elected or appointed and qualified or until their earlier death, resignation or removal in accordance with the Charter and the By-laws. The Company shall, if requested by Parent, deliver resignations of directors of the Company, effective as of the Effective Time.

3.2.  Officers.  The officers of the Company at the Effective Time shall, from and after the Effective Time, be the officers of the Surviving Corporation until their successors shall have been duly elected or appointed and qualified or until their earlier death, resignation or removal in accordance with the Charter and the By-laws.

ARTICLE IV

Effect of the Merger on Capital Stock;
Exchange of Certificates

4.1.  Effect on Capital Stock.  At the Effective Time, as a result of the Merger and without any action on the part of the holder of any capital stock of the Company:

(a)  Merger Consideration.  Each share of the common stock, par value $0.01 per share, of the Company (together with the associated Rights (as defined in Section 5.1(b)(i)), each a “Share” or, collectively, the ‘‘Shares”), issued and outstanding immediately prior to the Effective Time (other than (i) Shares owned by Parent, Merger Sub or any other direct or indirect wholly owned subsidiary of Parent, Shares owned by the Company or any direct or indirect wholly owned subsidiary of the Company, and in each case not held on behalf of third parties, and (ii) Shares that are owned by stockholders (“Dissenting Stockholders”) who have perfected and not withdrawn or lost appraisal rights pursuant to Section 262 of the DGCL (each, an ‘‘Excluded Share” and collectively, “Excluded Shares”)) shall be converted into the right to receive $65 per Share (the “Per Share Merger Consideration”). At the Effective Time, all of the Shares shall cease to be outstanding, shall be cancelled and shall cease to exist, and each certificate (a “Certificate”) formerly representing any of the Shares (other than Excluded Shares) shall thereafter represent only the right to receive the Per Share Merger Consideration, without interest, and each certificate formerly representing Shares owned by Dissenting Stockholders shall thereafter represent only the right to receive the payment to which reference is made in Section 4.2(f).

(b)  Cancellation of Shares.  Each Excluded Share referred to in Section 4.1(a)(i) shall, by virtue of the Merger and without any action on the part of the holder thereof, cease to be outstanding, shall be cancelled without payment of any consideration therefor and shall cease to exist and each Excluded Share referred to in Section 4.1(a)(ii) shall be converted into the right to receive the payment to which reference is made in Section 4.2(f).

(c)  Merger Sub.  At the Effective Time, each share of common stock, par value $0.01 per share, of Merger Sub issued and outstanding immediately prior to the Effective Time shall be converted into one share of common stock, par value $0.01 per share, of the Surviving Corporation.

4.2.  Exchange of Certificates.

(a)  Paying Agent.  At or prior to the Closing, Parent shall deposit, or shall cause to be deposited, with a paying agent selected by Parent with the Company’s prior approval (such approval not to be unreasonably withheld or delayed) (the “Paying Agent”), for the benefit of the holders of Shares, a cash amount in immediately available funds necessary for the Paying Agent to make payments under Section 4.1(a) (such cash being hereinafter referred to as the “Exchange Fund”). The Paying Agent shall invest the Exchange Fund as directed by Parent, provided that such investments shall be in obligations of or guaranteed by the United States of America, in commercial paper obligations rated A-1 or P-1 or better by Moody’s Investors Service, Inc. or Standard & Poor’s Corporation, respectively, or in certificates of deposit, bank repurchase agreements or banker’s acceptances of commercial banks with capital exceeding $1 billion. Any interest and other income resulting from such investment shall become a part of the Exchange Fund, and any amounts in excess of the amounts payable under Section 4.1(a) shall be returned to the Surviving Corporation in accordance with Section 4.2(d).

(b)  Exchange Procedures.  Promptly after the Effective Time (and in any event within three business days), the Surviving Corporation shall cause the Paying Agent to mail to each holder of record of Shares (other than holders of Excluded Shares) (i) a letter of transmittal in customary form specifying that delivery shall be effected, and risk of loss and title to the Certificates shall pass, only upon delivery of the Certificates (or affidavits of loss in lieu thereof as provided in Section 4.2(e)) to the Paying Agent, such letter of transmittal to be in such form and have such other provisions as Parent and the Company may reasonably agree, and (ii) instructions for use in effecting the surrender of the Certificates (or affidavits of loss in lieu thereof as provided in Section 4.2(e)) in exchange for the Per Share Merger Consideration. Upon surrender of a Certificate (or affidavit of loss in lieu thereof as provided in Section 4.2(e)) to the Paying Agent in accordance with the terms of such letter of transmittal, duly executed, the holder of such Certificate shall be entitled to receive in exchange therefor a cash amount in immediately available funds (after giving effect to any required tax withholdings as provided in Section 4.2(g)) equal to (x) the number of Shares represented by such Certificate (or affidavit of loss in lieu thereof as provided in Section 4.2(e)) multiplied by (y) the Per Share Merger Consideration, and the Certificate so surrendered shall forthwith be cancelled. No interest will be paid or accrued on any amount payable upon due surrender of the Certificates. In the event of a transfer of ownership of Shares that is not registered in the transfer records of the Company, a check for any cash to be exchanged upon due surrender of the Certificate may be issued to such transferee if the Certificate formerly representing such Shares is presented to the Paying Agent, accompanied by all documents reasonably required to evidence and effect such transfer and to evidence that any applicable stock transfer taxes have been paid or are not applicable.

(c)  Transfers.  From and after the Effective Time, there shall be no transfers on the stock transfer books of the Company of the Shares that were outstanding immediately prior to the Effective Time. If, after the Effective Time, any Certificate is presented to the Surviving Corporation, Parent or the Paying Agent for transfer, it shall be cancelled and exchanged for the cash amount in immediately available funds to which the holder thereof is entitled pursuant to this Article IV.

(d)  Termination of Exchange Fund.  Any portion of the Exchange Fund (including the proceeds of any investments thereof) that remains unclaimed by the stockholders of the Company for 180 days after the Effective Time shall be delivered to the Surviving Corporation. Any holder of Shares (other than Excluded Shares) who has not theretofore complied with this Article IV shall thereafter look only to the Surviving Corporation for payment of the Per Share Merger Consideration (after giving effect to any required tax withholdings as provided in Section 4.2(g)) upon due surrender of its Certificates (or affidavits of loss in lieu thereof), without any interest thereon. Notwithstanding the foregoing, none of the Surviving Corporation, Parent, the Paying Agent or any other Person (as defined below) shall be liable to any former holder of Shares for any amount properly delivered to a public official pursuant to applicable abandoned property, escheat or similar Laws. For purposes of this Agreement, the term “Person” shall mean any individual, corporation (including not-for-profit), general or limited partnership, limited liability company, joint venture, estate, trust, association, organization, Governmental Entity (as defined in Section 5.1(d)(i)) or other entity of any kind or nature.

(e)  Lost, Stolen or Destroyed Certificates.  In the event any Certificate shall have been lost, stolen or destroyed, upon the making of an affidavit of that fact by the Person claiming such Certificate to be lost, stolen or destroyed and, if required by Parent, the posting by such Person of a bond in customary amount and upon such terms as may be required by Parent as indemnity against any claim that may be made against it or the Surviving Corporation with respect to such Certificate, the Paying Agent will issue a check in the amount (after giving effect to any required tax withholdings as provided in Section 4.2(g)) equal to the number of Shares represented by such lost, stolen or destroyed Certificate multiplied by the Per Share Merger Consideration.

(f)  Appraisal Rights.  No Person who has perfected a demand for appraisal rights pursuant to Section 262 of the DGCL shall be entitled to receive the Per Share Merger Consideration with respect to the Shares owned by such Person unless and until such Person shall have effectively withdrawn or lost such Person’s right to appraisal under the DGCL. Each Dissenting Stockholder shall be entitled to receive only the payment provided by Section 262 of the DGCL with respect to Shares owned by such Dissenting Stockholder. The Company shall give Parent (i) prompt notice of any written demands for appraisal, attempted withdrawals of such demands, and any other instruments served pursuant to applicable Laws that are received by the Company relating to stockholders’ rights of appraisal and (ii) the opportunity to direct all negotiations and proceedings with respect to demand for appraisal under the DGCL. The Company shall not, except with the prior written consent of Parent, voluntarily make any payment with respect to any demands for appraisal, offer to settle or settle any such demands or approve any withdrawal of any such demands.

(g)  Withholding Rights.  Each of Parent and the Surviving Corporation shall be entitled to deduct and withhold from the consideration otherwise payable pursuant to this Agreement to any holder of Shares, Company Options or Company Awards (each as defined below) such amounts as it is required to deduct and withhold with respect to the making of such payment under the Code (as defined in Section 5.1(h)(ii)), or any other applicable state, local or foreign Tax (as defined in Section 5.1(n)) law. To the extent that amounts are so withheld by the Surviving Corporation or Parent, as the case may be, such withheld amounts (i) shall be remitted by Parent or the Surviving Corporation, as applicable, to the applicable Governmental Entity, and (ii) shall be treated for all purposes of this Agreement as having been paid to the holder of such Shares, Company Options or Company Awards in respect of which such deduction and withholding was made by the Surviving Corporation or Parent, as the case may be.

4.3.  Treatment of Stock Plans.

(a)  Treatment of Options.  At the Effective Time each outstanding option to purchase Shares (a “Company Option”) under the Stock Plans (as defined in Section 5.1(b)(i)), vested or unvested, shall be cancelled and shall only entitle the holder thereof to receive, promptly after the Effective Time, an amount in cash equal to the product of (x) the total number of Shares subject to the Company Option times (y) the excess, if any, of the Per Share Merger Consideration over the exercise price per Share under such Company Option less applicable Taxes required to be withheld with respect to such payment as provided in Section 4.2(g).

(b)  Company Awards.  At the Effective Time, each right of any kind, contingent or accrued, to acquire or receive Shares or benefits measured by the value of Shares, and each award of any kind consisting of Shares that, in each case, may be held, awarded, outstanding, payable or reserved for issuance under the Stock Plans and any other Benefit Plans (as defined in Section 5.1(h)(i)), other than Company Options (the “Company Awards”), vested or unvested, shall be cancelled and shall only entitle the holder thereof to receive an amount in cash which, at the Effective Time, shall be equal to (x) the number of Shares subject to such Company Award immediately prior to the Effective Time times (y) the Per Share Merger Consideration (or, if the Company Award provides for payments to the extent the value of the Shares exceeds a specified reference price, the amount, if any, by which the Per Share Merger Consideration exceeds such reference price), less applicable Taxes required to be withheld with respect to such payment as provided in Section 4.2(g).

(c)  Corporate Actions.  At or prior to the Effective Time, the Company, the board of directors of the Company and the compensation committee of the board of directors of the Company, as applicable, shall adopt any resolutions and take any actions which are necessary to effectuate the provisions of Section 4.3(a) and 4.3(b). The Company shall take all actions necessary to ensure that from and after the Effective Time neither Parent nor the Surviving Corporation will be required to deliver Shares or other capital stock of the Company to any Person pursuant to or in settlement of Company Options or Company Awards.

4.4.  Adjustments to Prevent Dilution.  In the event that the Company changes the number of Shares or securities convertible or exchangeable into or exercisable for Shares issued and outstanding prior to the Effective Time as a result of a reclassification, stock split (including a reverse stock split), stock dividend or distribution, recapitalization, merger, issuer tender or exchange offer, or other similar transaction, the Per Share Merger Consideration shall be equitably adjusted.

ARTICLE V

Representations and Warranties

5.1.  Representations and Warranties of the Company.  Except as set forth in the corresponding sections or subsections of the disclosure letter delivered to Parent by the Company prior to entering into this Agreement (the “Company Disclosure Letter”) (it being agreed that disclosure of any item in any section or subsection of the Company Disclosure Letter shall be deemed disclosure with respect to any other section or subsection to which the relevance of such item is reasonably apparent), the Company hereby represents and warrants to Parent and Merger Sub that:

(a)  Organization, Good Standing and Qualification.  Each of the Company and its Subsidiaries (as defined below) is a legal entity duly organized, validly existing and in good standing under the Laws of its respective jurisdiction of organization and has all requisite corporate or similar power and authority to own, lease and operate its properties and assets and to carry on its business as currently conducted and is qualified to do business and is in good standing as a foreign corporation or similar entity in each jurisdiction where the ownership, leasing or operation of its assets or properties or conduct of its business requires such qualification, except where the failure to be so organized, qualified or in good standing, or to have such power or authority, would not, individually or in the aggregate, reasonably be expected to have a Company Material Adverse Effect (as defined below). The Company has made available to Parent complete and correct copies of the Company’s and its Significant Subsidiaries’ (as defined below) certificates of incorporation and by-laws or comparable governing documents, each as amended to the date hereof, and each as so made available is in effect on the date hereof. As used in this Agreement, the term (i) “Subsidiary” means, with respect to any Person, any other Person of which at least a majority of the securities or ownership interests having by their terms ordinary voting power to elect a majority of the board of directors or other persons performing similar functions is directly or indirectly owned or controlled by such Person and/or by one or more of its Subsidiaries, (ii) “Significant Subsidiary” is as defined in Rule 1.02(w) of Regulation S-X promulgated pursuant to the Securities Exchange Act of 1934, as amended (the “Exchange Act”) and (iii) “Material Adverse Effect” with respect to the Company means a material adverse effect on the financial condition, properties, assets, liabilities, business or results of operations of the Company and its Subsidiaries taken as a whole; provided, however, that to the extent any effect is caused by or results from any of the following, it shall not be taken into account in determining whether there has been a Material Adverse Effect with respect to the Company:

(A) changes in the economy or financial markets generally in the United States or other countries in which the Company and its Subsidiaries conduct material operations;

(B) changes that are the result of factors generally affecting the principal industries and geographic areas in which the Company and its Subsidiaries operate;

(C) any loss or threatened loss of, or adverse change or threatened adverse change in, the relationship of the Company or any of its Subsidiaries with its customers, distributors or suppliers, including any disruption in the steel supply of the Company or any of its Subsidiaries;

(D) changes in GAAP (as defined in Section 5.1(e)(iv)) or interpretation thereof after the date hereof;

(E) any failure by the Company to meet any estimates of revenues or earnings for any period ending on or after the date of this Agreement and prior to the Closing, provided that the exception in this clause shall not prevent or otherwise affect a determination that any change, effect, circumstance or development underlying such failure has resulted in, or contributed to, a Material Adverse Effect;

(F) a decline in the price of the Company’s common stock on the New York Stock Exchange (the “NYSE”), provided that the exception in this clause shall not prevent or otherwise affect a determination that any change, effect, circumstance or development underlying such decline has resulted in, or contributed to, a Material Adverse Effect;

(G) the announcement of the execution of this Agreement or the performance of obligations under this Agreement;

(H) the suspension in trading generally on the NYSE;

(I) the commencement, occurrence, continuation or escalation of any war, armed hostilities or acts of terrorism involving any geographic region in which the Company or any of its Subsidiaries operates;

(J) changes in any applicable Law, rule or regulation or the application thereof, including the effects of any duties on products of the type manufactured by the Company and its Subsidiaries or windfall profits Tax;

(K) changes in the price of oil and natural gas or the number of active drilling rigs operating in the geographic areas in which the Company and its Subsidiaries operate; and

(L) changes in the price of raw materials, including steel, of the type and grade customarily purchased by the Company and its Subsidiaries;

provided, further, that, with respect to clauses (A) and (B), such change, event, circumstance or development does not disproportionately adversely affect the Company and its Subsidiaries compared to other similarly situated companies (by size or otherwise) operating in the principal industries and geographic areas in which the Company and its Subsidiaries operate.

(b)  Capital Structure.

(i) The authorized capital stock of the Company consists of 80,000,000 Shares, of which 36,954,786 Shares were outstanding as of the close of business on June 12, 2006 and 5,000,000 shares of preferred stock, par value $.01 per share, of which no shares are outstanding. All of the outstanding Shares have been duly authorized and are validly issued, fully paid and nonassessable. Other than (A) 737,554 Shares subject to issuance under the Company’s 1994 Stock Option Plan, as amended, 1999 Director Stock Option Plan, 2004 Stock Incentive Plan for Non-Employee Directors, Second Amended and Restated 2004 Omnibus Incentive Plan, and Amended and Restated Prudential Steel, Ltd. Stock Option Plan (the “Stock Plans”) as of the close of business on June 12, 2006, (B) 5,010,932 Shares subject to issuance upon conversion of the 4.00% Senior Subordinated Convertible Notes due June 15, 2033 (the “2003 Convertible Notes”), issued pursuant to the Indenture dated as of June 9, 2003 (the “2003 Convertible Notes Indenture”), between the Company and The Bank of New York, as Trustee, the 4.00% Senior Subordinated Convertible Notes due June 15, 2033 (the “2004 Convertible Notes”), issued pursuant to the Indenture dated as of December 30, 2004 (the “2004 Convertible Notes Indenture”), between the Company and The Bank of New York, as Trustee, and the 1.875% Senior Subordinated Convertible Notes due November 15, 2025 (the “2005 Convertible Notes”), issued pursuant to the Indenture dated as of November 15, 2005 (the “2005 Convertible Notes Indenture”), between the

Company and The Bank of New York Trust Company, N.A., as Trustee (the 2003 Convertible Notes, the 2004 Convertible Notes and the 2005 Convertible Notes, collectively, the “Convertible Subordinated Debentures”) (assuming, for these purposes, (1) conversion of all Convertible Subordinated Debentures after the Closing Date in connection with the Merger, (2) Shares are delivered to the holders in the conversion as if the Merger had not occurred and such Shares, with respect to any net share settled instruments, include only such net shares, (3) the number of Shares so delivered in respect of any make-whole premium is calculated assuming a Closing Date of August 1, 2006, and (4) the value of a Share is equal to $65), and (C) 6,160,150 Shares subject to issuance upon the exercise of warrants issued to Morgan Stanley & Co. International Limited (“MSIL”) (the “Warrants”), none of which will be issued or subject to issuance assuming the completion of the Merger, the Company has no Shares subject to issuance. Section 5.1(b)(i) of the Company Disclosure Letter contains a correct and complete list of options, restricted stock, restricted stock units, stock appreciation rights and any other rights with respect to the Shares under the Stock Plans, including the number of Shares and, where applicable, exercise price. Each of the outstanding shares of capital stock or other securities of each of the Company’s Subsidiaries is duly authorized, validly issued, fully paid and nonassessable and owned by the Company or by any Subsidiary of the Company, free and clear of any Encumbrance (as defined in Section 5.1(k)(iv)) other than Encumbrances created under that certain Amended and Restated Credit Agreement dated August 5, 2005 (the “Credit Agreement”) by and between the Company and certain of its Subsidiaries and JPMorgan Chase Bank, N.A. as administrative agent for the lenders under the Credit Agreement. Except as set forth above, and except for the Convertible Subordinated Debentures and the preferred stock purchase rights (the “Rights”) attached to each issued and outstanding Share and distributed pursuant to the Amended and Restated Shareholder Rights Agreement dated September 22, 2000 between the Company and Computershare Investor Services, LLC, as successor to Harris Trust and Savings Bank (the “Rights Agreement”), there are no preemptive or other outstanding rights, options, warrants, conversion rights, stock appreciation rights, redemption rights, repurchase rights, agreements, arrangements, calls, commitments or rights of any kind that obligate the Company or any of its Subsidiaries to issue or sell any shares of capital stock or other securities of the Company or any of its Subsidiaries or any securities or obligations convertible or exchangeable into or exercisable for, or giving any Person a right to subscribe for or acquire, any securities of the Company or any of its Subsidiaries, and no securities or obligations evidencing such rights are authorized, issued or outstanding. Upon any issuance of any Shares in accordance with the terms of the Stock Plans, such Shares will be duly authorized, validly issued, fully paid and nonassessable and free and clear of any Encumbrances. Except for the Convertible Subordinated Debentures, the Company does not have outstanding any bonds, debentures, notes or other obligations the holders of which have the right to vote (or convertible into or exercisable for securities having the right to vote) with the stockholders of the Company on any matter.

(I) The occurrence of the Merger will constitute an event that will enable the holders of the 2003 Convertible Notes to convert such 2003 Convertible Notes. As of the date hereof, the 2003 Convertible Notes are convertible based on the trading price of the Shares. Holders who convert 2003 Convertible Notes prior to the Closing Date will be entitled to receive (x) Shares, if the conversion consideration owing in respect of such conversion is deliverable prior to the Closing Date and (y) cash if the conversion consideration owing in respect of such conversion is deliverable on or after the Closing Date. 2003 Convertible Notes not converted prior to the Closing Date will remain outstanding and will thereafter be convertible into cash.

(II) The occurrence of the Merger will constitute an event that will enable the holders of the 2004 Convertible Notes to convert such 2004 Convertible Notes. As of the date hereof, the 2004 Convertible Notes are convertible based on the trading price of the Shares. Holders who convert 2004 Convertible Notes prior to the Closing Date will be entitled to receive (x) cash and Shares, if the conversion consideration owing upon conversion is deliverable prior to the Closing Date and (y) cash if the conversion consideration owing in respect of such conversion is deliverable on or after the Closing Date. 2004 Convertible Notes not converted prior to the Closing Date will remain outstanding and will thereafter be convertible in accordance with the terms of the 2004 Convertible Notes Indenture.

(III) The Merger will constitute a fundamental change that will enable the holders of the 2005 Convertible Notes to convert such 2005 Convertible Notes. Holders who convert 2005 Convertible Notes in connection with the Merger will be entitled to receive (x) cash and Shares if the conversion consideration owing in respect of such conversion is deliverable prior to the Closing Date and (y) solely cash if the conversion consideration owing in respect of such conversion is deliverable on or after the Closing Date. A make-whole premium, expressed as an increase in the conversion rate applicable to the 2005 Convertible Notes, will be payable to holders who convert 2005 Convertible Notes in connection with the Merger. Such make-whole premium will be payable in cash only after the Closing Date. 2005 Convertible Notes not converted in connection with the Merger will remain outstanding and will thereafter be convertible into cash.

(IV) Under the Convertible Note Hedge (as defined below), MSIL will deliver to the Company certain Shares and, if applicable, cash, and under the Warrant Transaction (as defined below), the Company will deliver to MSIL certain cash. The net effect of (x) the conversion of any 2005 Convertible Notes that are converted after the date hereof and prior to the fundamental change repurchase date relating to the Merger and (y) the transactions referenced in the preceding sentence is that the net amount payable by the Company will not exceed the amount the Company would be required to pay under the 2005 Convertible Notes Indenture upon conversion of such 2005 Convertible Notes as if such 2005 Convertible Notes were converted after the Closing Date in connection with the Merger, and neither the Company nor any of its Subsidiaries will have any further obligation to MSIL or its affiliates in respect of such transactions. With respect to any 2005 Convertible Notes that are not converted as provided in clause (x) of the preceding sentence, the net effect of the transactions referenced in the first sentence of this clause (IV) is that neither the Company nor any of its Subsidiaries will have any obligation to MSIL or its affiliates in respect of such transactions.

(V) For purposes of the foregoing, (w) a conversion of the 2005 Convertible Notes will be “in connection” with the Merger if the holder validly submits such 2005 Convertible Notes for conversion during the period from and after the 30th trading day preceding the date specified by the Company in a notice to such holders as the anticipated Closing Date until the fundamental change repurchase date relating to the Merger, (x) the date of the fundamental change repurchase date will be a date after the Closing Date and will be determined in the manner provided in Section 16.02 of the 2005 Convertible Notes Indenture, (y) the term “Convertible Note Hedge” shall mean the Call Option Confirmation dated November 9, 2005, the amendment to such Confirmation dated November 16, 2005 and the Bond Hedge Adjustment Notice dated the date hereof, all between the Company and MSIL and (z) the term “Warrant Transaction” shall mean the Warrant Confirmation dated November 9, 2005, the amendment to such Confirmation dated November 16, 2005 and the Agreement on Termination Value dated the date hereof, all between the Company and MSIL.

The Company has made available to Parent and Merger Sub true and correct copies of each of the agreements governing the Convertible Subordinated Debentures, the Convertible Note Hedge, the Warrants and the Warrant Transaction.

(ii) Section 5.1(b)(ii) of the Company Disclosure Letter sets forth (A) each of the Company’s Subsidiaries and the ownership interest of the Company in each such Subsidiary, and (B) the Company’s or its Subsidiaries’ capital stock, equity interest or other direct or indirect ownership interest in any other Person other than securities in a publicly traded company held for investment by the Company or any of its Subsidiaries and consisting of less than 1% of the outstanding capital stock of such company. The Company does not own, directly or indirectly, any voting interest in any Person that requires an additional filing by Parent under the Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended (the “HSR Act”).

(c)  Corporate Authority; Approval and Fairness.

(i) The Company has all requisite corporate power and authority and has taken all corporate action necessary in order to execute, deliver and, subject only to adoption of this Agreement by the holders of a majority of the outstanding Shares entitled to vote on such matter at a stockholders’ meeting duly called and held for such purpose (the “Company Requisite Vote”), perform its obligations under this Agreement and consummate the Merger. This Agreement has been duly executed and delivered by the Company and constitutes a valid and binding agreement of the Company enforceable against the Company in accordance with its terms, subject to bankruptcy, insolvency, fraudulent transfer, reorganization, moratorium and similar Laws of general applicability relating to or affecting creditors’ rights and to general equity principles (the “Bankruptcy and Equity Exception”).

(ii) The board of directors of the Company has (A) unanimously determined that the Merger is fair to, and in the best interests of, the Company and its stockholders, approved and declared advisable this Agreement and the Merger and the other transactions contemplated hereby and resolved to recommend adoption of this Agreement to the holders of Shares (the “Company Recommendation”), (B) directed that this Agreement be submitted to the holders of Shares for their adoption and (C) received the opinion of its financial advisor, Morgan Stanley & Co. Incorporated, to the effect that the consideration to be received by the holders of the Shares in the Merger is fair from a financial point of view, as of the date of such opinion, to such holders (other than Parent and its Subsidiaries). The board of directors of the Company has taken all action so that Parent will not be an “interested stockholder” or prohibited from entering into or consummating a “business combination” with the Company (in each case as such term is used in Section 203 of the DGCL) as a result of the execution of this Agreement or the consummation of the transactions in the manner contemplated hereby.

(d)  Governmental Filings; No Violations; Certain Contracts.

(i) Other than filings, permits, authorizations, consents and approvals as may be required under, and other applicable requirements of, (A) the Exchange Act, (B) the DGCL, (C) state securities laws, (D) the HSR Act, (E) the Competition Act (Canada), Colombian competition approval and other mandatory foreign and supranational antitrust premerger notification or approval requirements and, (F) as may be required or customarily filed pursuant to any state environmental transfer statutes (the “Company Approvals”), no notices, reports or other filings are required to be made by the Company with, nor are any consents, registrations, approvals, permits or authorizations required to be obtained by the Company from, any domestic or foreign governmental or regulatory authority, agency, commission, body, court or other legislative, executive or judicial governmental entity (each, a “Governmental Entity”), in connection with the execution, delivery and performance of this Agreement by the Company and the consummation of the Merger and the other transactions contemplated hereby, except those that the failure to make or obtain would not, individually or in the aggregate, reasonably be expected to have a Company Material Adverse Effect or prevent, materially delay or materially impair the consummation of the transactions contemplated by this Agreement.

(ii) The execution, delivery and performance of this Agreement by the Company do not, and the consummation of the Merger and the other transactions contemplated hereby will not, constitute or result in (A) a breach or violation of, or a default under, the certificate of incorporation or by-laws of the Company or the comparable governing instruments of any of its Subsidiaries, (B) with or without notice, lapse of time or both, a breach or violation of, a termination (or right of termination) or a default under, the creation or acceleration of any obligations or the creation of an Encumbrance on any of the assets of the Company or any of its Subsidiaries pursuant to any agreement, lease, license, contract, note, mortgage, indenture, arrangement or other obligation (each, a “Contract”) binding upon the Company or any of its Subsidiaries or, assuming (solely with respect to performance of this Agreement and consummation of the Merger and the other transactions contemplated hereby) compliance with the matters referred to in Section 5.1(d)(i), under any Law to which the Company or any of its Subsidiaries is subject, or (C) any change in the rights or obligations of any party under any Contract binding on the Company or any of its Subsidiaries, except, in the case of clause (B) or (C) above, for any such breach, violation, termination, default, creation, acceleration or change that, individually or in the aggregate, would not reasonably be expected to have a Company Material Adverse Effect or prevent, materially delay or materially impair the consummation of the transactions contemplated by this Agreement. Section 5.1(d)(ii) of the Company Disclosure Letter sets forth a correct and complete list of Material Contracts (as defined in Section 5.1(j)(i)) pursuant to which consents or waivers are or may be required prior to consummation of the transactions contemplated by this Agreement (whether or not subject to the exception set forth with respect to clauses (B) and (C) above). All products manufactured by the Company and its Subsidiaries have been manufactured in compliance in all material respects with applicable contract specifications, except for such non-compliance as would not, individually or in the aggregate, reasonably be expected to have a Company Material Adverse Effect.

(iii) Neither the Company nor any of its Subsidiaries is a party to or bound by any Contract that limits the ability of the Company or its Subsidiaries to engage in any of their currently conducted business or the manner or locations in which any of them may so engage in any such business if such limitations, individually or in the aggregate, would have a material impact on the Company or any Significant Subsidiary of the Company. Neither the Company nor any of its Subsidiaries is a party to or bound by any Contract that, after giving effect to the Merger, would limit the ability of Parent or any of its Subsidiaries to engage in any of their currently conducted business or the manner or locations in which any of them may so engage in any such business (other than such limitations, individually or in the aggregate, that would have an immaterial impact on Parent or any Significant Subsidiary of Parent).

(iv) The Company and its Subsidiaries are not creditors or claimants with respect to any debtors or debtor-in-possession subject to proceedings under Chapter 11 of Title 11 of the United States Code with respect to claims that, in the aggregate, constitute more than 25% of the gross assets of the Company and its Subsidiaries (excluding cash and cash equivalents).

(e)  Company Reports; Financial Statements.

(i) The Company has filed or furnished, as applicable, on a timely basis, all forms, statements, certifications, reports and documents required to be filed or furnished by it with the Securities and Exchange Commission (the “SEC”) under the Exchange Act or the Securities Act of 1933, as amended (the “Securities Act”) since December 31, 2003 (the “Applicable Date”) (the forms, statements, reports and documents filed or furnished since the Applicable Date and those filed or furnished subsequent to the date hereof, including any amendments thereto, the “Company Reports”). Each of the Company Reports, at the time of its filing or being furnished, complied or, if not yet filed or furnished, will comply in all material respects with the applicable requirements of the Securities Act, the Exchange Act and the Sarbanes-Oxley Act of 2002 (the “Sarbanes-Oxley Act”), and any rules and regulations promulgated thereunder applicable to the Company Reports. As of their respective dates (or, if amended prior to the date hereof, as of the date of such amendment), the Company Reports did not, and any Company Reports filed or furnished with the SEC subsequent to the date hereof will not (other than with respect to any information provided by Parent or Merger Sub), contain any untrue statement of a material fact or omit to state a material fact required to be stated therein or necessary to make the statements made therein, in light of the circumstances in which they were made, not misleading.

(ii) The Company is in compliance in all material respects with the applicable listing and corporate governance rules and regulations of the NYSE. For purposes of this Agreement, the term “Affiliate” when used with respect to any party shall mean any Person who is an “affiliate” of that party within the meaning of Rule 405 promulgated under the Securities Act.

(iii) The Company maintains disclosure controls and procedures required by Rule 13a-15 or 15d-15 under the Exchange Act. Such disclosure controls and procedures are effective to ensure that information required to be disclosed by the Company is recorded and reported on a timely basis to the individuals responsible for the preparation of the Company’s filings with the SEC and other public disclosure documents. The Company maintains internal control over financial reporting (as defined in Rule 13a-15 or 15d-15, as applicable, under the Exchange Act). Such internal control over financial reporting is effective in providing reasonable assurance regarding the reliability of financial reporting and the preparation of financial statements for external purposes in accordance with GAAP and includes policies and procedures that (A) pertain to the maintenance of records that in reasonable detail accurately and fairly reflect the transactions and dispositions of the assets of the Company, (B) provide reasonable assurance that transactions are recorded as necessary to permit preparation of financial statements in accordance with GAAP, and that receipts and expenditures of the Company are being made only in accordance with authorizations of management and directors of the Company, and (C) provide reasonable assurance regarding prevention or timely detection of unauthorized acquisition, use or disposition of the Company’s assets that could have a material effect on its financial statements. The Company has disclosed, based on the most recent evaluation of its chief executive officer and its chief financial officer prior to the date hereof, to the Company’s auditors and the audit committee of the Company’s board of directors (x) any significant deficiencies in the design or operation of its internal controls over financial reporting that are reasonably expected to adversely affect the Company’s ability to record, process, summarize and report financial information and has identified for the Company’s auditors and audit committee of the Company’s board of directors any material weaknesses in internal control over financial reporting and (y) any fraud, whether or not material, that involves management or other employees who have a significant role in the Company’s internal control over financial reporting. The Company has made available to Parent (I) a summary of any such disclosure made by management to the Company’s auditors and audit committee since the Applicable Date and (II) any communication since the Applicable Date made by management or the Company’s auditors to the audit committee required or contemplated by listing standards of the NYSE, the audit committee’s charter or professional standards of the Public Company Accounting Oversight Board regarding significant deficiencies in the Company’s internal controls over financial reporting. To the Knowledge of the Company (as defined below), since the Applicable Date, no material complaints from any source regarding accounting, internal accounting controls or auditing matters, and no concerns from the Company’s employees regarding questionable accounting or auditing matters, have been received by the Company. The Company has made available to Parent a summary of all material complaints or concerns relating to other matters made since the Applicable Date through the Company’s whistleblower hot line or equivalent system for receipt of employee concerns regarding possible violations of Law. No attorney representing the Company or any of its Subsidiaries, whether or not employed by the Company or any of its Subsidiaries, has reported evidence of a violation of securities laws, breach of fiduciary duty or similar violation by the Company or any of its officers, directors, employees or agents to the Company’s chief legal officer, audit committee (or other committee designated for the purpose) of the board of directors or the board of directors pursuant to the rules adopted pursuant to Section 307 of the Sarbanes-Oxley Act or any Company policy contemplating such reporting, including in instances not required by those rules. As used in this Agreement, the term “Knowledge of the Company” means the actual knowledge of C. Robert Bunch, T. Scott Evans, Joyce M. Schuldt, Kevin J. Schnurbusch and Philip R. Kirkpatrick.

(iv) Each of the consolidated balance sheets included in or incorporated by reference into the Company Reports (including the related notes and schedules) fairly presents in all material respects, or, in the case of Company Reports filed after the date hereof, will fairly present in all material respects the consolidated financial position of the Company and its consolidated Subsidiaries as of its date and each of the consolidated statements of income, stockholders’ equity and cash flows included in or incorporated by reference into the Company Reports (including any related notes and schedules) fairly presents in all material respects, or, in the case of Company Reports filed after the date hereof, will fairly present in all material respects the consolidated results of operations, and cash flows, as the case may be, of the Company and its consolidated Subsidiaries for the periods set forth therein (subject, in the case of unaudited statements, to notes and year-end audit adjustments that will not be material in amount or effect), in each case in accordance with U.S. generally accepted accounting principles (“GAAP”) consistently applied during the periods involved, except as may be noted therein.

(f)  Absence of Certain Changes. Since December 31, 2005 through the date hereof, except as disclosed in filings by the Company with the SEC after December 31, 2005 and prior to the date hereof, the Company and its Subsidiaries have conducted their respective businesses in the ordinary course of such businesses and there has not been:

(i) any change in the financial condition, properties, assets, liabilities, business or results of their operations or, to the Knowledge of the Company, any circumstance, occurrence or development (including any adverse change with respect to any circumstance, occurrence or development existing on or prior to December 31, 2005) which change, circumstance, occurrence or development, individually or in the aggregate, is reasonably expected to have a Company Material Adverse Effect;

(ii) any material damage, destruction or other casualty loss with respect to any material asset or property owned, leased or otherwise used by the Company or any of its Subsidiaries, whether or not covered by insurance;

(iii)  any declaration, setting aside or payment of any dividend or other distribution with respect to any shares of capital stock of the Company or any of its Subsidiaries (except for dividends or other distributions by any direct or indirect wholly owned Subsidiary to the Company or to any wholly owned Subsidiary of the Company), or any repurchase, redemption or other acquisition by the Company or any of its Subsidiaries of any outstanding shares of capital stock or other securities of the Company or any of its Subsidiaries;

(iv)  any material change in any method of accounting or accounting practice by the Company or any of its Subsidiaries;

(v)  (A) any increase in the compensation payable or to become payable to its officers or employees or (B) any establishment, adoption, entry into or amendment of any collective bargaining, bonus, profit sharing, thrift, compensation, employment, termination, severance or other plan, agreement, trust, fund, policy or arrangement for the benefit of any director, officer or employee, except to the extent required by applicable Laws or in the case of increases or amendments that do not benefit directors or officers of the Company or any of its Significant Subsidiaries, in the ordinary course of business; or

(vi)  any agreement to do any of the foregoing.

(g)  Litigation and Liabilities.  There are no (i) civil, criminal or administrative actions, suits, claims, hearings, arbitrations, investigations or other proceedings pending or, to the Knowledge of the Company, threatened against the Company or any of its Subsidiaries or (ii) obligations or liabilities of the Company or any of its Subsidiaries, whether or not accrued, contingent or otherwise and whether or not required to be disclosed, or to the Knowledge of the Company any other facts or circumstances that in the case of (i) and (ii) could reasonably be expected to result in any claims against, or obligations or liabilities of, the Company or any of its Subsidiaries, including those relating to matters involving any Environmental Law (as defined in Section 5.1(m)) or environmental and occupational safety and health matters, except for those set forth in the Company’s consolidated balance sheet for the year ended December 31, 2005 or the quarter ended March 31, 2006 included in the Company Reports (or in the notes thereto) filed prior to the date hereof and those that would not, individually or in the aggregate, reasonably be expected to have a Company Material Adverse Effect or prevent, materially delay or materially impair the consummation of the transactions contemplated by this Agreement. Neither the Company nor any of its Subsidiaries is a party to or subject to the provisions of any judgment, order, writ, injunction, decree or award of any Governmental Entity which is, individually or in the aggregate, reasonably expected to have a Company Material Adverse Effect or prevent, materially delay or materially impair the consummation of the transactions contemplated by this Agreement.

(h)  Employee Benefits.

(i)  All benefit and compensation plans, contracts, policies or arrangements covering current or former employees of the Company and its Subsidiaries (the “Employees”) and current or former directors of the Company, including, but not limited to, “employee benefit plans” within the meaning of Section 3(3) of the Employee Retirement Income Security Act of 1974, as amended (“ERISA”), and deferred compensation, severance, stock option, stock purchase, stock appreciation rights, stock based, incentive and bonus plans (the “Benefit Plans”), other than Benefit Plans (A) maintained outside of the United States primarily for the benefit of Employees working outside of the United States (such plans hereinafter being referred to as “Non-U.S. Benefit Plans”), or (B) that are immaterial, are listed on Section 5.1(h)(i) of the Company Disclosure Letter, and each Benefit Plan which has received a favorable opinion letter from the Internal Revenue Service National Office, including any master or prototype plan, has been separately identified. True and complete copies of all Benefit Plans listed on Section 5.1(h)(i) of the Company Disclosure Letter, including, but not limited to, any trust instruments, insurance contracts and, with respect to any employee stock ownership plan, loan agreements forming a part of any Benefit Plans, and all amendments thereto have been provided or made available to Parent.

(ii)  All Benefit Plans, other than Non-U.S. Benefit Plans, (collectively, “U.S. Benefit Plans”) are in substantial compliance with ERISA, the Internal Revenue Code of 1986, as amended (the “Code”) and other applicable Laws. Each U.S. Benefit Plan which is subject to ERISA (an “ERISA Plan”) that is an “employee pension benefit plan” within the meaning of Section 3(2) of ERISA (a “Pension Plan”) and that is intended to be qualified under Section 401(a) of the Code, has received a favorable determination letter from the Internal Revenue Service (the “IRS”) covering all tax law changes prior to the Economic Growth and Tax Relief Reconciliation Act of 2001 or has applied to the IRS for such favorable determination letter within the applicable remedial amendment period under Section 401(b) of the Code, and the Company is not aware of any circumstances likely to result in the loss of the qualification of such Plan under Section 401(a) of the Code. Any voluntary employees’ beneficiary association within the meaning of Section 501(c)(9) of the Code which provides benefits under a U.S. Benefit Plan has (A) received an opinion letter from the IRS recognizing its exempt status under Section 501(c)(9) of the Code and (B) filed a timely notice with the IRS pursuant to Section 505(c) of the Code, and the Company is not aware of circumstances likely to result in the loss of such exempt status under Section 501(c)(9) of the Code. Neither the Company nor any of its Subsidiaries has engaged in a transaction with respect to any ERISA Plan that, assuming the taxable period of such transaction expired as of the date hereof, could subject the Company or any Subsidiary to a tax or penalty imposed by either Section 4975 of the Code or Section 502(i) of ERISA in an amount which would be material. Neither the Company nor any of its Subsidiaries has incurred or reasonably expects to incur a material tax or penalty imposed by Section 4980F of the Code or Section 502 of ERISA or any material liability under Section 4071 of ERISA.

(iii)  All contributions required to be made under each Benefit Plan, as of the date hereof, have been timely made and all obligations in respect of each Benefit Plan have been properly accrued and reflected in the most recent consolidated balance sheet filed or incorporated by reference in the Company Reports prior to the date hereof, except for late contributions and improper accruals that could be corrected without the Company or any of its Subsidiaries incurring a material liability.

(iv)  Neither the Company or any of its Subsidiaries nor any entity which is considered one employer with the Company under Section 4001 of ERISA or Section 414 of the Code (an “ERISA Affiliate”) maintains or has an obligation to contribute to or has within the past six years maintained or had an obligation to contribute to a multiemployer plan, within the meaning of Section 3(37) of ERISA, or a Pension Plan that is subject to Section 412 of the Code or Section 302 or Title IV of ERISA.

(v)  As of the date hereof, there is no material pending or, to the Knowledge of the Company, threatened, litigation relating to the Benefit Plans. Neither the Company nor any of its Subsidiaries has any obligations for retiree health and life benefits under any ERISA Plan or collective bargaining agreement. The Company or its Subsidiaries may amend or terminate any such plan at any time without incurring any liability thereunder other than in respect of claims incurred prior to such amendment or termination.

(vi)  There has been no amendment to, announcement by the Company or any of its Subsidiaries relating to, or change in employee participation or coverage under, any Benefit Plan which would increase materially the expense of maintaining such plan above the level of the expense incurred therefor for the most recent fiscal year. Neither the execution of this Agreement, stockholder adoption of this Agreement nor the consummation of the transactions contemplated hereby will (A) entitle any employees of the Company or any of its Subsidiaries to severance pay or any increase in severance pay upon any termination of employment after the date hereof, (B) accelerate the time of payment or vesting or result in any payment or funding (through a grantor trust or otherwise) of compensation or benefits under, increase the amount payable or result in any other material obligation pursuant to, any of the Benefit

Plans, (C) limit or restrict the right of the Company or, after the consummation of the transactions contemplated hereby, Parent to merge, amend or terminate any of the Benefit Plans or (D) result in payments under any of the Benefit Plans which would not be deductible under Section 162(m) or Section 280G of the Code.

(vii)  All Non-U.S. Benefit Plans comply in all material respects with applicable local Law. All material Non-U.S. Benefit Plans are listed on Section 5.1(h)(vii) of the Company Disclosure Letter. True and complete copies of all Benefit Plans listed on Section 5.1(h)(vii) of the Company Disclosure Letter, including, but not limited to, any trust instruments, insurance contracts and, with respect to any employee stock ownership plan, loan agreements forming a part of any Benefit Plans, and all amendments thereto have been provided or made available to Parent. The Company and its Subsidiaries have no material unfunded liabilities with respect to any such Non-U.S. Benefit Plan. As of the date hereof, there is no pending or, to the Knowledge of the Company, threatened material litigation relating to Non-U.S. Benefit Plans.

(i)  Compliance with Laws; Licenses.  The businesses of each of the Company and its Subsidiaries have not been, and are not being, conducted in violation of any federal, state, local or foreign law, statute or ordinance, or any rule, regulation, standard, judgment, order, writ, injunction, decree, arbitration award, agency requirement, license or permit of any Governmental Entity (collectively, “Laws”), except for violations that, individually or in the aggregate, would not reasonably be expected to have a Company Material Adverse Effect or, as of the date hereof, prevent, materially delay or materially impair the consummation of the transactions contemplated by this Agreement. To the Knowledge of the Company, no investigation or review by any Governmental Entity with respect to the Company or any of its Subsidiaries is pending or threatened, nor has any Governmental Entity indicated an intention to conduct the same, except for those the outcome of which would not, individually or in the aggregate, reasonably be expected to have a Company Material Adverse Effect or, as of the date hereof, prevent, materially delay or materially impair the consummation of the transactions contemplated by this Agreement. To the Knowledge of the Company, no material change is required in the Company’s or any of its Subsidiaries’ processes, properties or procedures in connection with any such Laws, and the Company has not received any notice or communication of any material noncompliance with any such Laws that has not been cured as of the date hereof. The Company and its Subsidiaries each has obtained and is in compliance with all permits, licenses, certifications, approvals, registrations, consents, authorizations, franchises, variances, exemptions and orders issued or granted by a Governmental Entity (“Licenses”) necessary to conduct its business as currently conducted, except those the failure to comply with or absence of which would not, individually or in the aggregate, reasonably be expected to have a Company Material Adverse Effect or, as of the date hereof, prevent, materially delay or materially impair the consummation of the transactions contemplated by this Agreement.

(j)  Material Contracts and Government Contracts.

(i)  As of the date of this Agreement, neither the Company nor any of its Subsidiaries is a party to or bound by:

(A)  any lease of real or personal property providing for annual rentals of $5 million or more;

(B)  other than Contracts relating to the purchase of raw materials or the sale of products, in either case in the ordinary course of business and with a term of not more than 180 days, any Contract that is reasonably expected to require either (x) annual payments to or from the Company and its Subsidiaries of more than $10 million or (y) aggregate payments to or from the Company and its Subsidiaries of more than $20 million;

(C) other than with respect to any partnership that is wholly owned by the Company or any wholly owned Subsidiary of the Company, any partnership, joint venture or other similar agreement or arrangement relating to the formation, creation, operation, management or control of any partnership or joint venture material to the Company or any of its Subsidiaries or in which the

Company owns more than a 15% voting or economic interest, or any interest valued at more than $5 million without regard to percentage voting or economic interest;

(D)  any Contract (other than among direct or indirect wholly owned Subsidiaries of the Company) relating to extensions of credit with interest payable thereon or an express or (other than Contracts relating to the purchase of raw materials or the sale of products, in either case in the ordinary course of business and with a term of not more than 180 days) implied interest component thereon (unless such interest relates solely to late payments) or indebtedness for borrowed money (in either case, whether incurred, assumed, guaranteed or secured by any asset) in excess of $5 million;

(E)  except as set forth or incorporated by reference in the Company Reports filed prior to the date hereof, any Contract required to be filed as an exhibit to the Company’s Annual Report on Form 10-K pursuant to Item 601(b)(10) of Regulation S-K under the Securities Act;

(F)  any Contract that (x) could require the disposition of any material assets or line of business of the Company or its Subsidiaries or, after the Effective Time, Parent or its Subsidiaries; (y) grants “most favored nation” status that, following the Merger, would apply to Parent and its Subsidiaries, including the Company and its Subsidiaries or (z) prohibits or limits the right of the Company or any of its Subsidiaries (or, after giving effect to the Merger, Parent or its Subsidiaries) to use, transfer, license, distribute or enforce any of their respective Intellectual Property (as defined in Section 5.1(p)(v)) rights;

(G)  any Contract to which the Company or any of its Subsidiaries is a party containing a standstill or similar agreement pursuant to which the Company or any of its Subsidiaries has agreed not to acquire assets or securities of any Person;

(H)  except as set forth or incorporated by reference in the Company Reports filed prior to the date hereof, any Contract between the Company or any of its Subsidiaries and any director or officer of the Company or any Person beneficially owning five percent or more of the outstanding Shares;

(I)  any Contract providing for indemnification by the Company or any of its Subsidiaries of any Person in connection with the sale by the Company or any of its Subsidiaries of a business or product line;

(J)  other than Contracts relating to the purchase or sale of raw materials or the sale of products, in either case in the ordinary course of business, any Contract that contains a put, call or similar right pursuant to which the Company or any of its Subsidiaries could be required to purchase or sell, as applicable, any equity interests of any Person or assets that have a fair market value or purchase price of more than $5 million; and

(K)  any other Contract or group of related Contracts that, if terminated or subject to a default by any party thereto, would, individually or in the aggregate, reasonably be expected to result in a Company Material Adverse Effect (the Contracts described in clauses (A) — (K), together with all exhibits and schedules to such Contracts, being the “Material Contracts”).

(ii)  A true and complete copy of each Material Contract has previously been made available to Parent and each such Contract is a valid and binding agreement of the Company or one of its Subsidiaries, as the case may be, and is in full force and effect, and neither the Company nor any of its Subsidiaries nor, to the Knowledge of the Company, any other party thereto is in default or breach in any material respect under the terms of any such Contract.

(iii)  To the Knowledge of the Company, neither the Company nor any of its Subsidiaries is a party to, or bound by, any Contract with any Governmental Entity other than any government-owned exploration and production, pipeline transmission, utility or other energy entity (“Government Contract”).

(k)  Real Property.

(i)  Except in any such case as would not, individually or in the aggregate, reasonably be expected to have a Company Material Adverse Effect, with respect to the real property owned by the Company or its Subsidiaries (the “Owned Real Property”), (A) the Company or one of its Subsidiaries, as applicable, has good and marketable title to the Owned Real Property, free and clear of any Encumbrance, and (B) there are no outstanding options or rights of first refusal to purchase the Owned Real Property, or any portion thereof or interest therein.

(ii)  With respect to the real property leased or subleased to the Company or its Subsidiaries (the “Leased Real Property”), the lease or sublease for such property is valid, legally binding, enforceable and in full force and effect, and none of the Company or any of its Subsidiaries is in breach of or default under such lease or sublease, and no event has occurred which, with notice, lapse of time or both, would constitute a breach or default by any of the Company or its Subsidiaries or permit termination, modification or acceleration by any third party thereunder, or prevent, materially delay or, as of the date hereof, materially impair the consummation of the transactions contemplated by this Agreement except in each case, for such invalidity, failure to be binding, unenforceability, ineffectiveness, breaches, defaults, terminations, modifications, accelerations or repudiations that are not, individually or in the aggregate, reasonably expected to have a Company Material Adverse Effect.

(iii)  Section 5.1(k)(iii) of the Company Disclosure Letter contains a true and complete list of all Owned Real Property. Section 5.1(k)(iii) of the Company Disclosure Letter sets forth the correct street address of each parcel of Owned Real Property.

(iv)  For purposes of this Agreement, “Encumbrance” means any mortgage, lien, pledge, charge, security interest, easement, covenant, or other restriction or title matter or encumbrance of any kind in respect of such asset but specifically excludes (A) specified encumbrances described in Section 5.1(k)(iv) of the Company Disclosure Letter; (B) encumbrances for current Taxes or other governmental charges not yet due and payable, or the validity or amount of which is being contested in good faith by appropriate proceedings; (C) mechanics’, materialmen’s, carriers’, workmen’s, repairmen’s, warehousemen’s, landlords’ or other like encumbrances arising or incurred in the ordinary course of business consistent with past practice relating to obligations as to which there is no default on the part of Company, or the validity or amount of which is being contested in good faith by appropriate proceedings; and (D) other encumbrances that do not, individually or in the aggregate, materially impair the continued use, operation, value or marketability of the specific asset to which they relate or the conduct of the business of the Company and its Subsidiaries as currently conducted.

(l)  Takeover Statutes.  No “fair price,” “moratorium,” “control share acquisition” or other similar anti-takeover statute or regulation (each, a “Takeover Statute”) or any anti-takeover provision in the Company’s certificate of incorporation or by-laws is applicable to the transactions contemplated by this Agreement.

(m)  Environmental Matters.  Except for such matters that, alone or in the aggregate, are not reasonably expected to have a Company Material Adverse Effect: (i) the Company and its Subsidiaries have complied at all times with all applicable Environmental Laws; (ii) no property currently owned or operated by the Company or any of its Subsidiaries (including soils, groundwater, surface water, buildings or other structures) is contaminated with any Hazardous Substance (as defined below) in quantities or circumstances that could reasonably be expected to require any Response Actions or reporting or result in liability pursuant to any Environmental Law; (iii) no property formerly owned or operated by the Company or any of its Subsidiaries was contaminated with any Hazardous Substance during or prior to such period of ownership or operation in quantities or circumstances that could reasonably be expected to require any Response Actions or reporting or result in liability pursuant to any Environmental Law; (iv) neither the Company nor any of its Subsidiaries is liable for any Hazardous Substance disposal or contamination on any third-party property; (v) neither the Company nor any of its Subsidiaries has received any notice, demand, letter, claim or request for information alleging that the Company or any of its Subsidiaries may be in violation of or subject to liability under any Environmental Law; (vi) neither the Company nor any of its Subsidiaries is subject to any order, decree, injunction or other directive or agreement with any Governmental Entity or any indemnity or other agreement with any third party relating to liability under any Environmental Law or relating to Hazardous Substances; (vii) none of the properties contain any underground storage tanks, asbestos-containing material, lead products, or polychlorinated biphenyls other than those that have been maintained at all times in compliance with all applicable Environmental Laws; (viii) except as set forth in the Company Disclosure Letter, neither the Company nor any Subsidiary has engaged in any activities involving the generation, use, handling or disposal of any Hazardous Substance other than in compliance with all applicable Environmental Laws; (ix) to the Knowledge of the Company there are no other circumstances or conditions involving the Company or any of its Subsidiaries that could reasonably be expected to result in any claim, liability, investigation, cost or restriction on the ownership, use, or transfer of any property pursuant to any Environmental Law; and (x) the Company has made available to Parent copies of all environmental reports, studies, assessments, sampling data and other environmental documents in its possession relating to Company or its Subsidiaries or their respective current and former properties or operations.

As used herein, the term “Environmental Law” means any federal, state, local or foreign statute, law, regulation, order, decree, permit, authorization, judicial or administrative opinion, common law or agency requirement relating to (A) the protection, investigation or restoration of the environment, health, safety, or natural resources, (B) the handling, use, presence, disposal, release or threatened release of any Hazardous Substance or (C) noise, odor, indoor air, employee exposure, wetlands, pollution, contamination or any injury or threat of injury to persons or property relating to any Hazardous Substance.

As used herein, the term “Hazardous Substance” means any substance that is (A) listed, classified or regulated pursuant to any Environmental Law; (B) any petroleum product or by-product, asbestos-containing material, lead-containing paint, polychlorinated biphenyls, radioactive material or radon; and (C) any other substance for which liability or standards of care or exposure are imposed.

As used herein, the term “Response Action” means any action required by Environmental Laws to (A) clean up, remove, contain, treat or in any other way remediate Hazardous Substances or (B) perform required pre-remedial studies and investigations and/or post remedial monitoring.

(n)  Taxes.  (i) The Company and each of its Subsidiaries have prepared in good faith and duly and timely filed (taking into account any extension of time within which to file) all material Tax Returns (as defined below) required to be filed by any of them, (ii) all such filed Tax Returns were, when filed, complete and accurate in all material respects, and (iii) the Company and each of its Subsidiaries have paid all material Taxes (as defined below) that are required to be paid by any of them (including material Taxes that the Company or any of its Subsidiaries are obligated to withhold from amounts owing to any employee, creditor or third party). The Company and its Subsidiaries have not waived in writing any statute of limitations with respect to Taxes material to the Company and its Subsidiaries or agreed in writing to any extension of time with respect to a material Tax assessment or deficiency, which waiver or extension is in effect as of the date of this Agreement. As of the date hereof, none of the Company or any of its Subsidiaries has made any disclosure to the Internal Revenue Service as a party to a “reportable transaction” within the meaning of Section 1.6011-4 of the Treasury Regulations promulgated under the Code. As of the date hereof, there are no material audits, examinations, investigations or other proceedings in respect of Taxes or Tax matters of the Company or any of its Subsidiaries that are pending. There are not, to the Knowledge of the Company, any unresolved written claims by a Taxing authority concerning the Company’s or any of its Subsidiaries’ Tax liability, except for such claims that, individually or in the aggregate, would not reasonably be expected to have a Company Material Adverse Effect or that are disclosed or provided for in the Company Reports.

As used in this Agreement, (i) the term “Tax” (including, with correlative meaning, the terms “Taxes” and “Taxing”) includes all federal, state, local and foreign income, profits, franchise, gross receipts, environmental, customs duty, capital stock, severances, stamp, payroll, sales, employment, unemployment, disability, use, property, withholding, excise, production, value added, occupancy and other taxes, duties or assessments of any nature whatsoever, together with all interest, penalties and additions imposed with respect to such amounts and any interest in respect of such penalties and additions, and (ii) the term “Tax Return” includes all returns and reports (including elections, declarations, disclosures, schedules, estimates and information returns) required to be supplied to a Tax authority relating to Taxes.

(o)  Labor Matters.  Neither the Company nor any of its Subsidiaries is a party to or otherwise bound by any collective bargaining agreement or other Contract with a labor union or labor organization, nor is the Company or any of its Subsidiaries the subject of any material proceeding asserting that the Company or any of its Subsidiaries has committed an unfair labor practice or is seeking to compel it to bargain with any labor union or labor organization nor is there pending or, to the Knowledge of the Company, threatened any material labor strike, dispute, walk-out, work stoppage, slow-down or lockout involving the Company or any of its Subsidiaries. To the Knowledge of the Company, there are no organizational efforts with respect to the formation of a collective bargaining unit currently being made involving employees of the Company or any of its Subsidiaries. The Company has previously made available to Parent correct and complete copies of all labor and collective bargaining agreements, Contracts or other agreements or understandings with a labor union or labor organization to which the Company or any of its Subsidiaries is party or by which any of them are otherwise bound (collectively, the “Company Labor Agreements”). The consummation of the Merger and the other transactions contemplated by this Agreement will not entitle any third party (including any labor union or labor organization) to any payments under any of the Company Labor Agreements. The Company and its Subsidiaries have complied in all material respects with the reporting requirements of the Labor Management Reporting and Disclosure Act.

(p)  Intellectual Property.

(i)  To the Knowledge of the Company, the Company and its Subsidiaries have sufficient rights to use all Intellectual Property used in their respective businesses as currently conducted, and to the Knowledge of the Company, such rights shall survive unchanged the consummation of the transactions contemplated by this Agreement. To the Knowledge of the Company, the Intellectual Property owned by the Company and its Subsidiaries is valid, subsisting and enforceable, and is not subject to any outstanding order, judgment, decree or agreement materially adversely affecting the use thereof by the Company or its Subsidiaries or their respective rights thereto. To the Knowledge of the Company, the Company and its Subsidiaries have not infringed or otherwise violated the Intellectual Property rights of any third party during the three (3) year period immediately preceding the date of this Agreement.

(ii)  The Company and its Subsidiaries have taken reasonable measures to protect the confidentiality of all material Trade Secrets (as defined below) that are owned by the Company and its Subsidiaries, and to the Knowledge of the Company, such Trade Secrets have not been used, disclosed to or discovered by any person except pursuant to non-disclosure and/or license agreements which, to the Knowledge of the Company, have not been breached. The Company and its Subsidiaries have taken reasonable measures to protect the confidentiality of all material Trade Secrets disclosed to the Company or its Subsidiaries pursuant to written confidentiality agreements, and, to the Knowledge of the Company, such Trade Secrets have not been used, disclosed to or discovered by any person in violation of such agreements.

(iii)  Except for such licenses or other rights which would not reasonably be expected to have a Company Material Adverse Effect, neither the Company nor any of its Subsidiaries has granted any licenses or other rights to third parties which are in effect to use Intellectual Property owned by the Company or its Subsidiaries other than in the ordinary course of business pursuant to standard terms which have been made available to Parent in the course of due diligence.

(iv)  The IT Assets (as defined below) operate and perform in all material respects in a manner that permits the Company and its Subsidiaries to conduct their respective businesses as currently conducted. To the Knowledge of the Company, within the last three (3) year period immediately preceding the date of this Agreement, no person has gained unauthorized access to the IT Assets which would reasonably be expected to have a Company Material Adverse Effect. To the Knowledge of the Company, the Company and its Subsidiaries have implemented reasonable backup and disaster recovery technology consistent with industry practices.

(v)  For purposes of this Agreement, the following terms have the following meanings:

“Intellectual Property” means all (A) trademarks, service marks, brand names, certification marks, collective marks, d/b/a’s, Internet domain names, logos, symbols, trade dress, trade names, and other indicia of origin, all applications and registrations for the foregoing, and all goodwill associated therewith and symbolized thereby, including all renewals of same; (B) inventions and discoveries, whether patentable or not, and all patents, registrations, invention disclosures and applications therefor, including divisions, continuations, continuations-in-part and renewal applications, and including renewals, extensions and reissues; (C) confidential information, trade secrets and know-how, including processes, schematics, business methods, formulae, drawings, prototypes, models, designs, customer lists and supplier lists (collectively, “Trade Secrets”); (D) published and unpublished works of authorship, whether copyrightable or not (including, without limitation, software, databases and other compilations of information), copyrights therein and thereto, and registrations and applications therefor, and all renewals, extensions, restorations and reversions thereof; and (E) all other intellectual property or proprietary rights.

“IT Assets” means computers, computer software, firmware, middleware, servers, workstations, routers, hubs, switches, data communications lines, and all other information technology equipment, and all associated documentation owned by the Company or its Subsidiaries or licensed or leased by the Company or its Subsidiaries pursuant to written agreement (excluding any public networks).

(q)  Insurance.  All fire and casualty, general liability, business interruption, product liability, and sprinkler and water damage insurance policies maintained by the Company or any of its Subsidiaries (“Insurance Policies”) provide adequate coverage for all normal risks incident to the business of the Company and its Subsidiaries and their respective properties and assets, except for any such failures to maintain insurance policies that, individually or in the aggregate, are not reasonably expected to have a Company Material Adverse Effect. Each Insurance Policy is in full force and effect and all premiums due with respect to all Insurance Policies have been paid, with such exceptions that, individually or in the aggregate, are not reasonably expected to have a Company Material Adverse Effect.

(r)  Rights Agreement.  The board of directors of the Company has taken all necessary action to render the Rights Agreement inapplicable to the Merger and the other transactions contemplated hereby.

(s)  Brokers and Finders.  Neither the Company nor any of its officers, directors or employees has employed any broker or finder or incurred any liability for any brokerage fees, commissions or finders fees in connection with the Merger or the other transactions contemplated in this Agreement except that the Company has employed Morgan Stanley & Co. Incorporated as its financial advisor. The Company has made available to Parent a complete and accurate copy of all agreements pursuant to which Morgan Stanley & Co. Incorporated is entitled to any fees and expenses in connection with any of the transactions contemplated by this Agreement.

5.2.  Representations and Warranties of Parent and Merger Sub.  Except as set forth in the corresponding sections or subsections of the disclosure letter delivered to the Company by Parent prior to entering into this Agreement (the “Parent Disclosure Letter”) (it being agreed that disclosure of any item in any section or subsection of the Parent Disclosure Letter shall be deemed disclosure with respect to any other section or subsection to which the relevance of such item is reasonably apparent), Parent and Merger Sub each hereby represents and warrants to the Company that:

(a)  Organization, Good Standing and Qualification.  Each of Parent and Merger Sub is a legal entity duly organized, validly existing and in good standing under the Laws of its respective jurisdiction of organization and has all requisite corporate or similar power and authority to own, lease and operate its properties and assets and to carry on its business as currently conducted and is qualified to do business and is in good standing as a foreign corporation in each jurisdiction where the ownership, leasing or operation of its assets or properties or conduct of its business requires such qualification, except where the failure to be so organized, qualified or in such good standing, or to have such power or authority, would not, individually or in the aggregate, reasonably be expected to prevent, materially delay or impair the ability of Parent and Merger Sub to consummate the Merger and the other transactions contemplated by this Agreement. Parent has made available to the Company a complete and correct copy of the certificate of incorporation and by-laws of Parent and Merger Sub, each as in effect on the date of this Agreement.

(b)  Corporate Authority.  No vote of holders of capital stock of Parent is necessary to approve this Agreement and the Merger and the other transactions contemplated hereby. Each of Parent and Merger Sub has all requisite corporate power and authority and has taken all corporate action necessary in order to execute, deliver and, subject only to the adoption of this Agreement by Parent as the sole stockholder of Merger Sub, which adoption Parent shall effect as soon as practicable following the execution hereof (the “Requisite Parent Vote”), to perform its obligations under this Agreement to consummate the Merger. This Agreement has been duly executed and delivered by each of Parent and Merger Sub and is a valid and binding agreement of Parent and Merger Sub, enforceable against each of Parent and Merger Sub in accordance with its terms, subject to the Bankruptcy and Equity Exception.

(c)  Governmental Filings; No Violations; Etc.

(i)  Other than filings, permits, authorizations, consents and approvals as may be required under, and other applicable requirements of, (A) the DGCL, (B) state securities laws, (C) the HSR Act, the Competition Act (Canada), Colombian competition approval and other mandatory foreign and supranational antitrust premerger notification or approval requirements, (D) the Investment Canada Act, Exon-Florio provisions of the Omnibus Trade and Competitiveness Act of 1988, as amended (“Exon-Florio”) and (E) as may be required or customarily filed pursuant to any state environmental transfer statutes (the “Parent Approvals”), no notices, reports or other filings are required to be made by Parent or Merger Sub with, nor are any consents, registrations, approvals, permits or authorizations required to be obtained by Parent or Merger Sub from, any Governmental Entity in connection with the execution, delivery and performance of this Agreement by Parent and Merger Sub and the consummation by Parent and Merger Sub of the Merger and the other transactions contemplated hereby, except those that the failure to make or obtain would not, individually or in the aggregate, reasonably be expected to prevent or materially delay the ability of Parent or Merger Sub to consummate the Merger and the other transactions contemplated by this Agreement.

(ii)  The execution, delivery and performance of this Agreement by Parent and Merger Sub do not, and the consummation by Parent and Merger Sub of the Merger and the other transactions contemplated hereby will not, constitute or result in (A) a breach or violation of, or a default under, the certificate of incorporation or by-laws of Parent or Merger Sub or the comparable governing instruments of any of its Subsidiaries, (B) with or without notice, lapse of time or both, a breach or violation of, a termination (or right of termination) or a default under, the creation or acceleration of any obligations or the creation of any Encumbrance, charge, pledge, security interest or claim on any of the assets of Parent or any of its Subsidiaries pursuant to, any Contracts binding upon Parent or any of its Subsidiaries or any Laws or governmental or non-governmental permit or license to which Parent or any of its Subsidiaries is subject; or (C) any change in the rights or obligations of any party under any of such Contracts, except, in the case of clause (B) or (C) above, for any breach, violation, termination, default, creation, acceleration or change that would not, individually or in the aggregate, reasonably be expected to prevent or materially delay the ability of Parent or Merger Sub to consummate the Merger and the other transactions contemplated by this Agreement.

(d)  Litigation.  As of the date of this Agreement, there are no civil, criminal or administrative actions, suits, claims, hearings, investigations or proceedings pending or, to the knowledge of the officers of Parent, threatened against Parent or Merger Sub that seek to enjoin, or would reasonably be expected to have the effect of preventing, making illegal, or otherwise interfering with, any of the transactions contemplated by this Agreement.

(e)  Available Funds.  Parent and Merger Sub have available to them, or as of the Effective Time will have available to them, all funds necessary for the payment to the Paying Agent of the aggregate Per Share Merger Consideration.

(f)  Capitalization of Merger Sub.  The authorized capital stock of Merger Sub consists solely of 100 shares of common stock, par value $0.01 per share, all of which are validly issued and outstanding. All of the issued and outstanding capital stock of Merger Sub is, and at the Effective Time will be, owned by Parent or a direct or indirect wholly owned Subsidiary of Parent. Merger Sub has not conducted any business prior to the date hereof and has no, and prior to the Effective Time will have no, assets, liabilities or obligations of any nature other than those incident to its formation and pursuant to this Agreement and the Merger and the other transactions contemplated by this Agreement.

ARTICLE VI

Covenants

6.1.  Interim Operations.

(a)  The Company covenants and agrees as to itself and its Subsidiaries that, after the date hereof and prior to the Effective Time (unless Parent shall otherwise approve in writing (such approval not to be unreasonably withheld or delayed), and except as otherwise expressly contemplated by this Agreement) and except as required by applicable Laws, the business of it and its Subsidiaries shall be conducted in the ordinary and usual course and, to the extent consistent therewith, it and its Subsidiaries shall use their respective reasonable best efforts to preserve their business organizations intact and maintain existing relations and goodwill with Governmental Entities, customers, suppliers, distributors, creditors, lessors, employees and business associates and keep available the services of its and its Subsidiaries’ present employees and agents. Without limiting the generality of the foregoing and in furtherance thereof, from the date of this Agreement until the Effective Time, except (A) as otherwise expressly required or expressly contemplated by this Agreement, (B) as reasonably responsive to a requirement of applicable Law or any Governmental Entity, (C) as Parent may approve in writing (such approval not to be unreasonably withheld or delayed) or (D) as set forth in Section 6.1(a) of the Company Disclosure Letter, the Company will not and will not permit its Subsidiaries to:

(i) adopt or propose any change in its certificate of incorporation or by-laws or other applicable governing instruments;

(ii) merge or consolidate the Company or any of its Subsidiaries with any other Person, or restructure, reorganize or completely or partially liquidate or otherwise enter into any agreements or arrangements with similar effect on the Company’s or any of its Subsidiaries’ assets, operations or businesses;

(iii) acquire assets outside of the ordinary course of business from any other Person with a value or purchase price in the aggregate in excess of $10 million, other than acquisitions pursuant to Contracts in effect as of the date of this Agreement;

(iv) issue, sell, pledge, dispose of, grant, transfer, encumber, or authorize the issuance, sale, pledge, disposition, grant, transfer, lease, license, guarantee or encumbrance of, any shares of capital stock of the Company or any of its Subsidiaries (other than the issuance of shares by a wholly owned Subsidiary of the Company to the Company or another wholly owned Subsidiary and other than shares issuable in accordance with existing rights under the Stock Plans or the Convertible Subordinated Debentures), or securities convertible or exchangeable into or exercisable for any shares of such capital stock, or any options, warrants or other rights of any kind to acquire any shares of such capital stock or such convertible or exchangeable securities;

(v) create or incur any Encumbrance on any material assets of the Company or any of its Subsidiaries;

(vi) make any loans, advances or capital contributions to or investments in any Person (other than the Company or any direct or indirect wholly owned Subsidiary of the Company) other than advances to suppliers and loans to employees and prospective employees in the ordinary course of business consistent with past practice;

(vii) declare, set aside, make or pay any dividend or other distribution, payable in cash, stock, property or otherwise, with respect to any of its capital stock (except for dividends paid by any direct or indirect wholly owned Subsidiary to the Company or to any other direct or indirect wholly owned Subsidiary) or enter into any agreement with respect to the voting of its capital stock;

(viii) reclassify, split, combine, subdivide or redeem, purchase or otherwise acquire, directly or indirectly, any of its capital stock or securities convertible or exchangeable into or exercisable for any shares of its capital stock;

(ix) incur any indebtedness for borrowed money or guarantee such indebtedness of another Person, or issue or sell any debt securities or warrants or other rights to acquire any debt security of the Company or any of its Subsidiaries, except for (A) indebtedness for borrowed money incurred in the ordinary course of business consistent with past practices (x) not to exceed $50 million in the aggregate or (y) in replacement of existing indebtedness for borrowed money, (B) guarantees incurred in compliance with this Section 6.1 by the Company of indebtedness of wholly owned Subsidiaries of the Company or (C) interest rate swaps in respect of newly incurred indebtedness on customary commercial terms consistent with past practice;

(x) except as set forth in the capital budgets set forth in Section 6.1(a)(x) of the Company Disclosure Letter and consistent therewith in respect of the year ended December 31, 2006, make or commit to make any capital expenditure in excess of (A) $20 million in the aggregate during the year ended December 31, 2006 and (B) $20 million in the aggregate in respect of each of the first two calendar quarters in the year ended December 31, 2007;

(xi) enter into any Contract that would have been a Material Contract (other than under Section 5.1(j)(i)(D)) had it been entered into prior to this Agreement;

(xii) make any material changes with respect to accounting policies or procedures, except as required by changes in GAAP or interpretations thereof;

(xiii) settle any litigation or other proceedings before a Governmental Entity for an amount in excess of $3 million individually (or $20 million in the aggregate) or any obligation or liability of the Company in excess of such amounts;

(xiv) amend or modify in any material respect or terminate any Material Contract, or cancel or modify in any material respect or waive any debts or claims held by it or waive any rights having in each case a value in excess of $3 million individually (or $20 million in the aggregate);

(xv) make any material Tax election, settle any Tax claim or change any method of Tax accounting in excess of $10 million individually (or $20 million in the aggregate);

(xvi) sell, suffer an Encumbrance, or lease any assets, product lines or businesses of the Company or its Subsidiaries, including capital stock of any of its Subsidiaries, except in connection with services provided or products sold in the ordinary course of business and sales of obsolete assets not constituting a product line or business and except for sales, leases, licenses or other dispositions of assets not constituting a product line or business with a fair market value not in excess of $30 million in the aggregate, other than pursuant to Contracts in effect prior to the date of this Agreement;

(xvii) except as required pursuant to existing written, binding agreements in effect prior to the date of this Agreement and set forth in Section 5.1(h)(i) of the Company Disclosure Letter, (A) grant or provide any severance or termination payments or benefits to any director, officer or employee of the Company or any of its Subsidiaries, except, in the case of employees who are not officers, in the ordinary course of business consistent with past practice, (B) increase the levels of compensation, bonus or pension, welfare, severance or other benefits of, pay any bonus to, or make any new equity awards to any director, officer or employee of the Company or any of its Subsidiaries, except for increases in the ordinary course of business consistent with past practice for employees who are not officers, (C) establish, adopt, amend in any material respect or terminate any Benefit Plan or amend the terms of any outstanding equity-based awards, (D) take any action to accelerate the vesting or payment, or fund or in any other way secure the payment, of compensation or benefits under any Benefit Plan, to the extent not already provided in any such Benefit Plan, (E) change any actuarial or other assumptions used to calculate funding obligations with respect to any Benefit Plan or to change the manner in which contributions to such plans are made or the basis on which such contributions are determined, except as may be required by GAAP or applicable Law, or (F) forgive any loans to directors, officers or, other than in the ordinary course of business consistent with past practices, employees of the Company or any of its Subsidiaries; or

(xviii) agree, authorize or commit to do any of the foregoing.

(b) Each of the Company and Parent shall designate an officer as its representative for purposes of consulting with the other, as reasonably requested by the Company or Parent, with respect to business of the Company and its Subsidiaries, provided that any such consultation shall be conducted in accordance with any requirements of applicable Law.

(c) The Company agrees that from and after the date hereof it shall cause its Subsidiaries to consult with representatives of Parent with respect to any negotiation of a new contract to replace the agreement set forth on Section 5.1(o) of the Company Disclosure Letter designated as expiring on December 31, 2006.

6.2.  Acquisition Proposals.

(a)  No Solicitation or Negotiation.  The Company agrees that, except as expressly permitted by this Section 6.2, neither it nor any of its Subsidiaries nor any of the officers and directors of it or its Subsidiaries shall, and that it shall use its reasonable best efforts to instruct and cause its and its Subsidiaries’ employees, investment bankers, attorneys, accountants and other advisors or representatives (such directors, officers, employees, investment bankers, attorneys, accountants and other advisors or representatives, collectively, “Representatives”) not to, directly or indirectly:

(i) initiate, solicit or encourage any inquiries or the making of any proposal or offer that constitutes, or could reasonably be expected to lead to, any Acquisition Proposal (as defined below); or

(ii) engage in, continue or otherwise participate in any discussions or negotiations regarding, or provide any non-public information or data to any Person relating to, any Acquisition Proposal; or

(iii) otherwise facilitate knowingly any effort or attempt to make an Acquisition Proposal.

Notwithstanding anything in the foregoing to the contrary, prior to the time, but not after, the Company Requisite Vote is obtained, the Company may (A) provide information in response to a request therefor by a Person who has made an unsolicited bona fide written Acquisition Proposal providing for the acquisition of more than 50% of the assets (on a consolidated basis) or total voting power of the equity securities of the Company if the Company receives from the Person so requesting such information an executed confidentiality agreement on terms not less restrictive in any material respect to the other party than those contained in the Confidentiality Agreement (as defined in Section 9.7); it being understood that such confidentiality agreement need not prohibit the making, or amendment, of an Acquisition Proposal; and promptly discloses (and, if applicable, provides copies of) any such information to Parent to the extent not previously provided to such party; (B) engage or participate in any discussions or negotiations with any Person who has made such an unsolicited bona fide written Acquisition Proposal; or (C) after having complied with Section 6.2(c), approve, recommend, or otherwise declare advisable or propose to approve, recommend or declare advisable (publicly or otherwise) such an Acquisition Proposal, if and only to the extent that, (x) prior to taking any action described in clause (A), (B) or (C) above, the board of directors of the Company determines in good faith after consultation with outside legal counsel that such action is necessary in order for such directors to comply with the directors’ fiduciary duties under applicable Law, (y) in each such case referred to in clause (A) or (B) above, the board of directors of the Company has determined in good faith based on the information then available and after consultation with its financial advisor that such Acquisition Proposal either constitutes a Superior Proposal (as defined below) or is reasonably expected to result in a Superior Proposal and (z) in the case referred to in clause (C) above, the board of directors of the Company determines in good faith (after consultation with its financial advisor and outside legal counsel) that such Acquisition Proposal is a Superior Proposal.

(b)  Definitions.  For purposes of this Agreement:

“Acquisition Proposal” means any proposal or offer with respect to (i) a merger, joint venture, partnership, consolidation, dissolution, liquidation, tender offer, recapitalization, reorganization, share exchange, business combination or similar transaction or (ii) any other direct or indirect acquisition, in the case of clause (i) or (ii), involving 15% or more of the total voting power or of any class of equity securities of the Company or those of any of its Significant Subsidiaries, or 15% or more of the consolidated total assets (including, without limitation, equity securities of its Subsidiaries) of the Company, in each case other than the transactions contemplated by this Agreement.

“Superior Proposal” means an unsolicited bona fide Acquisition Proposal involving 75% or more of the assets (on a consolidated basis) or total voting power of the equity securities of the Company that the board of directors of the Company has determined in its good faith judgment is reasonably expected to be consummated in accordance with its terms, taking into account all legal, financial and regulatory aspects of the proposal and the Person making the proposal, and if consummated, would result in a transaction more favorable to the Company’s stockholders from a financial point of view than the transaction contemplated by this Agreement (after taking into account any revisions to the terms of the transaction contemplated by Section 6.2(c) of this Agreement pursuant to Section 6.2(c) and the time likely to be required to consummate such Acquisition Proposal).

(c)  No Change in Recommendation or Alternative Acquisition Agreement.  The board of directors of the Company and each committee thereof shall not:

(i) withhold, withdraw, qualify or modify (or publicly propose or resolve to withhold, withdraw, qualify or modify), in a manner adverse to Parent, the Company Recommendation (it being understood that publicly taking a neutral position or no position (if required by applicable Law to take a position) with respect to an Acquisition Proposal at any time beyond ten (10) business days after the first public announcement of such Acquisition Proposal shall be considered an adverse modification); or

(ii) except as expressly permitted by, and after compliance with, Section 8.3(a) hereof, cause or permit the Company to enter into any letter of intent, memorandum of understanding, agreement in principle, acquisition agreement, merger agreement or other agreement (other than a confidentiality agreement referred to in Section 6.2(a) entered into in compliance with Section 6.2(a)) (an “Alternative Acquisition Agreement”) relating to any Acquisition Proposal.

Notwithstanding anything to the contrary set forth in this Agreement, prior to the time, but not after, the Company Requisite Vote is obtained, the board of directors of the Company may withhold, withdraw, qualify or modify the Company Recommendation or approve, recommend or otherwise declare advisable any Superior Proposal made after the date hereof that was not solicited, initiated, encouraged or knowingly facilitated in breach of this Agreement, if the board of directors of the Company determines in good faith, after consultation with outside counsel, that such action is necessary in order for the board of directors to comply with the directors’ fiduciary duties under applicable Law (a “Change of Recommendation”); provided, however, that no Change of Recommendation may be made until after at least 48 hours following Parent’s receipt of written notice from the Company advising that management of the Company currently intends to recommend to its board of directors that it take such action and the basis therefor, including all necessary information under Section 6.2(f). In determining whether to make a Change of Recommendation in response to a Superior Proposal or otherwise, the Company’s board of directors shall take into account any changes to the terms of this Agreement proposed by Parent and any other information provided by Parent in response to such notice.

(d)  Certain Permitted Disclosure.  Nothing contained in Section 6.2(a) shall be deemed to prohibit the Company from complying with its disclosure obligations under U.S. federal or state law with regard to an Acquisition Proposal; provided, however, that if such disclosure has the effect of withdrawing or adversely modifying the Company Recommendation, Parent shall have the right to terminate this Agreement as set forth in Section 8.5(b).

(e)  Existing Discussions.  The Company agrees that it will immediately cease and cause to be terminated any existing activities, discussions or negotiations with any parties conducted heretofore with respect to any Acquisition Proposal. The Company agrees that it will take the necessary steps to promptly inform the parties referred to in the first sentence of this Section 6.2(e) of the obligations undertaken in this Section 6.2 and in the Confidentiality Agreement and, if any such party has heretofore executed a confidentiality agreement in connection with its consideration of making an Acquisition Proposal, request that such party return or destroy all confidential information heretofore furnished to such Person by or on behalf of the Company or any of its Subsidiaries.

(f)  Notice.  The Company agrees that it will promptly (and, in any event, within 48 hours) notify Parent if any inquiries, proposals or offers with respect to an Acquisition Proposal are received by, any such information is requested from, or any such discussions or negotiation are sought to be initiated or continued with, it or any of its Representatives indicating, in connection with such notice, the material terms and conditions of any proposals or offers (including, if applicable, copies of any written requests, proposals or offers, including proposed agreements, redacted, if necessary, to remove the identity of the Person making the proposal or offer) and thereafter shall keep Parent informed, on a current basis, of the status and terms of any such proposals or offers (including any amendments thereto) and the status of any such discussions or negotiations, including any change in the Company’s intentions as previously notified.

6.3.  Information Supplied.  The Company shall prepare and file with the SEC, as promptly as practicable after the date of this Agreement a proxy statement in preliminary form relating to the Stockholders Meeting (as defined in Section 6.4) (such proxy statement, including any amendment or supplement thereto, the “Proxy Statement”). The Company agrees, as to it and its Subsidiaries, that the Proxy Statement will comply in all material respects with the applicable provisions of the Exchange Act and the rules and regulations thereunder. The Company and Parent each agrees, as to itself and its Subsidiaries, that none of the information supplied or to be supplied by it or any of its Subsidiaries for inclusion or incorporation by reference in the Proxy Statement will, at the date of mailing to stockholders of the Company or at the time of the Stockholders Meeting, contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they were made, not misleading.

6.4.  Stockholders Meeting.  The Company will take, in accordance with applicable Law and its certificate of incorporation and by-laws and subject to the fiduciary duties of its board of directors, all action necessary to convene a meeting of holders of Shares (the “Stockholders Meeting”) as promptly as practicable after the Proxy Statement is cleared by the SEC for mailing to the Company’s stockholders to consider and vote upon the adoption of this Agreement. Subject to Section 6.2(a) and (c) hereof, the board of directors of the Company shall recommend such adoption and shall take all lawful action to solicit such adoption of this Agreement.

6.5.  Filings; Other Actions; Notification.   (a) Proxy Statement. The Company shall promptly notify Parent of the receipt of all comments of the SEC with respect to the Proxy Statement and of any request by the SEC for any amendment or supplement thereto or for additional information and shall promptly provide to Parent copies of all correspondence between the Company and/or any of its Representatives and the SEC with respect to the Proxy Statement. The Company and Parent shall each use its reasonable best efforts to promptly provide responses to the SEC with respect to all comments received on the Proxy Statement by the SEC and the Company shall cause the definitive Proxy Statement to be mailed as promptly as possible after the date the SEC staff advises that it has no further comments thereon or that the Company may commence mailing the Proxy Statement.

(b)  Cooperation.  Upon the terms and subject to the conditions set forth in this Agreement, each of the parties agrees to use reasonable best efforts to take, or cause to be taken, all actions, and to do, or cause to be done, and to assist and cooperate with the other party in doing all things necessary, proper or advisable to consummate, in the most expeditious manner reasonably practicable, the transactions contemplated by this Agreement, including but not limited to: (i) obtaining all necessary actions or non-actions, waivers, consents and approvals from all Governmental Entities and making all necessary registrations and filings (including filings with Governmental Entities) and taking all steps as may be necessary to obtain an approval or waiver from, or to avoid an action or proceeding by, any Governmental Entity (including those in connection with the

HSR Act, the Competition Act (Canada), and Colombian competition approval), (ii) defending any lawsuits or other legal proceedings, whether judicial or administrative, challenging this Agreement or the consummation of the transactions contemplated hereby, including seeking to have any stay or temporary restraining order entered into by any court or other Governmental Entity vacated or reversed, (iii) in the case of Parent, promptly, if required by any Governmental Entity in order to consummate the transactions contemplated hereby, taking all steps and making all undertakings to secure antitrust clearance (including, subject to the proviso below, steps to effect the sale or other disposition of particular properties of the Company and its Subsidiaries and to hold separate such properties pending such sale or other disposition), (iv) keeping the other party informed in all material respects of any material communication received by such party from, or given by such party to, any Governmental Entity and of any material communication received or given in connection with any proceeding by a private party relating to the transactions contemplated by this Agreement, in each case regarding any of the transactions contemplated hereby, (v) permitting the other party to review any material communication delivered to, and consulting with the other party in advance of any meeting or conference with, any Governmental Entity relating to the transactions contemplated by this Agreement or in connection with any proceeding by a private party, and giving the other party the opportunity to attend and participate in such meetings and conferences (to the extent permitted by such Governmental Entity or private party), (vi) obtaining of all necessary consents, approvals or waivers from third parties, and (vii) executing and delivering any additional instruments necessary to consummate the transactions contemplated by this Agreement; provided, however, that (A) nothing in this Agreement shall require Parent and its Subsidiaries to agree to any disposition of or change in or limitation on its assets or business (other than the Company and its Subsidiaries after the Merger) outside the United States or agree to any disposition of or change in or limitation on the assets or business of the Company and its Subsidiaries in any jurisdiction outside of the United States in which the Company or its Subsidiaries operates manufacturing facilities (a “Relevant Jurisdiction”), except for dispositions, changes or limitations that do not affect in any material respect the value or operations of its business in any Relevant Jurisdiction and (B) the Company and its Subsidiaries shall obtain the prior written consent of Parent before taking or agreeing to take or refrain from taking any action in connection with any matter within the scope of this Section 6.5(b).

(c)  Information.  Subject to applicable Laws, the Company and Parent each shall, upon request by the other, furnish the other with all information concerning itself, its Subsidiaries, directors, officers and stockholders and such other matters as may be reasonably necessary or advisable in connection with the Proxy Statement or any other statement, filing, notice or application made by or on behalf of Parent, the Company or any of their respective Subsidiaries to any third party and/or any Governmental Entity in connection with the Merger and the transactions contemplated by this Agreement.

(d)  Status.  Subject to applicable Laws and the instructions of any Governmental Entity, the Company and Parent each shall keep the other apprised of the status of matters relating to completion of the transactions contemplated hereby. The Company shall give prompt notice to Parent of any change, fact or condition that is reasonably expected to result in a Company Material Adverse Effect or of any failure of any condition to Parent’s obligations to effect the Merger.

6.6.  Access and Reports.  Subject to applicable Law, upon reasonable notice, the Company shall (and shall cause its Subsidiaries to) afford Parent’s officers and other authorized Representatives reasonable access, during normal business hours throughout the period prior to the Effective Time, to its employees, properties, books, contracts and records and, during such period, the Company shall (and shall cause its Subsidiaries to) furnish promptly to Parent all information concerning its business, properties and personnel as may reasonably be requested, provided that no investigation pursuant to this Section 6.6 shall affect or be deemed to modify any representation or warranty made by the Company herein, and provided, further, that the foregoing shall not require the Company (i) to permit any inspection, or to disclose any information, that in the reasonable judgment of the Company would result in the disclosure of any trade secrets of third parties or violate any of its obligations with respect to confidentiality if the Company shall have used reasonable best efforts to obtain the consent of such third party to such inspection or disclosure or (ii) to disclose any privileged information of the Company or any of its Subsidiaries in a manner that is reasonably expected to result in the loss of such privilege. All requests for information made pursuant to this Section 6.6 shall be directed to the executive officer or other Person designated by the Company. All such information shall be governed by the terms of the Confidentiality Agreement.

6.7.  Stock Exchange De-listing.  Prior to the Closing Date, the Company shall cooperate with Parent and use reasonable best efforts to take, or cause to be taken, all actions, and do or cause to be done all things, reasonably necessary, proper or advisable on its part under applicable Laws and rules and policies of the NYSE to enable the de-listing by the Surviving Corporation of the Shares from the NYSE and the deregistration of the Shares under the Exchange Act as promptly as practicable after the Effective Time, and in any event no more than ten (10) days after the Closing Date.

6.8.  Publicity.  The initial press release regarding the Merger shall be a joint press release and thereafter the Company and Parent each shall consult with each other prior to issuing any press releases or otherwise making public announcements with respect to the Merger and the other transactions contemplated by this Agreement and prior to making any filings with any third party and/or any Governmental Entity (including any national securities exchange or interdealer quotation service) with respect thereto, except as may be required by Law or by obligations pursuant to any listing agreement with or rules of any national securities exchange or interdealer quotation service or by the request of any Government Entity.

6.9.  Employee Benefits.  (a) During the period from the Effective Time through December 31, 2007, Parent shall not reduce the aggregate level of benefits provided to the employees of the Company and its Subsidiaries under the Benefit Plans listed on Schedule 5.1(h)(i), other than in respect of any equity-based compensation. Parent shall cause its employee benefit plans (including but not limited to vacation, severance and disability plans) to take into account for purposes of eligibility, benefits (excluding accruals under a defined benefit plan) and vesting thereunder service by employees of the Company and its Subsidiaries as if such service were with Parent to the same extent that such service was credited under a comparable plan of the Company. For purposes of each Parent employee benefit plan providing medical, dental, prescription drug, vision, life insurance or disability benefits to any employee of the Company or its Subsidiaries, Parent shall cause its employee benefit plans to (i) waive all pre-existing condition exclusions of its employee benefit plans with respect to such employees and their dependents to the same extent such exclusions were waived under a comparable plan of the Company and (ii) take into account any eligible expenses incurred by such employees and their dependents for purposes of satisfying all deductible, coinsurance and maximum out-of-pocket requirements applicable to such employees and their covered dependents under the applicable employee benefit plan of Parent. Parent shall, and shall cause the Surviving Corporation to, honor all employee benefit obligations to current and former employees under the Benefit Plans.

(b) The Chief Executive Officer of the Company may implement a retention and transaction bonus plan after the date hereof, provided that (i) the aggregate amount of bonuses paid pursuant to such plan shall not exceed $10 million, (ii) not more than $4.5 million of the amount so payable shall be paid to executive officers of the Company, and (iii) the net after-tax cost to the Company of such plan (including any tax gross up payments or loss of tax deduction relating to such payments) shall not exceed $13.5 million.

(c) Prior to the Effective Time, the Company may award prorated bonuses to employees of the Company and its Subsidiaries under the Company’s bonus programs listed on Section 6.9(c) of the Company Disclosure Letter for the portion of the applicable performance period completed prior to the Effective Time, provided that (i) the aggregate amount of such prorated bonuses (assuming payment on September 30, 2006 and it being understood, for the avoidance of doubt, that such amount shall be increased to the extent bonuses are paid at a later date) shall not exceed $6 million and (ii) the net after-tax cost to the Company of such bonuses (including any tax gross up payments or loss of tax deduction relating to such payments) shall not exceed $6.5 million (assuming payment on September 30, 2006 and it being understood, for the avoidance of doubt, that such amount shall be increased to the extent bonuses are paid at a later date). Such bonuses shall be determined and allocated by the Company in a manner consistent with the terms of such bonus programs and shall be prorated assuming full satisfaction of all performance objectives.

(d) If the Merger has not been consummated by November 15, 2006, then in lieu of normal grants of annual equity based compensation awards to employees and officers of the Company and its Subsidiaries, the Company may grant cash bonuses to such employees and officers in a manner and amount consistent with the awards granted in the preceding year, provided that (i) the aggregate amount of such cash bonuses shall not exceed $9.9 million and (ii) the net after-tax costs to the Company of such bonuses (including any tax gross up payments or loss of tax deduction relating to such payments) shall not exceed $7.5 million.

6.10.  Expenses.  The Surviving Corporation shall pay all charges and expenses, including those of the Paying Agent, in connection with the transactions contemplated in Article IV, and Parent shall reimburse the Surviving Corporation for such charges and expenses. Except as otherwise provided in Section 8.5, whether or not the Merger is consummated, all costs and expenses incurred in connection with this Agreement and the Merger and the other transactions contemplated by this Agreement shall be paid by the party incurring such expense.

6.11.  Indemnification; Directors’ and Officers’ Insurance.  (a) From and after the Effective Time, Parent shall cause the Surviving Corporation to honor, and shall itself honor as if it were the Surviving Corporation, all rights to indemnification (including rights relating to advancement of expenses) or exculpation existing in favor of each present and former director and officer of the Company or any of its Subsidiaries (in each case, when acting in such capacity), determined as of the Effective Time (the ‘‘Indemnified Parties”), with respect to any costs or expenses (including reasonable attorneys’ fees), judgments, fines, losses, claims, damages or liabilities (collectively, “Costs”) incurred in connection with any claim, action, suit, proceeding or investigation, whether civil, criminal, administrative or investigative, arising out of matters existing or occurring at or prior to the Effective Time, whether asserted or claimed prior to, at or after the Effective Time, to the fullest extent that the Company would have been permitted under Delaware law and its certificate of incorporation or by-laws in effect on the date hereof to indemnify such Person (and Parent or the Surviving Corporation shall also advance expenses as incurred to the fullest extent permitted under applicable Law, provided that the Person to whom expenses are advanced provides an undertaking to repay such advances in the event of a non-appealable determination of a court of competent jurisdiction that such Person is not entitled to indemnification); and provided, further, that any determination required to be made with respect to whether an officer’s or director’s conduct complies with the standards set forth under Delaware law and the Company’s certificate of incorporation and by-laws shall be made by independent counsel jointly selected by the Surviving Corporation and the Indemnified Party.

(b) Any Indemnified Party wishing to claim indemnification under paragraph (a) of this Section 6.11, upon learning of any such claim, action, suit, proceeding or investigation, shall promptly notify Parent and the Surviving Corporation thereof, but the failure to so notify shall not relieve the Surviving Corporation of any liability it may have to such Indemnified Party except to the extent such failure materially prejudices the indemnifying party. In the event of any such claim, action, suit, proceeding or investigation (whether arising before or after the Effective Time), (i) the Surviving Corporation shall have the right to assume the defense thereof and Parent and the Surviving Corporation shall not be liable to such Indemnified Parties for any legal expenses of other counsel or any other expenses subsequently incurred by such Indemnified Parties in connection with the defense thereof, except that if the Surviving Corporation elects not to assume such defense or counsel for the Indemnified Parties advises that there are issues which raise conflicts of interest between Parent or the Surviving Corporation and the Indemnified Parties, the Indemnified Parties may retain counsel satisfactory to them, and the Surviving Corporation shall pay all reasonable fees and expenses of such counsel for the Indemnified Parties promptly as statements therefor are received; provided, however, that the Surviving Corporation shall be obligated pursuant to this paragraph (b) to pay for only one firm of counsel for all Indemnified Parties in any jurisdiction unless the use of one counsel for such Indemnified Parties would present such counsel with a conflict of interest, provided that the fewest number of counsels necessary to avoid conflicts of interest shall be used (ii) the Indemnified Parties will cooperate in the defense of any such matter, and (iii) Parent and the Surviving Corporation shall not be liable for any settlement effected without their prior written consent; and provided, further, that Parent and the Surviving Corporation shall not have any obligation hereunder to any Indemnified Party if and when a court of competent jurisdiction shall ultimately determine, and such determination shall have become final, that the indemnification of such Indemnified Party in the manner contemplated hereby is prohibited by applicable Law.

(c) Prior to the Effective Time, the Company shall obtain and fully pay the premium for the extension of (i) the Side A coverage part (directors’ and officers’ liability) of the Company’s existing directors’ and executive officers’ insurance policies, and (ii) the Company’s existing fiduciary liability insurance policies (collectively the “Tail Insurance”), for a claims reporting or discovery period of at least six years from and after the Effective Time from an insurance company or companies with the same or better credit rating from AM Best Company as the Company’s current insurance companies on its existing directors’ and officers’ insurance policies and fiduciary liability insurance policies, with terms, conditions, retentions and limits of liability that are at least as favorable as such existing policies, with respect to any actual or alleged error, misstatement, misleading statement, act, omission, neglect, breach of duty, or any matter claimed against a director or officer of the Company solely by reason of their serving in such capacity, that existed or occurred at or prior to the Effective Time (including in connection with this Agreement or the transactions or actions contemplated hereby); provided, however, that in no event shall the Company expend for such policies a premium amount in excess of the amount set forth in Section 6.11(c) of the Company Disclosure Letter. If the Company and the Surviving Corporation for any reason fail to obtain such “tail” insurance policies as of the Effective Time, the Surviving Corporation shall, and Parent shall cause the Surviving Corporation to, obtain such policies and, pending the effectiveness of such policies, continue to maintain in effect for a period of at least six years from and after the Effective Time the Tail Insurance in place as of the date hereof with benefits and levels of coverage at least as favorable as provided in the Company’s existing policies as of the date hereof, or the Surviving Corporation shall, and Parent shall cause the Surviving Corporation to, use reasonable best efforts to purchase comparable Tail Insurance for such six-year period with benefits and levels of coverage at least as favorable as provided in the Company’s existing policies as of the date hereof; provided, however, that in no event shall Parent or the Surviving Corporation be required to expend for such policies an annual premium amount in excess of 300% of the annual premiums currently paid by the Company for such insurance; and, provided further that if the annual premiums of such insurance coverage exceed such amount, the Surviving Corporation shall obtain a policy with the greatest coverage available for a cost not exceeding such amount.

(d) If Parent or the Surviving Corporation or any of their respective successors or assigns (i) shall consolidate with or merge into any other corporation or entity and shall not be the continuing or surviving corporation or entity of such consolidation or merger or (ii) shall transfer all or substantially all of its properties and assets to any individual, corporation or other entity, then, and in each such case, proper provisions shall be made so that the successors and assigns of Parent or the Surviving Corporation shall assume all of the obligations set forth in this Section 6.11.

(e) The provisions of this Section 6.11 are intended to be for the benefit of, and shall be enforceable by, each of the Indemnified Parties.

(f) The rights of the Indemnified Parties under this Section 6.11 shall be in addition to any rights such Indemnified Parties may have under the certificate of incorporation or by-laws of the Company or any of its Subsidiaries, or under any applicable Contracts or Laws.

6.12.  Other Actions by the Company.

(a)  Rights.  Prior to the Effective Time, the board of directors of the Company shall take all necessary action so that Parent and Merger Sub shall not be deemed an “Acquiring Person” under the Rights Agreement and none of a “Flip-Over Transaction or Event”, a “Separation Time” or a “Stock Acquisition Date” shall be deemed to have occurred under the Rights Agreement as a result of entering into this Agreement or the consummation of the Merger or the other transactions contemplated hereby and the Rights will have not separated from the common stock, par value $0.01 per share, of the Company or become exercisable.

(b)  Takeover Statutes.  If any Takeover Statute is or may become applicable to the Merger or the other transactions contemplated by this Agreement, the Company and its board of directors shall grant such approvals and take such actions as are necessary so that such transactions may be consummated as promptly as practicable on the terms contemplated by this Agreement and otherwise act to eliminate or minimize the effects of such statute or regulation on such transactions.

6.13.  Conduct of Business of Merger Sub Pending the Merger.  During the period from the date of this Agreement through the Effective Time, Merger Sub shall not engage in any activity of any nature except as provided in or contemplated by this Agreement.

ARTICLE VII

Conditions

7.1.  Conditions to Each Party’s Obligation to Effect the Merger.  The respective obligation of each party to effect the Merger is subject to the satisfaction or waiver at or prior to the Effective Time of each of the following conditions:

(a)  Stockholder Approval.  This Agreement shall have been duly approved by holders of Shares constituting the Company Requisite Vote.

(b)  Regulatory Consents.

(i) (A) The waiting period applicable to the consummation of the Merger under the HSR Act shall have expired or been earlier terminated; (B) Parent shall have received written evidence from the responsible minister under the Investment Canada Act (the “Minister”) that the Minister is satisfied or deemed to be satisfied that the transactions contemplated by this Agreement are likely of net benefit to Canada; (C) (x) The Commissioner of Competition appointed under the Competition Act (Canada) or a person authorized by her (the “Commissioner”) shall have issued an advance ruling certificate (an “ARC”) under section 102 of the Competition Act (Canada) in respect of the Merger and shall not have subsequently withdrawn or purported to withdraw such ARC or have indicated that she has obtained new information as a result of which she is no longer satisfied that she would not have sufficient grounds on which to apply to the Competition Tribunal with respect to the Merger; or (y) (I) the applicable time period under Section 123 of the Competition Act (Canada) shall have expired or been waived or terminated by the Commissioner; and (II) the Commissioner shall have advised the Parent that the Commissioner does not intend to make an application to the Competition Tribunal in respect of the Merger, such advice shall not be conditioned upon or have terms and conditions that would adversely affect in any material respect the values or operations of the Company or Parent or their respective subsidiaries, and the Commissioner shall not have rescinded or amended such advice; and (D) all waiting periods, consents, approvals and other actions by the Republic of Colombia under national antitrust and competition Laws having expired, been obtained or otherwise become inapplicable to the Merger.

(ii) Other than the filing pursuant to Section 1.3 and Section 7.1(b)(i), all other authorizations, consents, orders or approvals of, or declarations, notices or filings with, or expirations of waiting periods imposed by, any Governmental Entity in connection with the Merger and the consummation of the other transactions contemplated hereby by the Company, Parent and Merger Sub (“Governmental Consents”) shall have been made or obtained (as the case may be) except those that the failure to make or obtain, individually or in the aggregate, are not reasonably expected to have a Company Material Adverse Effect or to provide a reasonable basis to conclude that the parties hereto or any of their Affiliates would be subject to risk of criminal sanctions or any of their Representatives would be subject to the risk of criminal or civil sanctions.

(c)  Litigation.  No court or other Governmental Entity of competent jurisdiction shall have enacted, issued, promulgated, enforced or entered any Law (whether temporary, preliminary or permanent) that is in effect and restrains, enjoins or otherwise prohibits consummation of the Merger or the other transactions contemplated by this Agreement (collectively, an ‘‘Order”).

7.2.  Conditions to Obligations of Parent and Merger Sub.  The obligations of Parent and Merger Sub to effect the Merger are also subject to the satisfaction or waiver by Parent at or prior to the Effective Time of the following conditions:

(a)  Representations and Warranties.  (i) The representations and warranties of the Company set forth in this Agreement shall be true and correct as of the date of this Agreement and as of the Closing

Date as though made on and as of such date and time, without regard to any Company Material Adverse Effect or other materiality qualification to such representations and warranties (except to the extent that any such representation and warranty expressly speaks as of an earlier date, in which case such representation and warranty shall be true and correct as of such earlier date); provided, however, that notwithstanding anything herein to the contrary, the condition set forth in this Section 7.2(a)(i) shall be deemed to have been satisfied even if any representations and warranties of the Company (other than Section 5.1(b) (Capital Structure), 5.1(c) (Corporate Authority), 5.1(d)(iii) (Certain Contracts), 5.1(l) (Takeover Statutes) and 5.1(r) (Rights Agreement) hereof, which must be true and correct in all material respects) are not so true and correct, without regard to any Company Material Adverse Effect or other materiality qualification to such representations and warranties, unless the failure of such representations and warranties of the Company to be so true and correct, individually or in the aggregate, has had or is reasonably expected to have a Company Material Adverse Effect; and (ii) Parent shall have received at the Closing a certificate signed on behalf of the Company by the Chief Executive Officer of the Company to the effect that such Chief Executive Officer has read this Section 7.2(a) and the conditions set forth in this Section 7.2(a) have been satisfied.

(b)  Performance of Obligations of the Company.  The Company shall have performed in all material respects all obligations required to be performed by it under this Agreement at or prior to the Closing Date, and Parent shall have received a certificate signed on behalf of the Company by the Chief Executive Officer of the Company to such effect.

(c)  Exon-Florio.  Review and investigation of the Merger under Exon-Florio shall have been terminated and the President of the United States (or other authority that may become authorized to so act) shall have taken no action authorized under Exon-Florio with respect to the Merger.

(d)  No Material Adverse Effect.  Since the date of this Agreement, there shall not have occurred any change, event, circumstances or development that has had, or is reasonably expected to have, a Company Material Adverse Effect.

7.3.  Conditions to Obligation of the Company.  The obligation of the Company to effect the Merger is also subject to the satisfaction or waiver by the Company at or prior to the Effective Time of the following conditions:

(a)  Representations and Warranties.  (i) The representations and warranties of Parent set forth in this Agreement shall be true and correct in all material respects as of the date of this Agreement and as of the Closing Date as though made on and as of such date and time (except to the extent that any such representation and warranty expressly speaks as of an earlier date, in which case such representation and warranty shall be true and correct as of such earlier date), and (ii) the Company shall have received at the Closing a certificate signed on behalf of Parent by an executive officer of Parent to the effect that such executive officer has read this Section 7.3(a) and the conditions set forth in this Section 7.3(a) have been satisfied.

(b)  Performance of Obligations of Parent and Merger Sub.  Each of Parent and Merger Sub shall have performed in all material respects all obligations required to be performed by it under this Agreement at or prior to the Closing Date, and the Company shall have received a certificate signed on behalf of Parent and Merger Sub by an executive officer of Parent to such effect.

ARTICLE VIII

Termination

8.1.  Termination by Mutual Consent.  This Agreement may be terminated and the Merger may be abandoned at any time prior to the Effective Time, whether before or after the approval by the stockholders of the Company referred to in Section 7.1(a), by mutual written consent of the Company and Parent by action of their respective boards of directors.

8.2.  Termination by Either Parent or the Company.  This Agreement may be terminated and the Merger may be abandoned at any time prior to the Effective Time by action of the board of directors of either Parent or the Company if (a) the Merger shall not have been consummated by December 31, 2006, whether such date is before or after the date of approval by the stockholders of the Company referred to in Section 7.1(a) (the “Termination Date”), (b) the adoption of this Agreement by the stockholders of the Company referred to in Section 7.1(a) shall not have been obtained at the Stockholders Meeting or at any adjournment or postponement thereof or (c) any Order permanently restraining, enjoining or otherwise prohibiting consummation of the Merger shall become final and non-appealable (whether before or after the approval by the stockholders of the Company), provided that the right to terminate this Agreement pursuant to this Section 8.2 shall not be available to any party that has breached in any material respect its obligations under this Agreement in any manner that shall have proximately contributed to the occurrence of the failure of a condition to the consummation of the Merger.

8.3.  Termination by the Company.  This Agreement may be terminated and the Merger may be abandoned:

(a) at any time prior to the time the Company Requisite Vote is obtained, if (i) the Company is not in material breach of any of the terms of Section 6.2, (ii) the board of directors of the Company authorizes the Company, subject to complying with the terms of this Agreement, to enter into an Alternative Acquisition Agreement with respect to a Superior Proposal and the Company notifies Parent in writing that it intends to enter into such an agreement, attaching the most current version of such agreement to such notice, (iii) Parent does not make, within three business days of receipt of the Company’s written notification of its intention to enter into a binding agreement for a Superior Proposal, an offer that the board of directors of the Company determines, in good faith after consultation with its financial advisors, is at least as favorable to the stockholders of the Company as the Superior Proposal and (iv) the Company prior to such termination pays to Parent in immediately available funds any fees required to be paid pursuant to Section 8.5. The Company agrees (x) that it will not enter into the binding agreement referred to in clause (ii) above until at least the fourth business day after it has provided the notice to Parent required thereby, (y) to notify Parent promptly if its intention to enter into the written agreement referred to in its notification changes and (z) during such three day period, to negotiate in good faith with Parent with respect to any revisions to the terms of the transaction contemplated by this Agreement proposed by Parent in response to a Superior Proposal, if any; or

(b) whether before or after approval of the stockholders of the Company referred to in Section 7.1(a), by action of the board of directors of the Company, if there has been a breach of any representation, warranty, covenant or agreement made by Parent or Merger Sub in this Agreement, or any such representation and warranty shall have become untrue after the date of this Agreement, such that Section 7.3(a) or 7.3(b) would not be satisfied and such breach or condition is not curable or, if curable, is not cured within 30 days after written notice thereof is given by the Company to Parent.

8.4.  Termination by Parent.  This Agreement may be terminated and the Merger may be abandoned at any time prior to the Effective Time by action of the board of directors of Parent if (a) the board of directors of the Company shall have made a Change of Recommendation, (b) the Company shall have failed to take a vote of stockholders on the Merger prior to the Termination Date, (c) a tender offer or exchange offer for outstanding Shares shall have been publicly disclosed (other than by Parent or an Affiliate of Parent) and the Company board of directors recommends that the stockholders of the Company tender their Shares in such tender or exchange offer or (d) there has been a breach of any representation, warranty, covenant or agreement made by the Company in this Agreement, or any such representation and warranty shall have become untrue after the date of this Agreement, such that Section 7.2(a) or 7.2(b) would not be satisfied and such breach or condition is not curable or, if curable, is not cured within thirty (30) days after written notice thereof is given by Parent to the Company.

8.5.  Effect of Termination and Abandonment.  (a) In the event of termination of this Agreement and the abandonment of the Merger pursuant to this Article VIII, this Agreement shall become void and of no effect with no liability to any Person on the part of any party hereto (or of any of its Representatives or

Affiliates); provided, however, and notwithstanding anything in the foregoing to the contrary, that (i) except as otherwise provided herein, no such termination shall relieve any party hereto of any liability or damages to the other party hereto resulting from any willful material breach of this Agreement and (ii) the provisions set forth in the second sentence of Section 9.1 shall survive the termination of this Agreement.

(b) In the event that:

(i) a bona fide Acquisition Proposal shall have been made to the Company or any of its Subsidiaries or any of its stockholders or any Person shall have publicly announced an intention (whether or not conditional) to make an Acquisition Proposal with respect to the Company or any of its Subsidiaries prior to the date of termination of this Agreement and such Acquisition Proposal or publicly announced intention shall not have been publicly withdrawn without qualification prior to the date of termination and this Agreement is terminated by either Parent or the Company pursuant to Section 8.2(a) or 8.2(b),

(ii) this Agreement is terminated (A) by Parent pursuant to clause (b) or (d) of Section 8.4 or (B) by the Company pursuant to Section 8.3(b) and, on or prior to the date of termination, any event giving rise to Parent’s right to terminate under Section 8.4(b) or (d) shall have occurred,

(iii) this Agreement is terminated by the Company pursuant to Section 8.3(a), or

(iv) this Agreement is terminated by Parent pursuant to clause (a) or (c) of Section 8.4,

then the Company shall promptly, but in no event later than two days after the date of such termination, pay Parent a termination fee of $72.5 million (the ‘‘Termination Fee”) (provided, however, that the Termination Fee to be paid pursuant to clause (iii) shall be paid as set forth in Section 8.3) and shall promptly, but in no event later than two days after being notified of such by Parent, pay all of the documented out-of-pocket expenses incurred by Parent or Merger Sub in connection with this Agreement and the transactions contemplated by this Agreement up to a maximum amount of $5 million, in each case payable by wire transfer of same day funds; provided, however, that no Termination Fee shall be payable to Parent pursuant to clause (i) or (ii) of this paragraph (b) unless and until within 12 months of such termination the Company or any of its Subsidiaries shall have entered into an Alternate Acquisition Agreement with respect to, or shall have consummated or shall have approved or recommended to the Company’s stockholders, an Acquisition Proposal (substituting “50%” for “15%” in the definition thereof), provided that for purposes of this Agreement, an Acquisition Proposal shall not be deemed to have been “publicly withdrawn” by any Person if, within 12 months of such termination, the Company or any of its Subsidiaries shall have entered into an Alternative Acquisition Agreement (other than a confidentiality agreement) with respect to, or shall have consummated or shall have approved or recommended to the Company’s stockholders, an Acquisition Proposal made by or on behalf of such Person or any of its Affiliates.

(c) In the event that this Agreement is terminated by Parent or the Company pursuant to (i) Section 8.2(a) and as of the date of termination the condition of Section 7.1(b)(i)(C) or (D) has not been satisfied and all other conditions to closing have been, or are readily capable of being, satisfied or (ii) Section 8.2(c) as a result of an Order issued to enforce antitrust or competition Law in any Relevant Jurisdiction, then Parent shall promptly, but in no event later than two days after the date of such termination, pay the Company a termination fee equal to $30 million.

(d) The Company and Parent acknowledge that the agreements contained in this Section 8.5 are an integral part of the transactions contemplated by this Agreement, and that, without these agreements, they would not enter into this Agreement; accordingly, if the Company fails to promptly pay the amount due pursuant to Section 8.5(b) or Parent fails to promptly pay the amount due pursuant to Section 8.5(c), and, in order to obtain such payment, the other party commences a suit that results in a judgment for the fee set forth in this Section 8.5 or any portion of such fee, the party that failed to make a required payment shall pay to the other party its costs and expenses (including attorneys’ fees) in connection with such suit, together with interest on the amount of the fee at the prime rate of Citibank N.A. in effect on the date such payment was required to be made through the date of payment. Notwithstanding anything to the contrary in this Agreement, the parties hereby acknowledge that in the event that a termination fee becomes payable and is paid pursuant to Section 8.5(b) or 8.5(c) the termination fee shall be the receiving party’s sole and exclusive remedy under this Agreement.

ARTICLE IX

Miscellaneous and General

9.1.  Survival.  This Article IX and the agreements of the Company, Parent and Merger Sub contained in Article IV and Sections 6.10 (Expenses) and 6.11 (Indemnification; Directors’ and Officers’ Insurance) shall survive the consummation of the Merger. This Article IX and the agreements of the Company, Parent and Merger Sub contained in Section 6.10 (Expenses) and Section 8.5 (Effect of Termination and Abandonment) and the Confidentiality Agreement shall survive the termination of this Agreement. All other representations, warranties, covenants and agreements in this Agreement shall not survive the consummation of the Merger or the termination of this Agreement.

9.2.  Modification or Amendment.  Subject to the provisions of the applicable Laws, at any time prior to the Effective Time, the parties hereto may modify or amend this Agreement, by written agreement executed and delivered by duly authorized officers of the respective parties.

9.3.  Waiver of Conditions.  The conditions to each of the parties’ obligations to consummate the Merger are for the sole benefit of such party and may be waived by such party in whole or in part to the extent permitted by applicable Laws.

9.4.  Counterparts.  This Agreement may be executed in any number of counterparts, each such counterpart being deemed to be an original instrument, and all such counterparts shall together constitute the same agreement.

9.5.  GOVERNING LAW AND VENUE; WAIVER OF JURY TRIAL; SPECIFIC PERFORMANCE. (a) THIS AGREEMENT SHALL BE DEEMED TO BE MADE IN AND IN ALL RESPECTS SHALL BE INTERPRETED, CONSTRUED AND GOVERNED BY AND IN ACCORDANCE WITH THE LAW OF THE STATE OF DELAWARE WITHOUT REGARD TO THE CONFLICTS OF LAW PRINCIPLES THEREOF.  The parties hereby irrevocably submit to the personal jurisdiction of the courts of the State of Delaware and the Federal courts of the United States of America located in the State of Delaware solely in respect of the interpretation and enforcement of the provisions of this Agreement and of the documents referred to in this Agreement, and in respect of the transactions contemplated hereby, and hereby waive, and agree not to assert, as a defense in any action, suit or proceeding for the interpretation or enforcement hereof or of any such document, that it is not subject thereto or that such action, suit or proceeding may not be brought or is not maintainable in said courts or that the venue thereof may not be appropriate or that this Agreement or any such document may not be enforced in or by such courts, and the parties hereto irrevocably agree that all claims with respect to such action or proceeding shall be heard and determined in such a Delaware State or Federal court. The parties hereby consent to and grant any such court jurisdiction over the person of such parties and, to the extent permitted by law, over the subject matter of such dispute and agree that mailing of process or other papers in connection with any such action or proceeding in the manner provided in Section 9.6 or in such other manner as may be permitted by law shall be valid and sufficient service thereof.

(b) EACH PARTY ACKNOWLEDGES AND AGREES THAT ANY CONTROVERSY WHICH MAY ARISE UNDER THIS AGREEMENT IS LIKELY TO INVOLVE COMPLICATED AND DIFFICULT ISSUES, AND THEREFORE EACH SUCH PARTY HEREBY IRREVOCABLY AND UNCONDITIONALLY WAIVES ANY RIGHT SUCH PARTY MAY HAVE TO A TRIAL BY JURY IN RESPECT OF ANY LITIGATION DIRECTLY OR INDIRECTLY ARISING OUT OF OR RELATING TO THIS AGREEMENT, OR THE TRANSACTIONS CONTEMPLATED BY THIS AGREEMENT. EACH PARTY CERTIFIES AND ACKNOWLEDGES THAT (i) NO REPRESENTATIVE, AGENT OR ATTORNEY OF ANY OTHER PARTY HAS REPRESENTED, EXPRESSLY OR OTHERWISE, THAT SUCH OTHER PARTY WOULD NOT, IN THE EVENT OF LITIGATION, SEEK TO ENFORCE THE FOREGOING WAIVER, (ii) EACH PARTY UNDERSTANDS AND HAS CONSIDERED THE IMPLICATIONS OF THIS WAIVER, (iii) EACH PARTY

MAKES THIS WAIVER VOLUNTARILY, AND (iv) EACH PARTY HAS BEEN INDUCED TO ENTER INTO THIS AGREEMENT BY, AMONG OTHER THINGS, THE MUTUAL WAIVERS AND CERTIFICATIONS IN THIS SECTION 9.5.

(c) The parties agree that irreparable damage would occur in the event that any of the provisions of this Agreement were not performed in accordance with their specific terms or were otherwise breached. It is accordingly agreed that the parties shall be entitled to an injunction or injunctions to prevent breaches of this Agreement and to enforce specifically the terms and provisions of this Agreement in the Court of Chancery of the State of Delaware, this being in addition to any other remedy to which such party is entitled at law or in equity.

9.6.  Notices.  Any notice, request, instruction or other document to be given hereunder by any party to the others shall be in writing and delivered personally or sent by registered or certified mail, postage prepaid, or by facsimile:

If to Parent or Merger Sub:

Leandro N. Alem 1067, piso 28
Buenos Aires, Argentina
Attention: Mr. Carlos Condorelli
fax: +54 (11) 4018-2082

(with copies to
Joseph B. Frumkin
Sergio J. Galvis
Sullivan & Cromwell LLP,
125 Broad Street, New York, NY 10004
fax: (212) 558-3588

and

Cristian Mitrani

Diego Parise
Bruchou, Fernández Madero, Lombardi & Mitrani
Ing. Enrique Butty 275, C1001AFA,
Buenos Aires, Argentina
fax: +54 (11) 5288-2453)

If to the Company:

Maverick Tube Corporation
16401 Swingley Ridge Road
Chesterfield, MO 63017
Attention: Joyce M. Schuldt
fax: (636) 733-1670

(with copies to:
Frederick C. Lowinger
David J. Zampa
Sidley Austin LLP
One South Dearborn Street, Chicago, IL 60603
fax: (312) 853-7036

and

Ruben K. Chuquimia
Gallop, Johnson & Neuman, L.C.
101 South Hanley, Suite 1700
St. Louis, Missouri 63105
fax: (314) 615-6001)

or to such other persons or addresses as may be designated in writing by the party to receive such notice as provided above. Any notice, request, instruction or other document given as provided above shall be deemed given to the receiving party upon actual receipt, if delivered personally; three business days after deposit in the mail, if sent by registered or certified mail; upon confirmation of successful transmission if sent by facsimile (provided that if given by facsimile such notice, request, instruction or other document shall be followed up within one business day by dispatch pursuant to one of the other methods described herein); or on the next business day after deposit with an overnight courier, if sent by an overnight courier.

9.7.  Entire Agreement.  This Agreement (including any exhibits hereto), the Company Disclosure Letter and the Confidentiality Agreement, dated May 11, 2006, between Parent and the Company (the “Confidentiality Agreement”) constitute the entire agreement, and supersede all other prior agreements, understandings, representations and warranties both written and oral, among the parties, with respect to the subject matter hereof.

9.8.  No Third Party Beneficiaries.  Except as provided in Section 6.11 (Indemnification; Directors’ and Officers’ Insurance) only, Parent and the Company hereby agree that their respective representations, warranties and covenants set forth herein are solely for the benefit of the other party hereto, in accordance with and subject to the terms of this Agreement, and this Agreement is not intended to, and does not, confer upon any Person other than the parties hereto any rights or remedies hereunder, including, without limitation, the right to rely upon the representations and warranties set forth herein. The parties hereto further agree that the rights of third party beneficiaries under Section 6.11 shall not arise unless and until the Effective Time occurs. The representations and warranties in this Agreement are the product of negotiations among the parties hereto and are for the sole benefit of the parties hereto. Any inaccuracies in such representations and warranties are subject to waiver by the parties hereto in accordance with Section 9.3 without notice or liability to any other Person. In some instances, the representations and warranties in this Agreement may represent an allocation among the parties hereto of risks associated with particular matters regardless of the knowledge of any of the parties hereto. Consequently, Persons other than the parties hereto may not rely upon the representations and warranties in this Agreement as characterizations of actual facts or circumstances as of the date of this Agreement or as of any other date.

9.9.  Obligations of Parent and of the Company.  Whenever this Agreement requires a Subsidiary of Parent to take any action, such requirement shall be deemed to include an undertaking on the part of Parent to cause such Subsidiary to take such action. Whenever this Agreement requires a Subsidiary of the Company to take any action, such requirement shall be deemed to include an undertaking on the part of the Company to cause such Subsidiary to take such action and, after the Effective Time, on the part of the Surviving Corporation to cause such Subsidiary to take such action.

9.10.  Reserved.

9.11.  Definitions.  Each of the terms set forth in Annex A is defined in the Section of this Agreement set forth opposite such term.

9.12.  Severability.  The provisions of this Agreement shall be deemed severable and the invalidity or unenforceability of any provision shall not affect the validity or enforceability of the other provisions hereof. If any provision of this Agreement, or the application thereof to any Person or any circumstance, is invalid or unenforceable, (a) a suitable and equitable provision shall be substituted therefor in order to carry out, so far as may be valid and enforceable, the intent and purpose of such invalid or unenforceable provision and (b) the remainder of this Agreement and the application of such provision to other Persons or circumstances shall not be affected by such invalidity or unenforceability, nor shall such invalidity or unenforceability affect the validity or enforceability of such provision, or the application thereof, in any other jurisdiction.

9.13.  Interpretation; Construction.  (a) The table of contents and headings herein are for convenience of reference only, do not constitute part of this Agreement and shall not be deemed to limit or otherwise affect any of the provisions hereof. Where a reference in this Agreement is made to a Section or Exhibit, such reference shall be to a Section of or Exhibit to this Agreement unless otherwise indicated. Whenever the words “include,” “includes” or “including” are used in this Agreement, they shall be deemed to be followed by the words “without limitation.”

(b) The parties have participated jointly in negotiating and drafting this Agreement. In the event that an ambiguity or a question of intent or interpretation arises, this Agreement shall be construed as if drafted jointly by the parties, and no presumption or burden of proof shall arise favoring or disfavoring any party by virtue of the authorship of any provision of this Agreement.

(c) Each party hereto has or may have set forth information in its respective Disclosure Letter in a section thereof that corresponds to the section of this Agreement to which it relates. The fact that any item of information is disclosed in a Disclosure Letter to this Agreement shall not be construed to mean that such information is required to be disclosed by this Agreement.

9.14.  Assignment.  This Agreement shall not be assignable by operation of law or otherwise; provided, however, that prior to the mailing of the Proxy Statement Parent may designate, by written notice to the Company, another wholly owned direct or indirect subsidiary to be a Constituent Corporation in lieu of Merger Sub, in which event all references herein to Merger Sub shall be deemed references to such other subsidiary, except that all representations and warranties made herein with respect to Merger Sub as of the date of this Agreement shall be deemed representations and warranties made with respect to such other subsidiary as of the date of such designation, provided that any such designation shall not materially impede or delay the consummation of the transactions contemplated by this Agreement or otherwise materially impede the rights of the stockholders of the Company under this Agreement. Any purported assignment in violation of this Agreement is void.

IN WITNESS WHEREOF, this Agreement has been duly executed and delivered by the duly authorized officers of the parties hereto as of the date first written above.

MAVERICK TUBE CORPORATION

By:	/s/ C. Robert Bunch
Name: C. Robert Bunch

Title:	Chairman and CEO

TENARIS S.A.

By:	/s/ Paolo Rocca
Name: Paolo Rocca

Title:	Chairman and CEO

OS ACQUISITION CORPORATION

By:	/s/ Germán Curá
Name: Germán Curá

Title:	President

ANNEX A

DEFINED TERMS

Terms	Section

2003 Convertible Notes	5.1(b)(i)
2003 Convertible Notes Indenture	5.1(b)(i)
2004 Convertible Notes	5.1(b)(i)
2004 Convertible Notes Indenture	5.1(b)(i)
2005 Convertible Notes	5.1(b)(i)
2005 Convertible Notes Indenture	5.1(b)(i)
Acquisition Proposal	6.2(b)
Affiliate	5.1(e)(ii)
Agreement	Preamble
Alternative Acquisition Agreement	6.2(c)(ii)
Applicable Date	5.1(e)(i)
ARC	7.1(b)(i)
Bankruptcy and Equity Exception	5.1(c)(i)
Benefit Plans	5.1(h)(i)
business day	1.2
By-laws	2.2
Certificate	4.1(a)
Change of Recommendation	6.2(c)
Charter	2.1
Closing	1.2
Closing Date	1.2
Code	5.1(h)(ii)
Commissioner	7.1(b)(i)
Company	Preamble
Company Approvals	5.1(d)(i)
Company Awards	4.3(b)
Company Disclosure Letter	5.1
Company Labor Agreements	5.1(o)
Company Option	4.3(a)
Company Recommendation	5.1(c)(ii)
Company Reports	5.1(e)(i)
Company Requisite Vote	5.1(c)(i)
Confidentiality Agreement	9.7
Convertible Subordinated Debentures	5.1(b)(i)
Convertible Note Hedge	5.1(b)(i)
Contract	5.1(d)(ii)
Costs	6.11(a)
Credit Agreement	5.1(b)(i)
Delaware Certificate of Merger	1.3
DGCL	1.1
Dissenting Stockholders	4.1(a)
Effective Time	1.3

ANNEX-1

Terms	Section

Employees	5.1(h)(i)
Encumbrance	5.1(k)(iv)
Environmental Law	5.1(m)
ERISA	5.1(h)(i)
ERISA Affiliate	5.1(h)(iv)
ERISA Plan	5.1(h)(ii)
Exchange Act	5.1(a)
Exchange Fund	4.2(a)
Excluded Share	4.1(a)
Excluded Shares	4.1(a)
Exon-Florio	5.2(c)(i)
GAAP	5.1(e)(iv)
Governmental Consents	7.1(b)(ii)
Governmental Entity	5.1(d)(i)
Government Contract	5.1(j)
Hazardous Substance	5.1(m)
HSR Act	5.1(b)(ii)
Indemnified Parties	6.11(a)
Insurance Policies	5.1(q)
Intellectual Property	5.1(p)(v)
IRS	5.1(h)(ii)
IT Assets	5.1(p)(v)
Knowledge of the Company	5.1(e)(iii)
Laws	5.1(i)
Leased Real Property	5.1(k)(ii)
Licenses	5.1(i)
Material Adverse Effect	5.1(a)
Material Contracts	5.1(j)(i)
Merger	Recitals
Merger Sub	Preamble
Minister	7.1(b)(i)
MSIL	5.1(b)(i)
Non-U.S. Benefit Plans	5.1(h)(i)
NYSE	5.1(a)(F)
Order	7.1(c)
Owned Real Property	5.1(k)(i)
Parent	Preamble
Parent Approvals	5.2(c)(i)
Parent Disclosure Letter	5.2
Paying Agent	4.2(a)
Pension Plan	5.1(h)(ii)
Person	4.2(d)
Per Share Merger Consideration	4.1(a)
Proxy Statement	6.3

ANNEX-2

Terms	Section

Relevant Jurisdiction	6.5(b)
Representatives	6.2(a)
Requisite Parent Vote	5.2(b)
Response Action	5.1(m)
Rights	5.1(b)(i)
Rights Agreement	5.1(b)(i)
Sarbanes-Oxley Act	5.1(e)(i)
SEC	5.1(e)(i)
Securities Act	5.1(e)(i)
Share	4.1(a)
Shares	4.1(a)
Significant Subsidiary	5.1(a)
Stock Plans	5.1(b)(i)
Stockholders Meeting	6.4
Subsidiary	5.1(a)
Superior Proposal	6.2(b)
Surviving Corporation	1.1
Tail Insurance	6.11(c)
Takeover Statute	5.1(l)
Tax, Taxes, Taxing	5.1(n)
Tax Return	5.1(n)
Termination Date	8.2
Termination Fee	8.5(b)
Trade Secrets	5.1(p)(v)
U.S. Benefit Plans	5.1(h)(ii)
Warrant Transaction	5.1(b)(i)
Warrants	5.1(b)(i)

ANNEX-3

APPENDIX B

One Financial Place
440 South LaSalle Street
Chicago, Il 60605

June 12, 2006

Board of Directors
Maverick Tube Corporation
Swingley Ridge Road
Suite 700
Chesterfield, MO 63017

Members of the Board:

We understand that Maverick Tube Corporation (the “Company”), Tenaris S.A. (the “Buyer”) and OS Acquisition Corporation, a Delaware Corporation and an indirect wholly-owned subsidiary of the Buyer (the “Merger Sub”), propose to enter into an Agreement and Plan of Merger, substantially in the form of the draft dated as of June 12, 2006 (the “Merger Agreement”), which provides, among other things, for the merger (the “Merger”) of Merger Sub with and into the Company. Pursuant to the Merger, the Company will become a wholly-owned subsidiary of the Buyer, and each outstanding share of common stock, par value $0.01 per share (the “Company Common Stock”), of the Company, other than shares held in treasury or held by the Buyer or any of the Company’s wholly-owned subsidiaries or as to which dissenters’ rights have been perfected, will be converted into the right to receive an amount in cash equal to $65.00 per share (the “Merger Consideration”). The terms and conditions of the Merger are more fully set forth in the Merger Agreement.

You have asked for our opinion as to whether the Merger Consideration to be received by the holders of shares of the Company Common Stock pursuant to the Merger Agreement is fair from a financial point of view to such holders.

For purposes of the opinion set forth herein, we have:

(a)	reviewed certain publicly available financial statements and other business and financial information of the Company;

(b)	reviewed certain internal financial statements and other financial and operating data concerning the Company prepared by the management of the Company;

(c)	reviewed certain financial projections prepared by the management of the Company;

(d)	discussed the past and current operations and financial condition and the prospects of the Company with senior executives of the Company;

(e)	reviewed the reported prices and trading activity for the Company Common Stock and other publicly available information regarding the Company;

(f)	compared the financial performance of the Company and the prices and trading activity of the Company Common Stock with that of certain other comparable publicly-traded companies and their securities;

(g)	reviewed the financial terms, to the extent publicly available, of certain comparable acquisition transactions;

(h)	participated in discussions and negotiations among representatives of the Company, the Buyer and their financial and legal advisors;

(i)	reviewed the Merger Agreement and certain related documents; and

(j)	performed such other analyses and considered such other factors as we have deemed appropriate.

We have assumed and relied upon, without independent verification, the accuracy and completeness of the information supplied or otherwise made available to us by the Company for the purposes of this opinion. With respect to the financial projections, we have assumed that they have been reasonably prepared on bases reflecting the best currently available estimates and judgments of the future financial performance of the Company. We have assumed that the Merger will be consummated in accordance with the terms set forth in the Merger Agreement without any waiver, amendment or delay of any terms or conditions. We have assumed that in connection with the receipt of all the necessary governmental, regulatory or other approvals and consents required for the Merger, no delays, limitations, conditions or restrictions will be imposed that would have a material adverse effect on the contemplated benefits expected to be derived in the Merger. We are not legal, tax or regulatory advisors and have relied upon, without independent verification, the assessment of the Company and its legal, tax or regulatory advisors with respect to such matters. We have not made any independent valuation or appraisal of the assets or liabilities of the Company, nor have we been furnished with any such appraisals. Our opinion is necessarily based on financial, economic, market and other conditions as in effect on, and the information made available to us as of, the date hereof. Events occurring after the date hereof may affect this opinion and the assumptions used in preparing it, and we do not assume any obligation to update, revise or reaffirm this opinion.

We have acted as financial advisor to the Board of Directors of the Company in connection with this transaction and will receive a fee for our services, a substantial portion of which is contingent upon the consummation of the Merger. In November 2005, we entered into a hedging transaction with the Company for which we received customary fees (the “Hedging Transaction”). Morgan Stanley and the Company are entering into certain agreements related to the Hedging Transaction in contemplation of the anticipated Merger. In addition, in November 2005, we provided financing services in connection with the Company’s convertible notes offering and received fees for the rendering of these services. In the ordinary course of our trading, brokerage, investment management and financing activities, Morgan Stanley or its affiliates may at any time hold long or short positions, and may trade or otherwise effect transactions, for our own account or the accounts of customers, in debt or equity securities or senior loans of the Company, the Buyer or any other company or any currency or commodity that may be involved in this transaction.

It is understood that this letter is for the information of the Board of Directors of the Company and may not be used for any other purpose without our prior written consent, except that a copy of this opinion may be included in its entirety in any filing the Company is required to make with the Securities and Exchange Commission in connection with this transaction if such inclusion is required by applicable law. In addition, Morgan Stanley expresses no opinion or recommendation as to how the shareholders of the Company should vote at the shareholders’ meeting to be held in connection with the Merger.

Based on and subject to the foregoing, we are of the opinion on the date hereof that the Merger Consideration to be received by the holders of shares of the Company Common Stock pursuant to the Merger Agreement is fair from a financial point of view to such holders.

Very truly yours,

MORGAN STANLEY & CO. INCORPORATED

By:	/s/ William H. Strong
William H. Strong
Vice Chairman, Investment Banking
Managing Director

APPENDIX C

DELAWARE GENERAL CORPORATION LAW

§ 262. Appraisal rights.

(a) Any stockholder of a corporation of this State who holds shares of stock on the date of the making of a demand pursuant to subsection (d) of this section with respect to such shares, who continuously holds such shares through the effective date of the merger or consolidation, who has otherwise complied with subsection (d) of this section and who has neither voted in favor of the merger or consolidation nor consented thereto in writing pursuant to § 228 of this title shall be entitled to an appraisal by the Court of Chancery of the fair value of the stockholder’s shares of stock under the circumstances described in subsections (b) and (c) of this section. As used in this section, the word “stockholder” means a holder of record of stock in a stock corporation and also a member of record of a nonstock corporation; the words “stock” and “share” mean and include what is ordinarily meant by those words and also membership or membership interest of a member of a nonstock corporation; and the words “depository receipt” mean a receipt or other instrument issued by a depository representing an interest in one or more shares, or fractions thereof, solely of stock of a corporation, which stock is deposited with the depository.

(b) Appraisal rights shall be available for the shares of any class or series of stock of a constituent corporation in a merger or consolidation to be effected pursuant to § 251 (other than a merger effected pursuant to § 251(g) of this title), § 252, § 254, § 257, § 258, § 263 or § 264 of this title:

(1) Provided, however, that no appraisal rights under this section shall be available for the shares of any class or series of stock, which stock, or depository receipts in respect thereof, at the record date fixed to determine the stockholders entitled to receive notice of and to vote at the meeting of stockholders to act upon the agreement of merger or consolidation, were either (i) listed on a national securities exchange or designated as a national market system security on an interdealer quotation system by the National Association of Securities Dealers, Inc. or (ii) held of record by more than 2,000 holders; and further provided that no appraisal rights shall be available for any shares of stock of the constituent corporation surviving a merger if the merger did not require for its approval the vote of the stockholders of the surviving corporation as provided in subsection (f) of § 251 of this title.

(2) Notwithstanding paragraph (1) of this subsection, appraisal rights under this section shall be available for the shares of any class or series of stock of a constituent corporation if the holders thereof are required by the terms of an agreement of merger or consolidation pursuant to §§ 251, 252, 254, 257, 258, 263 and 264 of this title to accept for such stock anything except:

a. Shares of stock of the corporation surviving or resulting from such merger or consolidation, or depository receipts in respect thereof;

b. Shares of stock of any other corporation, or depository receipts in respect thereof, which shares of stock (or depository receipts in respect thereof) or depository receipts at the effective date of the merger or consolidation will be either listed on a national securities exchange or designated as a national market system security on an interdealer quotation system by the National Association of Securities Dealers, Inc. or held of record by more than 2,000 holders;

c. Cash in lieu of fractional shares or fractional depository receipts described in the foregoing subparagraphs a. and b. of this paragraph; or

d. Any combination of the shares of stock, depository receipts and cash in lieu of fractional shares or fractional depository receipts described in the foregoing subparagraphs a., b. and c. of this paragraph.

(3) In the event all of the stock of a subsidiary Delaware corporation party to a merger effected under § 253 of this title is not owned by the parent corporation immediately prior to the merger, appraisal rights shall be available for the shares of the subsidiary Delaware corporation.

(c) Any corporation may provide in its certificate of incorporation that appraisal rights under this section shall be available for the shares of any class or series of its stock as a result of an amendment to its certificate of incorporation, any merger or consolidation in which the corporation is a constituent corporation or the sale of all or substantially all of the assets of the corporation. If the certificate of incorporation contains such a provision, the procedures of this section, including those set forth in subsections (d) and (e) of this section, shall apply as nearly as is practicable.

(d) Appraisal rights shall be perfected as follows:

(1) If a proposed merger or consolidation for which appraisal rights are provided under this section is to be submitted for approval at a meeting of stockholders, the corporation, not less than 20 days prior to the meeting, shall notify each of its stockholders who was such on the record date for such meeting with respect to shares for which appraisal rights are available pursuant to subsection (b) or (c) hereof that appraisal rights are available for any or all of the shares of the constituent corporations, and shall include in such notice a copy of this section. Each stockholder electing to demand the appraisal of such stockholder’s shares shall deliver to the corporation, before the taking of the vote on the merger or consolidation, a written demand for appraisal of such stockholder’s shares. Such demand will be sufficient if it reasonably informs the corporation of the identity of the stockholder and that the stockholder intends thereby to demand the appraisal of such stockholder’s shares. A proxy or vote against the merger or consolidation shall not constitute such a demand. A stockholder electing to take such action must do so by a separate written demand as herein provided. Within 10 days after the effective date of such merger or consolidation, the surviving or resulting corporation shall notify each stockholder of each constituent corporation who has complied with this subsection and has not voted in favor of or consented to the merger or consolidation of the date that the merger or consolidation has become effective; or

(2) If the merger or consolidation was approved pursuant to § 228 or § 253 of this title, then either a constituent corporation before the effective date of the merger or consolidation or the surviving or resulting corporation within 10 days thereafter shall notify each of the holders of any class or series of stock of such constituent corporation who are entitled to appraisal rights of the approval of the merger or consolidation and that appraisal rights are available for any or all shares of such class or series of stock of such constituent corporation, and shall include in such notice a copy of this section. Such notice may, and, if given on or after the effective date of the merger or consolidation, shall, also notify such stockholders of the effective date of the merger or consolidation. Any stockholder entitled to appraisal rights may, within 20 days after the date of mailing of such notice, demand in writing from the surviving or resulting corporation the appraisal of such holder’s shares. Such demand will be sufficient if it reasonably informs the corporation of the identity of the stockholder and that the stockholder intends thereby to demand the appraisal of such holder’s shares. If such notice did not notify stockholders of the effective date of the merger or consolidation, either (i) each such constituent corporation shall send a second notice before the effective date of the merger or consolidation notifying each of the holders of any class or series of stock of such constituent corporation that are entitled to appraisal rights of the effective date of the merger or consolidation or (ii) the surviving or resulting corporation shall send such a second notice to all such holders on or within 10 days after such effective date; provided, however, that if such second notice is sent more than 20 days following the sending of the first notice, such second notice need only be sent to each stockholder who is entitled to appraisal rights and who has demanded appraisal of such holder’s shares in accordance with this subsection. An affidavit of the secretary or assistant secretary or of the transfer agent of the corporation that is required to give either notice that such notice has been given shall, in the absence of fraud, be prima facie evidence of the facts stated therein. For purposes of determining the stockholders entitled to receive either notice, each constituent corporation may fix, in advance, a record date that shall be not more than 10 days prior to the date the notice is given, provided, that if the notice is given on or after the effective date of the merger or consolidation, the record date shall be such effective date. If no record date is fixed and the notice is given prior to the effective date, the record date shall be the close of business on the day next preceding the day on which the notice is given.

(e) Within 120 days after the effective date of the merger or consolidation, the surviving or resulting corporation or any stockholder who has complied with subsections (a) and (d) hereof and who is otherwise entitled to appraisal rights, may file a petition in the Court of Chancery demanding a determination of the value of the stock of all such stockholders. Notwithstanding the foregoing, at any time within 60 days after the effective date of the merger or consolidation, any stockholder shall have the right to withdraw such stockholder’s demand for appraisal and to accept the terms offered upon the merger or consolidation. Within 120 days after the effective date of the merger or consolidation, any stockholder who has complied with the requirements of subsections (a) and (d) hereof, upon written request, shall be entitled to receive from the corporation surviving the merger or resulting from the consolidation a statement setting forth the aggregate number of shares not voted in favor of the merger or consolidation and with respect to which demands for appraisal have been received and the aggregate number of holders of such shares. Such written statement shall be mailed to the stockholder within 10 days after such stockholder’s written request for such a statement is received by the surviving or resulting corporation or within 10 days after expiration of the period for delivery of demands for appraisal under subsection (d) hereof, whichever is later.

(f) Upon the filing of any such petition by a stockholder, service of a copy thereof shall be made upon the surviving or resulting corporation, which shall within 20 days after such service file in the office of the Register in Chancery in which the petition was filed a duly verified list containing the names and addresses of all stockholders who have demanded payment for their shares and with whom agreements as to the value of their shares have not been reached by the surviving or resulting corporation. If the petition shall be filed by the surviving or resulting corporation, the petition shall be accompanied by such a duly verified list. The Register in Chancery, if so ordered by the Court, shall give notice of the time and place fixed for the hearing of such petition by registered or certified mail to the surviving or resulting corporation and to the stockholders shown on the list at the addresses therein stated. Such notice shall also be given by 1 or more publications at least 1 week before the day of the hearing, in a newspaper of general circulation published in the City of Wilmington, Delaware or such publication as the Court deems advisable. The forms of the notices by mail and by publication shall be approved by the Court, and the costs thereof shall be borne by the surviving or resulting corporation.

(g) At the hearing on such petition, the Court shall determine the stockholders who have complied with this section and who have become entitled to appraisal rights. The Court may require the stockholders who have demanded an appraisal for their shares and who hold stock represented by certificates to submit their certificates of stock to the Register in Chancery for notation thereon of the pendency of the appraisal proceedings; and if any stockholder fails to comply with such direction, the Court may dismiss the proceedings as to such stockholder.

(h) After determining the stockholders entitled to an appraisal, the Court shall appraise the shares, determining their fair value exclusive of any element of value arising from the accomplishment or expectation of the merger or consolidation, together with a fair rate of interest, if any, to be paid upon the amount determined to be the fair value. In determining such fair value, the Court shall take into account all relevant factors. In determining the fair rate of interest, the Court may consider all relevant factors, including the rate of interest which the surviving or resulting corporation would have had to pay to borrow money during the pendency of the proceeding. Upon application by the surviving or resulting corporation or by any stockholder entitled to participate in the appraisal proceeding, the Court may, in its discretion, permit discovery or other pretrial proceedings and may proceed to trial upon the appraisal prior to the final determination of the stockholder entitled to an appraisal. Any stockholder whose name appears on the list filed by the surviving or resulting corporation pursuant to subsection (f) of this section and who has submitted such stockholder’s certificates of stock to the Register in Chancery, if such is required, may participate fully in all proceedings until it is finally determined that such stockholder is not entitled to appraisal rights under this section.

(i) The Court shall direct the payment of the fair value of the shares, together with interest, if any, by the surviving or resulting corporation to the stockholders entitled thereto. Interest may be simple or compound, as the Court may direct. Payment shall be so made to each such stockholder, in the case of holders of uncertificated stock forthwith, and the case of holders of shares represented by certificates upon the surrender to the corporation of the certificates representing such stock. The Court’s decree may be enforced as other decrees in the Court of Chancery may be enforced, whether such surviving or resulting corporation be a corporation of this State or of any state.

(j) The costs of the proceeding may be determined by the Court and taxed upon the parties as the Court deems equitable in the circumstances. Upon application of a stockholder, the Court may order all or a portion of the expenses incurred by any stockholder in connection with the appraisal proceeding, including, without limitation, reasonable attorney’s fees and the fees and expenses of experts, to be charged pro rata against the value of all the shares entitled to an appraisal.

(k) From and after the effective date of the merger or consolidation, no stockholder who has demanded appraisal rights as provided in subsection (d) of this section shall be entitled to vote such stock for any purpose or to receive payment of dividends or other distributions on the stock (except dividends or other distributions payable to stockholders of record at a date which is prior to the effective date of the merger or consolidation); provided, however, that if no petition for an appraisal shall be filed within the time provided in subsection (e) of this section, or if such stockholder shall deliver to the surviving or resulting corporation a written withdrawal of such stockholder’s demand for an appraisal and an acceptance of the merger or consolidation, either within 60 days after the effective date of the merger or consolidation as provided in subsection (e) of this section or thereafter with the written approval of the corporation, then the right of such stockholder to an appraisal shall cease. Notwithstanding the foregoing, no appraisal proceeding in the Court of Chancery shall be dismissed as to any stockholder without the approval of the Court, and such approval may be conditioned upon such terms as the Court deems just.

(l) The shares of the surviving or resulting corporation to which the shares of such objecting stockholders would have been converted had they assented to the merger or consolidation shall have the status of authorized and unissued shares of the surviving or resulting corporation.

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Maverick Tube Corporation
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MR A SAMPLE DESIGNATION (IF ANY) ADD 1 ADD 2 ADD 3 ADD 4 ADD 5 ADD 6	Least Address Line	000000000.000 ext 000000000.000 ext 000000000.000 ext

☐ Mark this box with an X if you have made changes to your name or address details above.

Special Meeting Proxy Card

A	Proposal 1 - Merger Agreement
The Board of Directors recommends a vote FOR the following proposal.

		For	Against	Abstain
Approve and adopt the Agreement and Plan of Merger, dated as of June 12, 2006, among Maverick Tube Corporation, Tenaris S.A. and OS Acquisition Corporation.		☐	☐	☐

B	Proposal 2 - Meeting Adjournment
The Board of Directors recommends a vote FOR the following proposal.
		For	Against	Abstain
Adjourn the special meeting if necessary or appropriate to permit further solicitation of proxies if there are not sufficient votes at the time of the meeting to approve and adopt the Agreement and Plan of Merger.		☐	☐	☐

C	Other Matters
In their discretion, the Proxies are authorized to vote upon such other matters as may properly come before the meeting or any adjournment(s) thereof.

D	Authorized Signatures - Sign Here - This section must be completed for your instructions to be executed.
This Proxy when properly executed will be voted in the manner directed herein by the stockholder(s) signing same. If no direction is given, this Proxy will be voted FOR proposals 1 and 2.

Please sign exactly as your name appears on this Proxy Card. When shares are held by joint tenants, both should sign. When signing as attorney-in-fact, personal representative, trustee or guardian, please give full title as such. If a corporation, please sign in full corporate name by President or other authorized officer. If a partnership, please sign in partnership name by an authorized person.

Signature 1 - Please keep signature within the box		Signature 2 - Please keep signature within the	Date (mm/dd/yyyy)
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Proxy - Maverick Tube Corporation

This Proxy is Solicited by the Board of Directors
for the Special Meeting of Stockholders —___ __, 2006
The undersigned hereby appoints JOYCE M. SCHULDT and RICHARD W. PRECKEL, and each of them, the true and lawful attorneys-in-fact, agents and proxies of the undersigned, with full power of substitution, to vote on behalf of the undersigned all of the shares of stock of MAVERICK TUBE CORPORATION which the undersigned is entitled to vote at Maverick Tube Corporation’s Special Meeting of Stockholders to be held at _:___.m. local time on___,___ __, 2006, and at all adjournments thereof, hereby revoking any proxy heretofore given with respect to such stock, and the undersigned authorizes and instructs said proxies to vote as follows. If the signed card is returned and specific voting instructions are not given with respect to the matters to be acted upon at the meeting, including the matters described in the definitive proxy statement dated___ __, 2006, the proxies will vote FOR the approval and adoption of the Agreement and Plan of Merger, FOR the approval of the proposal to adjourn the special meeting if necessary or appropriate to permit further solicitation of proxies if there are not sufficient votes at the time of the special meeting to approve the Agreement and Plan of Merger and at their discretion on any other matters that may properly come before the meeting.
PLEASE MARK, SIGN, DATE AND RETURN THIS PROXY CARD PROMPTLY USING THE ENCLOSED ENVELOPE.
(Continued and to be signed on reverse side.)